As filed with the Securities and Exchange Commission on February 17, 1994
                                                      Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------

                          TRUMP'S CASTLE FUNDING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                      7011
            (Primary Standard Industrial Classification Code Number)


          New Jersey                                        11-2739203
  (State or Other Jurisdiction                           (I.R.S. Employer
of Incorporation or Organization)                       Identification No.)

                                  ------------

                     Brigantine Boulevard and Huron Avenue
                        Atlantic City, New Jersey 08401
                                 (609) 441-8640
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                  ------------

                           TRUMP'S CASTLE ASSOCIATES
             (Exact Name of Registrant as Specified in its Charter)

                                      7011
            (Primary Standard Industrial Classification Code Number)

          New Jersey                                         22-2608426
  (State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or Organization)                        Identification No.)

                                  ------------

                     Brigantine Boulevard and Huron Avenue
                        Atlantic City, New Jersey 08401
                                 (609) 441-8640
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                  ------------

                               Nicholas L. Ribis
                           c/o The Trump Organization
                                725 Fifth Avenue
                            New York, New York 10022
                                 (212) 832-2000
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  ------------

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:
  Michael A. Schwartz, Esq.                           Robert L. Nutt, Esq.
  Willkie Farr & Gallagher                                 Ropes & Gray
    153 East 53rd Street                             One International Place
  New York, New York 10022                         Boston, Massachusetts  02110
      (212) 821-8000                                      (617) 951-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: /_/

                                  ------------

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------
   Title of each class of       Amount to be   Maximum value of securities to     Amount of Registration
securities to be registered      registered    be received in the exchange (1)             Fee
- ---------------------------------------------------------------------------------------------------------
11-1/2% Series B
Senior Secured
Notes Due 2000(2)               $27,000,000              $27,000,000                    $9,310.34
- ---------------------------------------------------------------------------------------------------------
Guarantee(3)                                                  (4)                          (4)
- ---------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, based upon the book value, as of February 16, 1994, of the securities to be received by the registrant in the exchange

(2)  Issued by Trump's Castle Funding, Inc.

(3)  Issued by Trump's Castle Associates.

(4) Pursuant to Rule 457(n), no registration fee is payable with respect to the Guarantee.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


                          TRUMP'S CASTLE FUNDING, INC.
                           TRUMP'S CASTLE ASSOCIATES

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

          Item Number and Caption                             Heading to Prospectus
          -----------------------                             ---------------------
1.  Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus .................  Forepart of the Registration Statement and Outside
                                                              Front Cover of Prospectus
2.  Inside Front and Outside Back Cover Pages of
    Prospectus .............................................  Inside Front and Outside Back Cover Pages of
                                                              Prospectus

3.  Risk Factors, Ratio of Earnings to Fixed
    Charges and Other Information ..........................  Prospectus Summary; Risk Factors; Summary Financial
                                                              Information

4.  Terms of the Transaction ...............................  The Exchange Offer; Prospectus Summary; Certain
                                                              Federal Income Tax Considerations; Description of
                                                              the Senior Notes

5.  Pro Forma Financial Information ........................  Not Applicable

6.  Material Contracts with the Company Being
    Acquired ...............................................  Not Applicable

7.  Additional Information Required for Reoffering
    by Persons and Parties Deemed to be Underwriters .......  Not Applicable

8.  Interest of Named Experts and Counsel ..................  Experts; Legal Matters

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities .........  Management

10. Information with Respect to S-3 Registrants ............  Not Applicable

11. Incorporation of Certain Information by
    Reference ..............................................  Not Applicable

12. Information with Respect to S-2 and S-3
    Registrants ............................................  Not Applicable

13. Incorporation of Certain Information by
    Reference ..............................................  Not Applicable

14. Information with Respect to Registrants Other than S-3 or S-2 Registrants



    a) Description of Business .............................  Risk Factors; Prospectus Summary; Funding; The
                                                              Partnership; Business

    b) Description of Property .............................  Business--Properties

    c) Legal Proceedings ...................................  Business--Legal Proceedings

    d) Market Price of and Dividends on Registrants'
         Common Equity and Related Stockholder Matters .....  Not Applicable

    e) Financial Statements ................................  Financial Statements

    f) Selected Financial Data .............................  Selected Financial Information

    g) Supplementary Financial Information .................  Not Applicable

    h) Management's Discussion and Analysis of Financial
       Condition and Results of Operations .................  Management's Discussion and Analysis of Financial
                                                              Condition and Results of Operations


    i) Changes in and Disagreements with Accountants .......  Not Applicable

15. Information with Respect to S-3 Companies ..............  Not Applicable

16. Information with Respect to S-2 or S-3 Companies .......  Not Applicable

17. Information with Respect to Companies Other
    Than S-3 or S-2 Companies ..............................  Not Applicable

18. Information if Proxies, Consents or
    Authorizations are to be Solicited .....................  Not Applicable

19. Information if Proxies, Consents or
    Authorizations are not to be Solicited or in an
    Exchange Offer .........................................  The Exchange Offer; Prospectus Summary


PROSPECTUS

                          TRUMP'S CASTLE FUNDING, INC.
                           TRUMP'S CASTLE ASSOCIATES

                               OFFER TO EXCHANGE

                                all outstanding
                 11-1/2% Series A Senior Secured Notes due 2000
                   ($27,000,000 principal amount outstanding)
                                      for
                 11-1/2% Series B Senior Secured Notes due 2000
                         ($27,000,000 principal amount)
                                       of
                          Trump's Castle Funding, Inc.

     Trump's Castle Funding, Inc. ("Funding") and Trump's Castle Associates (the "Partnership") hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus to exchange $1,000 principal amount of Funding's 11-1/2% Series B Senior Secured Notes due 2000 (the "Series B Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined) of which this Prospectus is a part, for each $1,000 principal amount of Funding's outstanding 11-1/2% Series A Senior Secured Notes due 2000 (the "Series A Notes"; the Series A Notes and the Series B Notes are collectively referred to herein as the "Senior Notes") held by Eligible Holders (as defined), of which an aggregate of $27 million in principal amount is outstanding as of the date hereof. See "THE EXCHANGE OFFER."

     THE EXCHANGE OFFER WILL EXPIRE AT 11:00 A.M., MINNEAPOLIS-ST. PAUL TIME, ON _______________, 1994, WHICH DATE MAY BE EXTENDED BY FUNDING AND THE PARTNERSHIP, IN THEIR SOLE DISCRETION (THE "EXPIRATION DATE").

     Upon the terms and subject to the conditions of the Exchange Offer, acceptance for exchange of the Series A Notes validly tendered at or prior to the Expiration Date will occur at the Expiration Date. Delivery of the Series B Notes will occur promptly following the Expiration Date, and the Series B Notes issued in the Exchange Offer will be dated, and will begin to accrue interest from, the next preceding interest payment date. The Exchange Offer is not conditioned upon any minimum principal amount of the Series A Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by Funding and the Partnership and to the terms and the provisions of the Registration Rights Agreement, dated as of December 28, 1993 (the "Registration Rights Agreement"), between Funding, the

Partnership and the initial purchasers of the Series A Notes (the "Senior Note Purchasers"). The Series A Notes may be tendered only in multiples of $1,000. See "THE EXCHANGE OFFER."

     IN CONSIDERING WHETHER OR NOT TO TENDER THEIR SERIES A NOTES IN THE EXCHANGE OFFER, HOLDERS OF SERIES A NOTES SHOULD CAREFULLY CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER "RISK FACTORS" AND THE FOLLOWING RISKS:

     o    Potential limitation on claims in a future bankruptcy

     o    The risks in the payment of principal and interest on the Senior Notes

     o The recent bankruptcy of the Partnership and Funding, and their recent operating performance

     o    The high level of competition in the casino gaming industry

     o    The security for and ranking of the Senior Notes

     o The interests of certain officers and directors of the Partnership and its affiliates

     o    The importance of Trump and Trump's financial condition to Trump's
          Castle

     The Series A Notes were issued on December 28, 1993 as part of the refinancing plan of the Partnership and its affiliated entities (the "Recapitalization") and sold pursuant to a Purchase Agreement, dated December 28, 1993 (the "Purchase Agreement"), between Funding, the Partnership and the Senior Note Purchasers. Funding, the Partnership and the Senior Note Purchasers also entered into the Registration Rights Agreement, pursuant to which Funding and the Partnership granted certain registration rights for the benefit of holders of the Series A Notes. The Exchange Offer is intended to satisfy certain of Funding's and the Partnership's obligations under the Registration Rights Agreement with respect to the Series A Notes. See "THE EXCHANGE OFFER -- Purposes and Effects of the Exchange Offer." The Recapitalization also included:
(i) an exchange offer (the "Recapitalization's Exchange Offer") pursuant to which each $1,000 principal amount of Funding's 9-1/2% Mortgage Bonds due 1998 (the "Bonds") was exchanged for $750 principal amount of Funding's 11-3/4% Mortgage Notes due 2003 (the "Mortgage Notes"), $120 aggregate principal amount of Funding's Increasing Rate Subordinated Pay-in-Kind Notes due 2005 (the "PIK Notes") and a cash payment of $6.19 and (ii) the merger (the "Merger") of Trump's Castle Holding, Inc. ("Holding"), a Delaware corporation wholly owned by the Partnership, with and into TC/GP, Inc. ("TC/GP") pursuant to which holders of TC/GP Common Stock received $35 principal amount of PIK Notes for each share of TC/GP Common Stock.

     The Series A Notes were and the Series B Notes will be issued under the Senior Note Indenture, dated as of December 28, 1993 (the "Senior Note Indenture"), among Funding, the Partnership and First Bank National Association (the "Senior Note Trustee"). The form and terms of the Series B Notes are identical in all material respects to the form and terms of the Series A Notes, except that (i) the Series B Notes are being registered under the Securities Act, and, therefore, do not bear legends restricting transfer thereof, (ii) holders of Series B Notes will not be entitled to certain liquidated damages under the terms of the Registration Rights Agreement (the "Liquidated Damages"), which Liquidated Damages terminate upon consummation of the Exchange Offer and
(iii) holders of the Series B Notes will not be, and upon consummation of the Exchange Offer, holders of the Series A Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. See "THE EXCHANGE OFFER --Termination of Certain Rights."

     The Senior Notes are secured by an assignment of a non-recourse promissory note of the Partnership (the "Senior Partnership Note"), which is in turn secured by a mortgage (the "Senior Note Mortgage") on the assets constituting the real property owned and leased by the Partnership and substantially all of the Partnership's other assets, all of which constitute the casino hotel, located in Atlantic City, New Jersey, known as Trump's Castle Casino Resort ("Trump's Castle"). In addition, the Partnership has issued a non-recourse guarantee of the payment of the principal of, premium, if any, and interest on the Senior Notes (the "Senior Guarantee"), which Senior Guarantee is secured by a mortgage (the "Senior Guarantee Mortgage") on the assets of the Partnership described above, pari passu with the lien of the Senior Note Mortgage. The Senior Partnership Note and the Senior Guarantee are subordinated to the term loan (the "Midlantic Term Loan") of the Partnership from Midlantic National Bank ("Midlantic"), which had an aggregate principal amount outstanding of $38 million as of December 31, 1993. The assets subject to the Senior Note Mortgage and the Senior Guarantee Mortgage are subject to certain mortgages which are senior to the liens of the Senior Note Mortgage and the Senior Guarantee Mortgage.

     Interest on the Senior Notes is payable semiannually on May 15 and November 15 of each year, commencing May 15, 1994. The Senior Notes bear interest at the rate of 11-1/2% per annum; provided, however, that if as of any date prior to November 15, 1998, Funding has redeemed all the then outstanding PIK Notes through the offering of a direct or indirect equity interest in the Partnership or through the application of internally generated funds and not through the incurrence of additional indebtedness, then on and after the first day of the next succeeding calendar month, the rate of interest on the Senior Notes will be reduced to 11-1/4% per annum. The Registration Rights Agreement and the Senior
Note Indenture provide that if Funding and the Partnership fail to file a registration statement with respect to the Exchange Offer on or prior to March 28, 1994 and consummate the Exchange Offer, the rate of interest on the Senior Notes will be increased by one quarter of one percent (1/4%) per annum. The rate of interest on the Senior Notes will be increased by an additional one quarter of one percent (1/4%) per annum on the 61st day following such failure. The increase in the rate of interest on the Senior Notes will cease to be effective upon such filing and/or consummation.

     A sinking fund will provide for the redemption of $4,050,000 principal amount of Senior Notes on each of June 1, 1998 and June 1, 1999, calculated to retire 30% of the original aggregate principal amount of the Senior Notes prior to maturity. In addition, upon the occurrence of a Change of Control (as defined), each holder of Senior Notes may require Funding or the Partnership to repurchase such holder's Senior Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase. However, there can be no assurance that Funding or the Partnership will have adequate financial resources to pay the required purchase price if a Change of Control were to occur. See "DESCRIPTION OF THE SENIOR NOTES -- Certain Covenants -- Purchase of Senior Notes Upon Change of Control."

     Funding has no indebtedness other than the $27 million principal amount outstanding of its Senior Notes, the approximately $242 million principal amount outstanding of its Mortgage Notes (which are subordinated to the Senior Notes) and the approximately $50 million principal amount outstanding of its PIK Notes (which are subordinated to both the Senior Notes and the Mortgage Notes). In addition, Funding has guaranteed the Midlantic Term Loan.

     As of December 31, 1993, the Partnership has outstanding approximately $357 million principal amount of indebtedness. In addition, the Partnership, certain of its creditors and the Senior Note Trustee have entered into an agreement pursuant to which the Partnership has agreed not to make any payments with respect to the Senior Partnership Note or the Senior Guarantee, so long as there exists any payment default on the Midlantic Term Loan (which had an aggregate principal amount outstanding of $38 million as of December 31, 1993).

     No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to purchase, the securities offered by this Prospectus in any jurisdiction or to any person to whom it would be unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of Funding or the Partnership or in the information set forth herein since the date of this Prospectus.


                              -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              -------------------

        THE NEW JERSEY CASINO CONTROL COMMISSION HAS NOT PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                              -------------------

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                              -------------------

     This Prospectus is first being mailed to holders of Series A Notes on or about ___________, 1994.

               The date of this Prospectus is ___________, 1994.

                             AVAILABLE INFORMATION

     Funding and the Partnership (the "Registrants") have filed with the office of the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information pertaining to the securities offered hereby and to the Registrants, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Registrants are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly have filed reports and other information with the SEC. Reports, proxy statements and other information of the Registrants filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the SEC located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                               TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY ........................................................    7
     Trump's Castle .......................................................    7
     The Registrants ......................................................    9
     Risk Factors .........................................................   10
     The Exchange Offer ...................................................   11
     Comparison of Series A Notes and Series B Notes ......................   14
     Other Debt Facilities ................................................   14
SUMMARY FINANCIAL INFORMATION .............................................   16
     Summary Historical Financial Information .............................   16
OWNERSHIP STRUCTURE OF THE PARTNERSHIP
     AND RELATED ENTITIES .................................................   19
RISK FACTORS ..............................................................   20
     Potential limitation on claims in a future Bankruptcy ................   20
     Loss of Certain Rights in Connection with the Exchange
       Offer ..............................................................   20
     High Leverage and Fixed Charges ......................................   20
     Risk in Refinancing and Repayment of Indebtedness ....................   22
     Recent Losses and the Partnership's 1992 Bankruptcy
       Resulting from its Inability to Meet its
       Debt Service Requirements ..........................................   23
     Competition and Industry Rate of Growth ..............................   24
     The Ranking of the Senior Notes Junior to the
       Midlantic Term Loan and the Regulatory Limitations
       on the Senior Note Trustee's Ability to Realize
       on Collateral ......................................................   27
     The Restrictions Imposed by Certain Debt Instruments on the
       Partnership's Ability to Respond to Changing Business and
       Economic Conditions ................................................   29
     Certain Consequences of a Public Offering
       of Casino Interests ................................................   30
     Risks Inherent in an International Marketing Strategy ................   32
     The Conflicting Interests of Certain Officers and
       Directors of the Partnership and its Affiliates ....................   32
     Control and Involvement of Trump .....................................   33
     Reliance on Key Personnel ............................................   37
     Strict Regulation of the Partnership by the CCC ......................   37
     Potential Disqualification of Holders of the Senior
       Notes by the CCC ...................................................   38
     The Effect of Currency Transaction Reporting
       Requirements on the Partnership's Business .........................   38
     Trading Markets; Potential Volatility of Market Prices ...............   38
FUNDING ...................................................................   40
THE PARTNERSHIP ...........................................................   40
THE EXCHANGE OFFER ........................................................   41
     Background of the Exchange Offer .....................................   41

     Terms of the Exchange Offer ..........................................   41
     Termination of Certain Rights ........................................   42
     Procedure for Tendering Series A Notes ...............................   43
     Acceptance and Delivery of Series B Notes ............................   45
     Period for Tendering Series A Notes ..................................   46
     Withdrawal Rights ....................................................   47
     Conditions of the Exchange Offer .....................................   48
     Depositary and Information Agent .....................................   49
     Fees and Expenses ....................................................   49
     Appraisal Rights .....................................................   50
     Miscellaneous ........................................................   50
CAPITALIZATION OF REGISTRANTS .............................................   51
SELECTED FINANCIAL INFORMATION ............................................   52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS ............................................   54
     General ..............................................................   54
     Results of Operations for the Years Ended
       September 30, 1993 and 1992 ........................................   54
     Results of Operations for the Years Ended
       September 30, 1992 and 1991 ........................................   56
     Results of Operations for the Years Ended
       December 31, 1991 and 1990 .........................................   57
     Inflation ............................................................   58
     Liquidity and Capital Resources ......................................   59
BUSINESS ..................................................................   62
     The Recapitalization .................................................   63
     The Restructuring ....................................................   63
     Casino Hotel Facilities and Operations ...............................   66
     Marketing Strategy ...................................................   67
     Atlantic City Market .................................................   71
     Properties ...........................................................   72
     Employees and Labor Relations ........................................   73
     Seasonality ..........................................................   73
     Competition ..........................................................   74
     Legal Proceedings ....................................................   74
REGULATORY MATTERS ........................................................   78
     Casino Control Commission ............................................   78
     Operating Licenses ...................................................   78
     Casino Licensee ......................................................   78
     Control Persons ......................................................   80
     Financial Sources ....................................................   80
     Institutional Investors ..............................................   80
     Ownership and Transfer of Securities .................................   82
     Interim Casino Authorization .........................................   83
     Approved Hotel Facilities ............................................   84
     License Fees .........................................................   84
     Gross Revenue Tax ....................................................   85
     Investment Alternative Tax Obligations ...............................   85
     Minimum Casino Parking Charges .......................................   85

     Conservatorship ......................................................   86
     Employees ............................................................   86
     Gaming Credit ........................................................   87
     Control Procedures ...................................................   87
     Other Laws and Regulations ...........................................   87
MANAGEMENT ................................................................   89
     Directors and Executive Officer ......................................   89
     Compensation .........................................................   93
     Employment Agreements ................................................   95
     Compensation of Directors ............................................   96
     Compensation Committee Interlocks
       and Insider Participation ..........................................   96
CERTAIN TRANSACTIONS ......................................................   98
     Other Trump Casinos ..................................................   98
     Other Transactions With Affiliates ...................................   99
     Services Agreement ...................................................  100
DESCRIPTION OF THE SENIOR NOTES ...........................................  101
     General ..............................................................  101
     Guarantee ............................................................  102
     Security .............................................................  102
     Ranking ..............................................................  103
     Non-Recourse .........................................................  103
     Sinking Fund .........................................................  104
     Mandatory Redemption .................................................  105
     Certain Covenants ....................................................  105
     Merger and Sale of Assets, etc .......................................  114
     Events of Default ....................................................  116
     Defeasance or Covenant Defeasance of
       Satisfaction and Discharge .........................................  120
     Modifications and Amendments .........................................  122
     Gaming Laws ..........................................................  123
     The Purchase Agreement ...............................................  123
     The Senior Note Mortgage and the Senior
       Guarantee Mortgage .................................................  124
     The Senior Note Trustee ..............................................  126
     Usury Law ............................................................  127
     Registration Rights ..................................................  127
     Intercreditor Agreement ..............................................  128
     Certain Definitions ..................................................  128
THE MIDLANTIC TERM LOAN ...................................................  143
     Midlantic Term Loan ..................................................  143
     Intercreditor Agreement ..............................................  145
     Put Agreement ........................................................  145
DESCRIPTION OF THE MORTGAGE NOTES .........................................  147
     General ..............................................................  147
     Guarantee ............................................................  147
     Security .............................................................  148
     Ranking ..............................................................  148
     Non-Recourse .........................................................  148

     Mandatory Redemption .................................................  148
     Optional Redemption ..................................................  149
     Events of Default ....................................................  149
     Certain Covenants ....................................................  150
DESCRIPTION OF THE PIK NOTES ..............................................  151
     General ..............................................................  151
     Guarantee ............................................................  151
     Security .............................................................  151
     Ranking ..............................................................  152
     Non-Recourse .........................................................  152
     Mandatory Redemption .................................................  152
     Optional Redemption ..................................................  152
     Events of Default ....................................................  153
     Certain Covenants ....................................................  153
DESCRIPTION OF THE AMENDED AND RESTATED PARTNERSHIP
     AGREEMENT ............................................................  154
     General ..............................................................  154
     Management of the Partnership ........................................  154
     Indemnification ......................................................  157
     Casino Control Commission Regulation .................................  158
DESCRIPTION OF THE SERVICES AGREEMENT .....................................  160
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS .................................  164
EXPERTS ...................................................................  165
LEGAL MATTERS .............................................................  165

                               PROSPECTUS SUMMARY

     The following is a summary of certain of the information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. Certain capitalized terms used herein are defined elsewhere in the Prospectus. Holders of the Series A Notes are urged to read the entire Prospectus thoroughly.

Trump's Castle

     The Partnership owns and operates Trump's Castle Casino Resort, a luxury casino hotel located in the Marina District of Atlantic City, New Jersey ("Trump's Castle"). With its 70,000 square foot casino, first-class guest rooms and other luxury amenities, Trump's Castle has been awarded a "Four Star" Mobil Travel Guide rating in each of the last three years. Management believes that the "Four Star" rating reflects the high quality amenities and services that Trump's Castle provides to its casino patrons and hotel guests.

     Trump's Castle is located in a bay setting seven miles from New Jersey's Garden State Parkway. Management believes that the location of Trump's Castle appeals to a major segment of the gaming market that prefers to be away from the congestion of downtown Atlantic City. Trump's Castle's proximity to major north/south and east/west expressways make it ideally situated to accommodate "drive-in" gaming patrons seeking a destination resort casino. The State of New Jersey is in the process of completing a $17.5 million improvement of the highway that connects the New Jersey Garden State Parkway to the Marina District of Atlantic City.

     In addition, the Casino Reinvestment Development Authority (the "CRDA") has provided funding approval for a "Marina District Beautification Project", pursuant to which Trump's Castle in conjunction with Harrah's Casino Hotel will create an entranceway to the Marina District consistent with the downtown "tourist corridor" project. Management believes that the 33 acre beautification project will significantly benefit Trump's Castle.

     Trump's Castle's casino offers 94 table games (including 13 poker tables) and 2,098 slot machines. During 1993, Trump's Castle completed a 10,000 square foot expansion to its casino which has enabled Trump's Castle to increase the number of slot machines on the casino floor by 300 units, to provide more space between slot machines, and to place stools in front of additional slot machines, all of which are designed to provide the gaming patron with a more comfortable gaming experience. Presently, Trump's Castle is undertaking a 3,000 square foot expansion to accommodate the addition of simulcast race-track wagering and Keno games. The expansion will also increase casino access and casino visibility for hotel patrons. In addition, Trump's Castle recently completed the construction of a Las Vegas style marquee and reader board, the largest of its kind on the East Coast.

     Trump's Castle has identified exceptional service as a means of differentiating itself from and competing with other casinos in Atlantic City. It has invested significant resources to the development of its 700 managers and 3,000 employees to insure that the corporate culture meets its service strategies. In addition, Trump's Castle's annual capital expenditures are designed to insure that room accommodations, restaurants, public areas, the casino and all other areas of the hotel are maintained in first-class "Four Star" condition.

     Trump's Castle's primary marketing strategy focuses on attracting and retaining middle and upper middle market "drive-in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Trump's Castle has also recently implemented an aggressive overseas marketing plan designed to broaden its patron base by seeking to attract "high roller" table game patrons who tend to wager large sums of money. Recently, Trump's Castle has recruited several senior level casino marketing executives who have extensive experience in overseas marketing and a proven track record of attracting profitable international "high rollers". This new strategy will also include promotions and offer special events aimed at the overseas market and is designed to offset the decline of table games play by the domestic market. Trump's Castle also intends to capitalize on its first-class facilities, particularly its luxury suite tower and on-site helipad to attract international patrons.

     For the year ended December 31, 1993 gross operating profit at Trump's Castle increased by approximately $9.5 million to $47 million based on $305 million of gross revenue from $37.5 million based on $289 million of gross revenue in 1992. The significant improvement in operating margins is largely due to marketing efforts focused on more profitable business segments. The EBITDA of Trump's Castle for 1993 was $45.2 million, representing an increase of $10.9 million or 31.8%, from EBITDA in 1992. See "BUSINESS --Marketing Strategy."

The Registrants

     Trump's Castle Associates, a New Jersey general partnership (the "Partnership"), is the owner and operator of Trump's Castle, a luxury casino hotel located in the Marina area of Atlantic City, New Jersey. Trump, Trump's Castle Hotel & Casino, Inc., a New Jersey corporation ("TCHI") and TC/GP, Inc. ("TC/GP") are the current general partners of the Partnership. Trump beneficially owns 100% of the common equity of the Partnership (subject to the terms of a settlement agreement arising out of certain securities litigation, pursuant to which TCHI will issue warrants (the "Litigation Warrants") for additional equity securities representing a 0.5% indirect equity interest in the Partnership).

     Trump's Castle Funding, Inc. ("Funding") was incorporated under the laws of the State of New Jersey in May 1985 and is wholly-owned by the Partnership. Funding was formed to serve as a financing corporation to raise funds for the benefit of the Partnership.

     See the diagrams included elsewhere in this Prospectus for a description of the relationship of Funding, the Partnership and certain other related entities.

     In December 1993, the Partnership and its affiliated entities consummated the Recapitalization, which included the Recapitalization's Exchange Offer, the Merger and the issuance of the Series A Notes. The Series A Notes were sold on December 28, 1993 by Funding and the Partnership to the Senior Note Purchasers pursuant to the Purchase Agreement. Funding, the Partnership and the Senior Note Purchasers also entered into the Registration Rights Agreement, pursuant to which Funding and the Partnership have agreed, with respect to the Senior Notes, to (i) cause to be filed, on or prior to March 28, 1994, a registration statement with the SEC under the Securities Act covering the Exchange Offer and
(ii) use their reasonable best efforts to cause (A) such registration statement to be declared effective on or prior to June 24, 1994 and (B) Series B Notes to be delivered to the Depositary for delivery to all holders who have tendered Registrable Series A Notes pursuant to the Exchange Offer. See "BUSINESS -- The Recapitalization."

     In 1990, the Partnership began to experience a liquidity problem. On May 29, 1992 (the "Effective Date"), TCHI, Funding and the Partnership completed a restructuring (the "Restructuring") of their indebtedness through a prepackaged plan of reorganization under chapter 11 of title 11 of the United States Code, as amended (the "Bankruptcy Code"). See "BUSINESS --The Restructuring."

Risk Factors

     In considering whether or not to tender their Series A Notes in the Exchange Offer, holders of Series A Notes should carefully consider all information contained in this Prospectus, including the following risks:

     o The possibility that in a subsequent bankruptcy, the bankruptcy court might allow a claim for less than the principal amount of the Series B Notes

     o The loss of certain rights provided for in the Registration Rights Agreement upon consummation of the Exchange Offer

     o The high leverage and fixed charges of Funding and the Partnership, which will affect the ability to pay cash interest on the Senior Notes and may leave the Partnership unable to meet its liquidity needs

     o The limitations on Funding's ability to repay the principal of the Senior Notes when due either through a refinancing or from cash flow from the Partnership's operations

     o The Partnership's historical inability to pay interest on its public debt securities, which led to the Restructuring in 1992

     o The high level of competition faced by Trump's Castle both from other casinos in Atlantic City and from other gaming enterprises

     o The ranking of the security for the Senior Notes junior to the $38 million Midlantic Term Loan, and the regulatory limitations on the ability of the Senior Note Trustee to foreclose on Trump's Castle

     o The restrictions imposed by certain debt facilities on the Partnership's operations, which may limit its ability to respond to changing business and economic conditions

     o    The risks inherent in an International Marketing Strategy

     o The conflicting interests of certain officers and directors of the Partnership and its affiliates

     o    The importance of Trump and Trump's financial condition to Trump's
          Castle

     o The risk that a future equity offering by an affiliate of Trump could trigger an Event of Default under the Senior Note Indenture

     o    The reliance of the Partnership on certain key personnel

     o    The strict regulation of the operation of Trump's Castle by the CCC

     o The potential disqualification of holders of the Senior Notes by the CCC

     o The effect of recently enacted currency transaction reporting requirements on the Partnership's business

     o The trading markets for, and the potential volatility of market prices of, the Senior Notes

     For  a discussion of the foregoing, see "RISK FACTORS."


The Exchange Offer

Terms of the
  Exchange ................   Funding is offering upon the terms and subject to
                              the conditions set forth herein to exchange $1,000 in principal amount of Series B Notes for each $1,000 in principal amount of the outstanding
                              Series A Notes. As of the date of this Prospectus, $27 million in aggregate principal amount of Series A Notes is outstanding, the maximum amount authorized by the Senior Note Indenture. See "THE
                              EXCHANGE OFFER-- Terms of the Exchange Offer."

Conditions to the
  Exchange Offer...........   The Exchange Offer is not conditioned upon any
                              minimum principal amount of Series A Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, including (i) no pending or threatened legal or governmental action with respect to the Exchange
                              Offer, which, in the judgment of Funding and the Partnership, would make it inadvisable to proceed with the Exchange Offer, (ii) no enactment of any statute, rule or regulation, with respect to the Exchange Offer which, in the judgment of Funding and the Partnership, would make it inadvisable to proceed with the Exchange Offer, (iii) no banking moratorium or similar event or international calamity involving the United States, (iv) no change in the business or prospects of Funding or the Partnership that may have a material adverse effect on Funding or the Partnership, and (v) the consent of the Casino Control Commission (the
                              "CCC"). All such conditions may be waived by Funding and the Partnership. See "THE EXCHANGE
                              OFFER --Conditions of the Exchange Offer."

Termination of
  Certain Rights...........   Pursuant to the terms of the Registration Rights
                              Agreement and the Series A Notes, holders of Series A Notes have (i) rights to receive the Liquidated Damages and (ii) certain rights intended for the holders of unregistered securities. These rights will terminate upon the consummation of the Exchange Offer. See "THE
                              EXCHANGE OFFER-- Termination of Certain Rights" and "--Comparison of Series A Notes and Series B
                              Notes."

Expiration Date............   11:00 a.m. Minneapolis-St. Paul time, on ________
                              __, 1994, which time and date may be extended by Funding and the Partnership, in their sole discretion. See "THE EXCHANGE OFFER-- Period for
                              Tendering Series A Notes."

Procedure for Tendering....   Holders of Series A Notes desiring to accept the
                              Exchange Offer must deliver to the Depositary the Series A Notes to be tendered. Holders of Series A
                              Notes having such Series A Notes registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such person promptly if they wish to tender Series A
                              Notes pursuant to the Exchange Offer. See "THE
                              EXCHANGE OFFER-- Procedure for Tendering Bonds."

Withdrawal Rights..........   Tenders of Series A Notes may be withdrawn at any
                              time prior to 11:00 a.m., Minneapolis-St. Paul time, on the Expiration Date. See "THE EXCHANGE
                              OFFER -- Withdrawal Rights."

Acceptance of Tendered
 Series A Notes............   Upon the terms and subject to the conditions of
                              the Exchange Offer, acceptance for exchange of the Series A Notes validly tendered at or prior to the Expiration Date will occur at the Expiration Date.

Delivery of Series B
  Notes....................   Funding will deliver the Series B Notes as soon as
                              practicable after the Expiration Date. The Series
                              B Notes will be dated the date of their
                              authentication, and will begin to accrue interest from, the next preceding interest payment date.

                              See "THE EXCHANGE OFFER--Acceptance and Delivery of Series B Notes."

Certain Federal Income Tax
Considerations for Holders of
Series A Notes.............   The exchange of the Series A Notes for the Series
                              B Notes will not result in a taxable exchange for Federal income tax purposes and exchanging holders will therefore not recognize taxable gain or loss as a result of the exchange. An exchanging holder will have the same basis and holding period in the Series B Note as in the Series A Note exchanged therefor. See "CERTAIN FEDERAL INCOME TAX
                              CONSIDERATIONS."

Depositary.................   First Bank National Association, a national
                              banking association (the "Depositary") will act as depositary for the Exchange Offer.

Comparison Of Series A Notes And Series B Notes

     Under the Senior Note Indenture, Funding has authorized the creation of an issue of up to $27 million aggregate principal amount of its Senior Notes. The form and terms of the Series A Notes and the Series B Notes are identical in all material respects, except that (i) the Series B Notes have been registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof, (ii) holders of the Series B Notes are not entitled to Liquidated Damages and (iii) holders of Series B Notes will not be, and, upon consummation of the Exchange Offer, holders of the Series A Notes will no longer be, entitled to shelf-registration rights under the Registration Rights Agreement intended for the holders of unregistered securities. See "THE EXCHANGE OFFER -- Termination of Certain Rights," and "DESCRIPTION OF THE SENIOR NOTES."

Other Debt Facilities

     The Partnership currently has a debt facility with Midlantic, the $38 million Midlantic Term Loan. The Midlantic Term Loan is secured by a lien on substantially all of the assets of the Partnership that is senior to the lien securing the Senior Notes. The Partnership, Midlantic and the Senior Note

Trustee have entered into an agreement pursuant to which the Senior Note Trustee has agreed not to accept payments from the Partnership with respect to the Senior Partnership Note or the Senior Guarantee securing the Senior Notes so long as there exists any payment default on the Midlantic Term Loan.

     In connection with the Recapitalization, Funding issued $242,141,304 aggregate principal amount of Mortgage Notes which are secured by an assignment of a non-recourse promissory note of the Partnership (the "Partnership Note"), which is in turn secured by a mortgage (the "Note Mortgage") on the assets constituting the real property owned and leased by the Partnership and substantially all of the Partnership's other assets, all of which constitute Trump's Castle. In addition, the Partnership issued a non-recourse guarantee of the payment of the principal of, premium, if any, and interest on the Mortgage Notes (the "Guarantee"), which Guarantee is secured by a mortgage (the "Guarantee Mortgage") on the assets of the Partnership described above, pari passu with the lien of the Note Mortgage. The Partnership Note and the Guarantee are subordinated to the Midlantic Term Loan, the Senior Partnership Note and the Senior Guarantee (collectively, the "Senior Indebtedness"). The assets subject to the Note Mortgage and the Guarantee Mortgage are subject to certain mortgages which are senior to the liens of the Note Mortgage and the Guarantee Mortgage. See "DESCRIPTION OF THE MORTGAGE NOTES."

     Funding also issued $50,498,648 aggregate principal amount of PIK Notes in connection with the Recapitalization. The PIK Notes are secured by an assignment of a subordinated non-recourse promissory note of the Partnership (the "Subordinated Partnership Note"). In addition, the Partnership issued a subordinated guarantee of the payment of principal of, premium, if any, and interest on the PIK Notes (the "Subordinated Guarantee"). The Subordinated Partnership Note and the Subordinated Guarantee are subordinated to the Partnership Note, the Guarantee and all Senior Indebtedness of the Partnership. See "DESCRIPTION OF THE PIK NOTES -- Ranking."

                         SUMMARY FINANCIAL INFORMATION


Summary Historical Financial Information

     The following table sets forth certain historical financial information of the Partnership and Funding for each of the five years ended December 31, 1992 and for the nine months ended September 30, 1992 and 1993. The financial information of the Partnership and Funding as of December 31, 1988, 1989, 1990, 1991 and 1992 and for the years then ended set forth below has been derived from the audited consolidated financial statements of the Partnership and Funding. The financial information as of September 30, 1992 and 1993 and for each of the nine months ended September 30, 1992 and 1993 for the Partnership and Funding has been derived from the unaudited consolidated financial statements of the Partnership and Funding included elsewhere in this Prospectus. This information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the consolidated financial statements of the Partnership and Funding and the related notes thereto included elsewhere in this Prospectus.


                                                                                                        Nine Months Ended
                                                           Year Ended December 31,                         September 30,
                                         -------------------------------------------------------       -------------------
                                           1988       1989        1990        1991       1992            1992        1993
                                          ------     ------      ------      ------     ------          ------      ------
                                                              (dollars in thousands, except gaming data)

Statements of Operations Data:
Net revenues...........................  $278,229    $294,731    $268,832    $220,086   $268,650       $204,821     $207,749
Depreciation and amortization..........    19,973      17,564      20,658      21,414     19,802         15,218       12,866
Income (loss) from operations..........    36,042      34,424       1,249      (2,360)     8,027          7,155       21,999
Net interest expense...................   (39,506)    (41,588)    (47,866)    (47,839)   (44,861)       (33,928)     (34,781)
Loss before extraordinary gain.........    (3,118)     (6,678)    (43,481)    (50,199)   (36,834)       (26,773)     (12,782)
Balance Sheet Data (at end of period):
Total assets...........................   396,890     439,775     408,276     391,303    379,641        380,071      376,638
Total long-term debt, net of current
  maturities...........................   323,703     335,144       --(a)       --(a)    279,445        277,115      296,924
Preferred partnership interest.........       N/A         N/A         N/A         N/A     15,000         15,000       15,000
Total capital (deficit)................    28,205      30,274     (13,207)    (63,406)    60,799         71,032       47,507
Financial Ratios and Other Data:
EBITDA (b).............................    57,007      53,052      22,020      23,690     34,330         29,657       35,684
Capital expenditures...................    60,419      50,129      12,614       5,117      8,574          6,296       10,217
Ratio of earnings to fixed
  charges (c)..........................     --(d)       --(d)       --(d)       --(d)      --(d)          --(d)        --(d)
Ratio of EBITDA to net interest
  expense..............................    1.44          1.28      .46       .50         .77            .87            1.03

Gaming Data (dollars in millions):(e)
Table Games:
Total Atlantic City table drop (f).....  $  7,657    $  7,664    $  7,903   $  7,219       $  7,055     $  5,416    $  5,200
Atlantic City table drop growth........    6.8%          0.1%        3.1%     -8.7%       -2.3%          -2.2%        -4.0%
Atlantic City table hold
  percentage (g).......................   16.2%         16.0%       15.5%     15.8%       15.6%          15.7%        15.7%
Trump's Castle table drop (f)..........  $    761    $    746    $    665    $    441   $    504       $    389     $    371
Trump's Castle table hold
  percentage (g).......................   15.4%         15.8%       14.8%     15.3%       15.4%          15.3%        14.4%
Trump's Castle table games
  market share (h).....................    9.4%          9.6%        8.0%      5.9%        7.1%           7.0%         6.6%
Trump's Castle table games
  fair share (i).......................    8.6%          8.7%        8.0%      7.6%        7.6%           7.5%         7.8%
Trump's Castle table games
  efficiency (j).......................  109.3%        110.3%      100.0%     77.6%       93.4%          93.3%        84.6%
Slots:
Total Atlantic City slot revenue.......  $  1,494    $  1,577    $  1,724    $  1,851   $  2,114       $  1,628     $  1,709
Atlantic City slot revenue
  growth...............................   12.6%          5.6%        9.3%      7.4%       14.2%          14.5%         5.0%
Trump's Castle slot revenue (k)........  $    129    $    147    $    136    $    129   $    163       $    123     $    132
Trump's Castle slot market
  share(i).............................    8.7%          9.3%        7.9%      7.0%        7.7%           7.6%         7.7%
Trump's Castle slot fair share (l).....    8.8%          9.0%        8.0%      7.6%        7.7%           7.7%         8.1%
Trump's Castle slot
  efficiency (j).......................   98.9%        103.3%       98.8%     92.1%      100.0%          98.7%        95.1%


(a) As of December 31, 1990 and 1991 long term debt of $337,649 and $340,553, respectively had been reclassified to current maturities.

(b) EBITDA represents income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments. The Partnership has included information concerning EBITDA, as it understands that it is used by certain investors as one measure of the Partnership's historical ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or cash flow as an indicator of the Partnership's operating performance.

(c) For purposes of computing this ratio, earnings consist of loss before income taxes and extraordinary items and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, preferred partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense).

(d) Earnings before income taxes and fixed charges were insufficient to cover fixed charges for the years ended December 31, 1988, 1989, 1990, 1991 and 1992 by $3,957, $9,894, $43,481, $50,199 and $36,834, respectively and for the nine months ended September 30, 1992 and 1993 by $26,773 and $12,782, respectively.

(e) Atlantic City industry data has been compiled from information filed with and published by the CCC and is unaudited.

(f) Table drop represents the total dollar value of chips purchased for table games for the period indicated.

(g) Table hold percentage represents the percentage of money that a casino retains (or wins) out of the table drop.

(h) Market share represents the total Trump's Castle gaming revenue expressed as a percentage of total Atlantic City gaming revenue.

(i) Fair share is the percentage of the total number of gaming units (table games or slot machines) in Trump's Castle to the total number of gaming units in casinos in Atlantic City.

(j)  Efficiency is the ratio of Trump's Castle's market share to its fair share.

(k) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

                     OWNERSHIP STRUCTURE OF THE PARTNERSHIP
                              AND RELATED ENTITIES












                             {DIAGRAM OF STRUCTURE}

                                  RISK FACTORS

     In considering whether or not to tender their Series A Notes in the Exchange Offer holders of Series A Notes should carefully consider all information contained in this Prospectus, including the following:

Potential Limitations on Claims in a Future Bankruptcy

     Except in certain very limited circumstances, unmatured interest, including non-accreted original issue discount ("OID"), is not allowable as a claim under the Bankruptcy Code. It is possible that a Bankruptcy Court would determine that the Series B Notes were issued with OID as a result of their issuance in exchange for the Series A Notes. The method that a Bankruptcy Court would use to determine the amount of OID is uncertain; however, it is likely that a Bankruptcy Court would calculate OID, if any, by comparing the face amount of the Series B Notes to the value of the consideration given for them. One method to determine the consideration given for the Series B Notes would be to value the Series A Notes at the fair market value on the Expiration Date or on an earlier date. It is not possible to predict, with any assurance, what the fair market value of the Series A Notes will be on such date, but if it is less than the principal amount of the Series B Notes issued with respect thereto, a Bankruptcy Court would likely determine that OID does exist and would allow a claim for less than the full principal amount of the Series B Notes. Holders of Series B Notes under such circumstances might, even if sufficient funds were available, receive a lesser amount with respect to the principal amount of their securities than the holders of other indebtedness of Funding or the Partnership.

Loss of Certain Rights In Connection with the Exchange Offer

     Pursuant to the terms of the Registration Rights Agreement, the holders of the Series A Notes are entitled to certain rights above and beyond those set forth in the Senior Note Indenture. A holder of Series A Notes who exchanges his Series A Notes for Series B Notes will no longer be entitled to such rights. See "THE EXCHANGE OFFER -- Termination of Certain Rights."

High Leverage And Fixed Charges

     Funding and the Partnership are each highly leveraged. As of December 31, 1993, the outstanding amount of indebtedness of the Partnership was approximately $357 million including the Midlantic Term Loan, the Senior

Partnership Note, the Partnership Note and the Subordinated Partnership Note securing the outstanding indebtedness of Funding. The outstanding indebtedness of Funding as of December 31, 1993 was $27 million principal amount of Senior Notes, approximately $242 million principal amount of Mortgage Notes, which are subordinated in right of payment to the Senior Notes, and approximately $50 million principal amount of PIK Notes, which are subordinated in right of payment to the Senior Notes and the Mortgage Notes. Moreover, Funding has guaranteed the repayment of the $38 million principal amount Midlantic Term Loan. The Partnership as of December 31, 1993 had a net worth of approximately $31.7 million.

     In addition, the Partnership may, in the future, obtain a Working Capital Facility of up to $10 million. Obligations under the Working Capital Facility, if obtained, may be secured by liens pari passu with the lien of the Senior Note Mortgage and the Senior Guarantee Mortgage. If the Partnership were to draw down the entire amount of funds available under such a Working Capital Facility, the aggregate principal amount of its indebtedness would be increased by $10 million. As a result, its debt service burden would increase.

     Funding's ability to pay cash interest on the Senior Notes will be entirely dependent upon the Partnership's ability to generate cash flow from operations sufficient for such purposes. See "RISK FACTORS -- Recent Losses and the Partnership's 1992 Bankruptcy Resulting from its Inability to Meet its Debt Service Requirements." The Partnership has entered into an agreement with Midlantic, pursuant to which the Partnership has agreed not to make any payments with respect to the Senior Partnership Note or the Senior Guarantee so long as there exists any payment default on the Midlantic Term Loan (which had an aggregate principal amount of $38 million as of December 31, 1993). See "THE MIDLANTIC TERM LOAN."

     The substantial indebtedness and fixed charges of the Partnership may limit the Partnership's ability to respond to changing business and economic conditions, to fund capital expenditures for any future expansion or otherwise, either through cash flow or additional indebtedness, to absorb adverse operating results or to maintain Trump's Castle's facilities at an operating level which will continue to attract patrons. In addition, in the absence of the Working Capital Facility, the Partnership may be unable to meet its liquidity needs, which fluctuate due to the seasonality of the Partnership's business. See "BUSINESS -- Seasonality."

Risk In Refinancing And Repayment Of Indebtedness

     Funding's ability to pay the principal of the Senior Notes when due will be dependent upon the Partnership's ability to either generate cash from operations sufficient for such purpose or to refinance the Senior Notes. The Partnership does not currently anticipate being able to generate sufficient cash flow from its operations to repay a substantial portion of the principal amount of the Senior Notes. Thus, the repayment of the principal amount of the Senior Notes is likely to be dependent primarily upon the Partnership's ability to refinance the Senior Notes when due. The Partnership's future operating performance and ability to refinance the Senior Notes will be subject to the then prevailing economic conditions and to financial, business and other factors, many of which are beyond Funding's or the Partnership's control. There can be no assurance that the Partnership's future operating performance will be sufficient to meet these repayment obligations or that the status of the capital markets or the Partnership's operating performance in the future will be conducive to refinancing the Senior Notes or other attempts to raise capital.

     Trump, who is the 100% beneficial owner of Funding and the Partnership (subject to the Litigation Warrants), is personally obligated under certain debt agreements. Pursuant to these debt agreements, Trump has covenanted, subject to certain exceptions, not to incur or refinance, and to prevent his affiliates, including Funding and the Partnership, from incurring or refinancing, any indebtedness. Therefore, any future refinancing, including that of the Senior Notes, by Funding or the Partnership will likely require the consent of the lenders under these agreements or under any agreements entered into to refinance or replace such agreements. There can be no assurance, however, that any such consent, if sought, would be obtained. See "RISK FACTORS -- Control and Involvement of Trump."

     The Partnership has entered into an agreement with Midlantic, which subordinated the Senior Notes to the Midlantic Term Loan (which had an aggregate principal amount of $38 million as of December 31, 1993). The Midlantic Term Loan will mature in May 1995. Under the terms of the Midlantic Term Loan, the Partnership has the right to extend the term of the loan until May 2000 upon satisfaction of certain conditions, including the absence of any default with respect to such loan. There can be no assurance that such conditions will be met. See "THE MIDLANTIC TERM LOAN." The Partnership intends to repay the indebtedness secured by the mortgages and other security agreements and assignments securing the Midlantic Term Loan and the Working Capital Facility, if obtained (collectively, the "Senior Mortgages") with the proceeds of one or more refinancings and funds generated from operations. There can be no assurance, however, regarding such repayment, and the failure to repay such indebtedness upon maturity would constitute an Event of Default under the Senior
Note Indenture. See "RISK FACTORS -- Recent Losses and the Partnership's 1992 Bankruptcy Resulting from its Inability to Meet its Debt Service Requirements."

Recent Losses And The Partnership's 1992 Bankruptcy Resulting From Its Inability To Meet Its Debt Service Requirements

     The Partnership had net losses of $43.5 million, $50.2 million and $36.8 million (before an extraordinary gain of $128.2 million) for the years ended December 31, 1990, 1991 and 1992, respectively, and a net loss of $12.8 million for the nine months ended September 30, 1993. Historically, the Partnership's earnings before income taxes and fixed charges have been insufficient to cover its fixed charges. See "PROSPECTUS SUMMARY -- Summary Financial Information." In addition, on a pro forma basis, the Partnership's earnings before income taxes and fixed charges would have been insufficient to cover its fixed charges for the year ended December 31, 1992 and for the nine months ended September 30, 1993. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

     In 1990, the Partnership began to experience liquidity problems. As a result of the Partnership's liquidity problems, Funding failed to make its $41.1 million June 15, 1991 interest and sinking fund payments and its $18.4 million December 15, 1991 interest payments on its 13-3/4% First Mortgage Bonds, Series A-1, Due 1997 (the "Series A-1 Bonds") and its 7% First Mortgage Bonds, Series A-2, Due 1999 (the "Series A-2 Bonds" and, together with the Series A-1 Bonds, the "Old Bonds"). In 1990, the Partnership also failed to pay interest installments on certain indebtedness due Midlantic, although the Partnership subsequently made payment to Midlantic of all unpaid interest on such debt and met its debt service obligations to Midlantic. On May 29, 1992, TCHI, Funding and the Partnership consummated a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code and completed the Restructuring, the purpose of which was to improve the amortization schedule of the Partnership's indebtedness. See "BUSINESS -- The Restructuring."

     The Partnership believes that the deterioration in results experienced in 1990 and 1991 was attributable primarily to a recession in the Northeast, the Persian Gulf War and increased industry competition, primarily due to the opening of the Trump Taj Mahal Casino Resort (the "Taj Mahal") in April 1990 which had a disproportionate impact on Trump's Castle and the Trump Plaza Hotel and Casino ("Trump Plaza") as compared to other Atlantic City casinos. The Partnership believes that its improved operating results for 1992 (excluding the effects of the Restructuring) and for the first nine months of 1993 are attributable, in part, to the success of its new business strategy. See "BUSINESS -- Marketing Strategy." Continued improvement in operating results, as well as the Partnership's ability to maintain its improved results, will be dependent, in part, on sustained economic recovery in the United States generally, and in the Northeast, in particular, and there can be no assurance that this will occur.

Competition And Industry Rate Of Growth

     Trump's Castle competes primarily with other casinos located in Atlantic City, New Jersey, and also would compete with any facilities in the northeastern and mid-Atlantic regions of the United States at which casino gaming or other forms of wagering may be authorized in the future. To a lesser extent, Trump's Castle faces competition from cruise lines, riverboat gaming, casinos located in Connecticut, Nevada, New Orleans, Mississippi, Puerto Rico, the Bahamas and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai and dog racing, and from illegal wagering of various types.

     Competition in the Atlantic City casino hotel market is intense. At present, there are 12 casino hotels located in Atlantic City, including Trump's Castle, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future, although the Partnership is not aware of any present plans by third parties to develop such sites.

     Total Atlantic City gaming revenues have increased over the past three years, although at varying rates. In 1991, six Atlantic City casino hotels reported increases in gaming revenues as compared to 1990, and five reported decreases in gaming revenues (including Trump's Castle). The Partnership believes that results in 1991 were affected by the weakness in the economy throughout the Northeast and the adverse impact in 1991 on tourism and consumer spending of the Persian Gulf War. See "BUSINESS -- Atlantic City Market." Although all 12 Atlantic City casinos reported increases in gaming revenues in 1992 as compared to 1991, the Partnership believes that this was due, in part, to the depressed industry conditions in 1991. Gaming revenues are expected to increase by 2.6% for 1993, compared to 1992.

     In 1990, the Atlantic City casino industry experienced a significant increase in room capacity and in available casino floor space, including the rooms and floor space made available by the opening of the Taj Mahal, which at the time was wholly-owned by Trump. The effects of such expansion were to increase competition and to contribute to a decline in 1990 in gaming revenues per square foot. In 1990, the Atlantic City casino industry experienced a decline in gaming revenues per square foot of 5.0%, which trend continued in 1991, although at the reduced rate of 2.9%. In 1992, however, the Atlantic City casino industry experienced an increase of 6.9% in gaming revenues per square foot from 1991. Gaming revenues per square foot are expected to increase by .5% for 1993, compared to 1992. See "BUSINESS -- Atlantic City Market."

     The profitability of Trump's Castle could be affected by its proximity to Harrah's Marina Hotel Casino, which is owned and operated by a third party not affiliated with the Partnership. Trump's Castle and Harrah's Marina Hotel Casino are the only casino hotels located in the Marina area of Atlantic City. The remaining Atlantic City casino hotels are located on The Boardwalk. The Partnership believes that the concentration of casino hotels on The Boardwalk has resulted in a significant number of patrons being attracted to that area and away from the vicinity of Trump's Castle. The Partnership further believes that the location of Trump's Castle has adversely affected its ability to attract walk-in patrons, although the Partnership believes that its location away from The Boardwalk area serves as an attractive feature to visitors seeking to avoid the congested downtown area. The Partnership also believes that Trump's Castle benefits, to some extent, from its relative geographic isolation by virtue of the fact that patrons do not have the option of walking from one casino to another once they arrive at Trump's Castle.

     In 1988, Congress passed the Indian Gaming Regulatory Act ("IGRA"), which requires any state in which casino-style gaming is permitted (even if only for limited charity purposes) to negotiate compacts with federally recognized Native American tribes at the request of such tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides such tribes with an advantage over their competitors, including the Partnership. In 1991, the Mashantucket Pequot Nation opened a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City. In February 1992, the Mashantucket Pequot Nation initiated 24 hour gaming. In January 1993, slot machines were added at such facility, and the facility currently contains over 3,100 slot machines. The Mashantucket Pequot Nation has announced various expansion plans, including its intention to build another casino in Ledyard together with hotels, restaurants and a theme park.

     Trump, the Partnership and the partnerships that own Trump Plaza and the Taj Mahal (collectively, the "Other Trump Casinos") have recently filed a lawsuit seeking, among other things, a declaration that IGRA is unconstitutional and seeking an injunction against the enforcement of certain provisions of IGRA. The complaint states, among other things, that the Mashantucket Pequot Nation's casino has caused the Partnership substantial economic injury. The complaint states further that any future expansions of existing Native American gaming facilities or new ventures by such persons or others in the northeastern or mid-Atlantic region of the United States would have a further adverse impact on Atlantic City in general and could cause the Partnership further substantial economic injury. See "BUSINESS -- Legal Proceedings -- Indian Gaming Regulatory Act Suit."

     A group in New Jersey terming itself the "Ramapough Indians" has applied to the U.S. Department of the Interior to be recognized formally as a Native American tribe, which recognition would permit it to require the State of New Jersey to negotiate a gaming compact under IGRA. On December 3, 1993, however, the Interior Department proposed that such Federal recognition to the Ramapough Indians be denied. Similarly, a group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Federal Bureau of Indian Affairs seeking formal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has Federal tribal status but does not have a reservation in the state. In addition, in July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming, but without slot machines, near Syracuse, New York. Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern portion of the state close to the Canadian border. The St. Regis Mohawk Nation has announced that it intends to open their casino in the summer of 1994. Other Native American Nations are seeking federal recognition, land, and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other nearby states.

     Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Trump's Castle's operations would be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or in New Jersey or other states in the Northeast. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in New York or Pennsylvania. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions, competition would intensify.

     In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers and Keno. To date, no such legislation, which may require a state constitutional amendment, has been enacted. The Partnership is unable to predict whether any such legislation, if enacted, would have a material adverse impact on the results of operations or financial condition of the Partnership.

The Ranking Of The Senior Notes Junior To The Midlantic Term Loan And The Regulatory Limitations On The Senior Note Trustee's Ability To Realize On Collateral

     General. Payment of the principal of, premium, if any, and interest on the Senior Notes is subordinated to the prior payment of the Midlantic Term Loan which had an aggregate principal amount outstanding of $38 million as of December 31, 1993. Similarly, payment of the principal of, premium, if any, and interest on the Senior Partnership Note and payments pursuant to the Senior Guarantee are subordinated to the Midlantic Term Loan. The Senior Notes are secured by the assignment by Funding to the Senior Note Trustee of the Senior Partnership Note and the Senior Note Mortgage, and the Senior Guarantee is secured by the Senior Guarantee Mortgage. The Senior Note Mortgage and Senior Guarantee Mortgage each evidence a security interest in Trump's Castle and substantially all of the other assets of the Partnership. The Partnership has entered into an Intercreditor Agreement pursuant to which the Partnership has agreed not to make any payments with respect to the Senior Partnership Note or the Senior Guarantee and the Senior Note Trustee will be prohibited from realizing on the Senior Note Mortgage and the Senior Guarantee Mortgage so long as there exists any payment default on the Midlantic Term Loan.

     If there is an Event of Default under the Senior Note Indenture, the Senior Note Mortgage or the Senior Guarantee Mortgage (collectively, the "Senior Note Agreements"), the Senior Note Trustee will have the right, subject to the requirements of the New Jersey Casino Control Act and the regulations promulgated thereunder (the "Casino Control Act"), to enforce the rights and remedies contained in the Senior Note Agreements. Because the Senior Partnership

Note and the Senior Guarantee are non-recourse with respect to the partners of the Partnership and their assets, the Senior Note Trustee's rights and remedies may be exercised solely with respect to the assets subject to the lien of the Senior Note Agreements. Trump's Castle will also be encumbered by the mortgages which secure the Midlantic Term Loan and the up to $10 million Working Capital Facility, if obtained. Accordingly, the net amount realized in any foreclosure sale for the benefit of holders of the Senior Notes will be only that amount which remains after payment of all amounts then due and owing to creditors having security interests in the collateral senior to the liens of the Senior Note Mortgage and the Senior Guarantee Mortgage and certain taxes and other items. There can be no assurance that a foreclosure on the Senior Note Mortgage or the Senior Guarantee Mortgage would produce proceeds in an amount that would be sufficient to pay the principal of, and accrued interest on, the Senior Notes. See "DESCRIPTION OF THE SENIOR NOTES -- Security."

     Certain Regulatory Considerations. No person can hold a casino license in the State of New Jersey unless found qualified to do so by the CCC. If the Senior Note Trustee sought to acquire collateral relating to an ongoing casino operation in a foreclosure sale or otherwise, the Senior Note Trustee would be required to comply with the licensing requirements of the Casino Control Act, including the requirement that it hold a casino license.

     The Senior Note Trustee would be required to make application to the CCC for interim casino authorization before it acquires such assets. If interim casino authorization is denied, the Senior Note Trustee would not be permitted to acquire such assets. If interim casino authorization is granted, the Senior Note Trustee could acquire such assets subject to an interim casino authorization trust. If casino licensure is subsequently granted, the interim casino authorization trust would no longer be operative, and the Senior Note Trustee would be permitted to acquire such assets. If casino licensure is thereafter denied, the interim casino authorization trustee would be required to dispose of all property subject to the interim casino authorization trust. See "REGULATORY MATTERS -- Interim Casino Authorization."

     In addition, in any foreclosure sale or subsequent resale by the Senior Note Trustee, licensing requirements under the Casino Control Act may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of such collateral. See "REGULATORY MATTERS."

     Certain Bankruptcy Limitations. The right of the Senior Note Trustee under the Senior Note Agreements to repossess and dispose of the collateral upon the occurrence of an event of default on the Senior Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Funding or the Partnership prior to the Senior Note Trustee's having repossessed and disposed of the collateral. Under applicable bankruptcy law, secured creditors such as the holders of the Senior Notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Notes could be delayed following commencement of a bankruptcy case, whether or when the Senior Note Trustee could repossess or dispose of the collateral or whether or to what extent holders of the Senior Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

The Restrictions Imposed By Certain Debt Instruments On The Partnership's Ability To Respond To Changing Business And Economic Conditions

     The Midlantic Term Loan, the Senior Note Indenture, the Mortgage Note Indenture and PIK Note Indenture impose restrictions on the activities of Funding and the Partnership. Generally, these restrictions relate to the incurrence of additional indebtedness, the distribution of cash and/or property to the Partnership's partners and the repayment or repurchase of pari passu or junior securities, investments, mergers and sales of assets and the creation of liens. See "THE MIDLANTIC TERM LOAN," "DESCRIPTION OF THE SENIOR NOTES," "DESCRIPTION OF THE MORTGAGE NOTES," and "DESCRIPTION OF THE PIK NOTES." These restrictions could limit the ability of the Partnership to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an Event of Default under the Midlantic Term Loan, the Senior Note Indenture, the Mortgage Note Indenture and the PIK Note Indenture, which could permit acceleration of the Midlantic Term Loan and acceleration of indebtedness of the Partnership under other instruments that may contain cross-acceleration or cross-default provisions. In addition, the Working Capital Facility, if obtained, could contain affirmative and negative covenants customary to loan documentation for highly leveraged companies, which covenants could be more restrictive than those contained in the Midlantic Term Loan and the Senior Note Indenture.

     The activities of Funding and the Partnership are further restricted by certain debt agreements under which Trump is personally obligated. These agreements impose restrictions on Trump and his affiliates, including Funding and the Partnership, relating, among other things, to the incurrence of additional indebtedness, the creation of liens, mergers and sales of assets, investments, leases, issuance of equity interests, affiliate transactions and capital expenditures. It is anticipated that Funding and the Partnership will not be permitted to refinance the Senior Notes, without the prior consent of such lenders. There can be no assurance, however, that any such consent, if sought, would be obtained. See "RISK FACTORS -- Control and Involvement of Trump."

Certain Consequences of a Public Offering of Casino Interests

     Trump or an affiliate of Trump may, in the future, conduct an offering of equity securities of an entity which holds interest in one or more of Trump's Castle, Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump Plaza Hotel and Casino ("Trump Plaza"). The Partnership is obligated to use 35% of the net proceeds of an offering of a direct or indirect equity interest in the Partnership to redeem PIK Notes at 100% of their principal amount. See "DESCRIPTION OF THE PIK NOTES -- Mandatory Redemption." Any such offering could constitute a Change of Control for purposes of the Senior Note Indenture, and the failure to include the Partnership in such equity offering could result in an Event of Default under the Senior Note Indenture.

     A Change of Control is defined as an event as a result of which either (a) Trump or an entity controlled by Trump (a "Permitted Holder") does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Partnership Representatives of the Partnership or to control the management of the Partnership; or (b) the Partnership is liquidated or dissolved or adopts a plan of liquidation or dissolution; provided, however, a Change of Control is not deemed to occur as a result of one or more public offerings so long as both (i) the Permitted Holder continues to beneficially own 20% or more of the entity which conducted the public offering and (ii) no other holder beneficially owns a greater percentage of the entity which conducted the public offering than the Permitted Holder. The Senior Note Indenture provides the holders of such securities with a right to require the Partnership to repurchase their securities upon a Change of Control at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Because a Change of Control will not necessarily occur in connection with a future public offering, the provisions of the Senior Note Indenture may not necessarily provide holders of Senior Notes with protection in the form of a Change of Control Offer in the event of a public offering.

     If a public offering did constitute a Change of Control, Funding's and the Partnership's ability to purchase PIK Notes upon a Change of Control is restricted by the terms of the Midlantic Term Loan. There can be no assurance that if a future equity offering results in a Change of Control the Partnership would be able to repurchase Senior Notes submitted for purchase. Any such failure to repurchase Senior Notes upon the occurrence of a Change of Control would constitute an Event of Default under the Senior Note Indenture. In addition, the Mortgage Notes and PIK Notes (which together had an aggregate principal amount of approximately $292 million as of December 31, 1993) contain a similar right of repurchase upon the occurrence of a Change of Control. There can be no assurance that if a future equity offering results in a Change of Control the Partnership would be able to repurchase Mortgage Notes or PIK Notes submitted for purchase. Any such failure to repurchase Mortgage Notes or PIK Notes upon the occurrence of a Change of Control would constitute an Event of Default under the Mortgage Note Indenture or the PIK Note Indenture, as the case may be.

     It is an event of default under the Senior Note Indenture (as well as under the Mortgage Note Indenture and PIK Note Indenture) if an entity which at the time directly or indirectly holds general partnership interests in both Trump Taj Mahal Associates (the Partnership that owns Taj Mahal, of which Donald J. Trump is 50% beneficial owner("TTMA")) and Trump Plaza Associates (the partnership which owns Trump Plaza, of which Donald J. Trump is the 100% beneficial owner ("TPA")), which interests had previously been held by Trump and his affiliates, offers through a public distribution its equity securities without having first acquired all the direct and indirect general partnership interests in the Partnership now held by Trump and his affiliates. See "DESCRIPTION OF THE SENIOR NOTES -- Events of Default." In the event that such a public offering were to take place, it would constitute an Event of Default under the Senior Note Indenture (as well as under the Mortgage Note Indenture and PIK Note Indenture). Trump has informed the Partnership that he intends to include the Partnership in such an offering and if he were not able to include the Partnership in such an offering he intends either to terminate the offering or to obtain a waiver of such provision pursuant to the terms of the Senior Note Indenture.

     Upon the occurrence of an Event of Default, whether as a result of a failure to repurchase Senior Notes or upon a Change of Control, a public distribution of securities described above or otherwise, the Trustee or the holder of 25% of the outstanding principal amount of the Senior Notes, as the case may be, could accelerate the maturity of the Senior Notes. Such acceleration would also result in defaults under indebtedness which is cross-defaulted or cross-accelerated with the Senior Note Indenture such as the Midlantic Term Loan.

Risks Inherent in an International Marketing Strategy

     The Partnership has recently implemented an aggressive overseas marketing plan designed to broaden its patron base by seeking to attract "high rollers", patrons who tend to wager large sums of money. The potential benefit derived from these patrons may not outweigh the high costs associated with attracting such players. In addition, the large sums of money wagered by "high rollers" may result in substantial gains or losses by individual patrons, which could increase the volatility of Trump's Castle's results of operations and thus increase the Partnership's need for liquidity. There may also be difficulties presented in collecting from such players.

The Conflicting Interests Of Certain Officers And Directors Of The Partnership And Its Affiliates

     Trump is the beneficial owner of Trump Plaza and a 50% beneficial owner of the Taj Mahal and is the sole owner of Trump Plaza Management Corp. ("TPM"), an entity that provides management services to Trump Plaza. In addition, Trump has a personal services agreement with Trump Taj Mahal Associates, the partnership that owns the Taj Mahal ("TTMA") pursuant to which he receives substantial compensation based, in part, on the financial results of the Taj Mahal. In addition, in connection with a prepayment of the mortgage bonds issued by a TTMA affiliate, Trump could increase his beneficial ownership of TTMA to up to 80%.

Trump could under certain circumstances have an incentive to operate the Other Trump Casinos to the competitive detriment of the Partnership. However, the Services Agreement which was entered into between the Partnership and TC/GP upon consummation of the Recapitalization provides that Trump and his affiliates will not engage in any activity, transaction or action which would result in the Other Trump Casinos realizing a competitive advantage over Trump's Castle. The Other Trump Casinos compete directly with each other and with other Atlantic City casino hotels, including Trump's Castle. Nicholas L. Ribis, the Chief Executive Officer of the Partnership, is also the chief executive officer of the partnerships that own the Other Trump Casinos, and Messrs. Ernest E. East and John P. Burke, officers of the Partnership, are also executive officers of the partnerships that own the Other Trump Casinos. In addition, Messrs. Trump, Ribis, East and Burke serve on the governing bodies of the partnerships that own the Other Trump Casinos. As a result of Trump's interests in three competing Atlantic City casinos, the common chief executive officer, and other common officers, a conflict of interest may be deemed to exist by reason of such persons' access to information and business opportunities possibly useful to any or all of such casinos. Although no specific procedures have been devised for resolving conflicts of interest confronting, or which may confront Trump, such persons and the Other Trump Casinos, Messrs. Trump, Ribis, East and Burke do not engage in any activity which they reasonably expect will harm Trump's Castle or is otherwise inconsistent with their fiduciary obligations to the Partnership. See "CERTAIN TRANSACTIONS."

     As described under "RISK FACTORS -- Control and Involvement of Trump," Trump is subject to certain loan agreements which contain covenants which relate to the operations of his affiliates, including the Partnership. Such covenants are generally more restrictive than those contained in the Senior Note Indenture.

     The Senior Note Indenture does not restrict the ability of Trump to engage in new or competing ventures, including gaming ventures located elsewhere in Atlantic City. An entity controlled by Trump has entered into a letter of intent relating to a proposed lease for a dockside site in Gulfport, Mississippi, which site may be used to develop gaming facilities.

Control And Involvement Of Trump

     Trump is the 100% beneficial owner of each of Funding and the Partnership (subject to the Litigation Warrants). The Partnership believes that the involvement of Trump in the affairs of Trump's Castle is one of several factors affecting the success of Trump's Castle. Trump presently participates in the management of Trump's Castle through his position as Chairman of the Board of Partner Representatives of the Partnership. In addition, the Partnership and TC/GP have entered into a services agreement for the provision of certain services by TC/GP to Trump's Castle. See "CERTAIN TRANSACTIONS -- Services Agreement" and "DESCRIPTION OF THE SERVICES AGREEMENT."

     Trump has entered into an Amended and Restated Put Agreement with Midlantic, pursuant to which he is required to purchase from Midlantic all of its right, title and interest in the Midlantic Term Loan, upon the occurrence of certain events. The purchase price payable by Trump would be equal to the then outstanding principal amount of the Midlantic Term Loan and all accrued but unpaid interest thereon, together with certain fees and expenses of Midlantic. See "THE MIDLANTIC TERM LOAN -- Put Agreement."

     Although he has no obligation to contribute funds to the Partnership, management believes that Trump's financial condition and general business success and the public's perception of such success may be relevant to the success of Trump's Castle due, in part, to the marquee value of the "Trump" name. Trump is engaged through various enterprises in a wide range of business activities. During 1989 and 1990, certain of Trump's businesses, including businesses for which Trump supplied personal guarantees, experienced financial difficulties that necessitated a comprehensive financial restructuring of certain of his properties and holdings, including Funding and the Partnership, and his personal indebtedness. By 1990, the aggregate amount of Trump's personal indebtedness and guarantees to financial institutions was approximately $950 million. In August 1990, Trump concluded a financial restructuring of his personal and other indebtedness to such financial institutions. Under the terms of such restructuring, the maturity dates of the various loans were extended, interest payments were deferred (with such deferred interest being secured by liens on substantially all of Trump's assets) and the lenders agreed not to exercise remedies against Trump personally in respect of such loans until June 30, 1995, subject to earlier termination upon the occurrence of certain defaults, including in particular a personal bankruptcy of Trump. As part of the restructuring, certain of the lenders advanced funds to Trump, for working capital purposes, under a new credit agreement (the "Trump Credit Agreement"). Under the terms of the Trump Credit Agreement and certain other agreements under which Trump is obligated, Trump is, and will continue to be, subject to certain restrictive covenants which relate to the operations of his affiliates, including the Partnership. Such covenants prohibit the incurrence by the

Partnership of additional indebtedness, with certain limited exceptions, and severely restrict affiliate transactions.

     Since 1990, Trump has engaged in a series of transactions designed to reduce his personal indebtedness. Such transactions generally have involved transfers or planned transfers of specific properties or equity interests in various operating companies owned by Trump to lenders in exchange for agreements to forbear or in one instance, subject to certain conditions, to enter into an agreement to forbear (collectively, the "forbearance agreements") from asserting against Trump claims in respect of related loans either totally or in excess of certain reduced amounts. Under the forbearance agreements, the obligation to forbear from asserting claims may be terminated if certain events occur including, without limitation, a personal bankruptcy of Trump or a finding that certain transfers of assets to, or the granting of certain liens in favor of, certain lenders constituted a fraudulent transfer. Transactions involving the former "Trump Shuttle", The Plaza Hotel in New York City (the "Plaza Hotel"), Trump's interest in Alexander's Inc., and various real estate assets owned by Trump have been consummated. The aggregate principal amount of personal indebtedness associated with such loans is approximately $490 million, and the reduced amount due with respect thereto (most of which must be satisfied by June 30, 1995) is $80 million. In addition, Trump is seeking to enter into additional restructuring agreements relating to his interest in a New York hotel property. Under the terms of such agreements, if executed, the lenders would, subject to the satisfaction of certain conditions, agree to forbear from asserting personal claims in excess of $35 million (subject to increase under certain circumstances) in respect of approximately $140 million in principal amount of personal indebtedness relating to, or secured by, Trump's interest in such property. The applicable lenders are under no obligation to enter into any such agreements. Even if entered into, consummation of those agreements would be subject to satisfaction of a number of conditions, including the negotiation of business arrangements among such lenders and with a non-affiliated third party holding an equity interest in the property. Such conditions may not be satisfied, and, accordingly, those agreements, if entered into, may not become effective. In such case, the reductions contemplated with respect to those loans would not occur. If these agreements are not entered into or do not become effective, Trump's interest in such property could be subject to foreclosure (which could occur at any time) resulting in defaults under various loan agreements to which Trump is a party. Trump has also entered into an agreement with one lender to transfer, or agree to transfer, certain other New York real estate assets to (or as directed by) such lender in exchange for a forbearance agreement with respect to other loans in the aggregate principal amount of approximately $28 million.

     In addition, certain loans secured by significant New York real estate assets owned by Trump in an aggregate principal amount of approximately $300 million became due in May and June of 1993. One such loan was restructured in June 1993 to provide for a forbearance agreement for a maximum term of three years, with the possibility of earlier termination of such forbearance agreement, and Trump has had discussions with the lenders regarding the extension and restructuring of the other such loans. The failure to achieve such restructuring or the termination of the forbearance agreement could have a material adverse effect on Trump and could result in defaults under various material loan agreements to which Trump is a party and which are secured by substantially all of his assets. No assurance can be given that such restructurings will occur or that the forbearance agreement described above will not be terminated.

     Trump has a substantial amount of personal indebtedness, most of which will become due in June 1995. The total amount of such indebtedness will depend on a number of factors. Assuming the restructuring agreements referred to above become effective and no events which terminate the "forbearance agreements" described above occur, the aggregate amount of remaining personal indebtedness to financial institutions will be approximately $235 million or if the New York hotel restructuring agreements referred to above do not become effective, $340 million (plus accrued interest). No assurance can be given that such restructuring agreements will become effective or that any such forbearance termination events will not occur. In either such event, the amount due would be substantially greater.

     In addition, the agreements with respect to Trump's indebtedness generally contain comprehensive covenants and events of default. If such covenants are breached or events of default otherwise occur, which could occur at any time, such indebtedness could be subject to acceleration by the applicable lenders. Any such acceleration could have a material adverse effect on Trump. Furthermore, a substantial portion of Trump's assets consists of real property or interests in regulated enterprises, which may affect the liquidity of such assets. Trump has advised the Partnership that he is actively pursuing all reasonable means of providing for the repayment or rescheduling of such indebtedness.

     There can be no assurance that Trump will be successful in repaying or rescheduling his indebtedness or that his assets will appreciate sufficiently to provide a source of repayment for such indebtedness, which events may be beyond the control of Trump. Any failure by Trump to repay or reschedule his indebtedness or to otherwise maintain financial stability may have a material adverse effect on the Partnership and, under such circumstances, could adversely affect the Partnership's ability to provide for the payment of interest or principal on the Senior Notes, or to refinance the Senior Notes on the maturity thereof. Moreover, if the CCC at any time finds Trump to be financially unstable under the Casino Control Act, the CCC is authorized to take any necessary public action to protect the public interest, including the suspension or revocation of the casino license of the Partnership. See "REGULATORY MATTERS."

     Trump is not a party to the Senior Note Indenture and is not restricted by such document from incurring additional indebtedness.

Reliance On Key Personnel

     The ability of the Partnership to operate successfully is dependent, in part, upon the continued services of certain of its employees, especially Nicholas L. Ribis, its Chief Executive Officer, and Roger P. Wagner its President and Chief Operating Officer, both of whom have employment agreements with the Partnership. Mr. Ribis' employment agreement expires in September 1996 (subject to earlier termination upon the occurrence of certain events), and Mr. Wagner's employment agreement expires on January 16, 1997. There can be no assurance that such employment agreements will be renewed upon their expiration or that suitable replacements could be found in the event of the termination of their employment. See "MANAGEMENT."

Strict Regulation Of The Partnership By The CCC

     The ownership and operation of casino hotel facilities and related businesses in Atlantic City are subject to strict state regulation under the Casino Control Act. The Partnership and its various officers have received the licenses, permits and authorizations required to operate Trump's Castle. Failure to maintain or obtain a casino license would have a material adverse effect on Funding and the Partnership. On April 19, 1993, the CCC renewed the casino license of the Partnership through May 31, 1995. No assurance can be given as to what license conditions, if any, may be imposed by the CCC in connection with any future renewals of the Partnership's casino license. See "REGULATORY MATTERS."

Potential Disqualification Of Holders Of The Senior Notes By The CCC

     The Casino Control Act imposes substantial restrictions on the ownership of securities of Funding. See "REGULATORY MATTERS." A holder of Senior Notes may be required to meet the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. Each Institutional Investor (as defined) seeking a waiver of qualification must execute a certification which will be provided to the Division of Gaming Enforcement (the "Division") and the CCC. The CCC will determine the qualification of specific security holders, including Institutional Investors subsequent to consummation of the Exchange Offer. There can be no assurance that the CCC will grant the requested waivers. The Senior Note Indenture provides that if the CCC requires a holder of securities (whether the record or beneficial owner) to qualify under the Casino Control Act and such holder does not so qualify, then such holder must dispose of his interest in the Senior Notes within 30 days after receipt by Funding of notice of such finding that such holder does not so qualify, or Funding may redeem such Senior Notes at the lower of outstanding principal amount or Fair Market Value (as defined) of such Senior Notes.

The Effect Of Currency Transaction Reporting Requirements On The Partnership's Business

     The Partnership is subject to United States Department of the Treasury regulations which require the reporting of transactions in currency involving more than $10,000 per patron per gaming day. See "REGULATORY MATTERS -- Other Laws and Regulations." The Department of the Treasury has adopted further regulations, the effectiveness of which has been indefinitely suspended, which will require the Partnership, among other things, to keep records of the name, permanent address and taxpayer identification number (or in the case of a nonresident alien, such person's passport number) of any person engaging in a currency transaction in excess of $3,000. The Partnership is unable to predict what effect, if any, these new reporting obligations will have on the gaming practices of certain of its patrons.

Trading Markets; Potential Volatility Of Market Prices

     There is no public market for the Senior Notes and Funding does not intend to apply for listing of the Senior Notes on any national securities exchange or for quotation of the Senior Notes through NASDAQ. No assurance can be given, however, as to the liquidity of the trading market for the Senior Notes or that an active public market for the Senior Notes will develop. If an active public market does not develop, the market price and liquidity of the Senior Notes may be adversely affected.

     The market for "high yield" securities, such as the Senior Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. In addition, factors such as quarterly fluctuations in the Partnership's financial and operating results, announcements by the Partnership or others, and developments affecting the Partnership, its customers or the gaming industry generally, could cause the market price of the Senior Notes to fluctuate substantially.

                                    FUNDING

     Trump's Castle Funding, Inc. was incorporated under the laws of the State of New Jersey in May 1985 and is wholly-owned by the Partnership. Funding was formed to serve as a financing corporation to raise funds through the issuance of its securities, as nominee for the Partnership, and to lend the proceeds thereof to the Partnership in exchange for a promissory note. Funding may not engage in any other business activities (including having any subsidiaries).

     Funding has its principal executive offices at Brigantine Boulevard and Huron Avenue, Atlantic City, New Jersey 08401, and its telephone number is (609) 441-8640.

                                THE PARTNERSHIP

     Trump's Castle Associates was originally formed as a limited partnership under the laws of the State of New Jersey on May 28, 1985. The Partnership was formed to acquire, complete the construction of and operate Trump's Castle and its ancillary properties.

     TC/GP has a 37.5% interest in the Partnership, Trump has a 61.5% interest in the Partnership, TCHI has a 1% interest in the Partnership and Trump is the beneficial owner of 100% of the common equity interest in the Partnership, subject to the right of the plaintiffs in certain litigation to be issued Litigation Warrants representing the right to acquire an indirect beneficial interest in 0.5% of the common equity interest in the Partnership. See "BUSINESS
- -- Legal Proceedings."

     The Partnership has its principal executive offices at Brigantine Boulevard and Huron Avenue, Atlantic City, New Jersey 08401, and its telephone number is
(609) 441-8640.

                               THE EXCHANGE OFFER

Background of the Exchange Offer

     The Series A Notes were issued as part of the Recapitalization of the Partnership and its affiliated entities, which also included the Recapitalization's Exchange Offer and the Merger. The Series A Notes were sold by Funding and the Partnership to the Senior Note Purchasers on December 28, 1993 pursuant to the Purchase Agreement. Funding, the Partnership and the Senior Note Purchasers also entered into the Registration Rights Agreement, pursuant to which Funding and the Partnership agreed, with respect to the Senior Notes, to
(i) cause to be filed, on or prior to March 28, 1994, a registration statement with the SEC under the Securities Act covering the Exchange Offer and (ii) use their reasonable best efforts to cause (A) such registration statement to be declared effective on or prior to June 24, 1994 and (B) Series B Notes to be delivered to the Depositary for delivery to all holders who have tendered Registrable Series A Notes pursuant to the Exchange Offer.

Terms of the Exchange Offer

     Funding hereby offers, upon the terms and subject to the conditions set forth herein, to exchange $1,000 principal amount of the Series B Notes for each $1,000 principal amount of outstanding Series A Notes held by Eligible Holders. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Series A Notes that remain Registrable Series A Notes (as defined), as of the Record Date (as defined below). For purposes of the Exchange Offer, "Registrable Series A Notes" is defined in the Registration Rights Agreement and refers to the Series A Notes upon original issuance thereof, and at all times subsequent thereto, until in the case of any such Series A Note, (i) a registration statement with respect to such Series A Note has been declared effective under the Securities Act and such Series A Note has been disposed of in accordance with such registration statement, (ii) such Series A Note is distributed to the public pursuant to Rule 144 (or any successor provisions) promulgated under the Securities Act, (iii) such Series A Note has been otherwise transferred and new certificates for such Series A Note not bearing a legend restricting further transfer shall have been delivered by Funding, or
(iv) such Series A Note ceases to be outstanding.

     Funding will accept for exchange any and all Series A Notes that are validly tendered on or prior to 11:00 a.m., Minneapolis-St. Paul time, on the Expiration Date. Tenders of Series A Notes may be withdrawn at any time prior to 11:00 a.m., Minneapolis-St. Paul time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by Funding and the Partnership and to the terms of the Registration Rights Agreement. See "THE EXCHANGE OFFER
- --Conditions of the Exchange Offer."

     Series A Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Series A Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying tendered Series A Notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $27 million aggregate principal amount of the Series A Notes were outstanding, the maximum amount authorized by the Senior Note Indenture. As of the Record Date, there were ___ registered holders of the Series A Notes. Solely for reasons of administration (and for no other purpose), Funding has fixed the close of business on ____________, 1994, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Series A Notes (or such Eligible Holders' legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of Series A Notes entitled to participate in the Exchange Offer.

     Funding shall be deemed to have accepted validly tendered Series A Notes when, as and if Funding has given oral or written notice thereof to the Depositary. The Depositary will act as agent for the tendering Eligible Holders of Series A Notes and for the purposes of receiving Series B Notes from Funding.

Termination of Certain Rights

     Pursuant to the Registration Rights Agreement and the Series A Notes, holders of the Series A Notes (i) have rights to receive Liquidated Damages and
(ii) have certain rights intended for the holders of unregistered securities. These rights will terminate upon the consummation of the Exchange Offer.

     The Registration Rights Agreement provides that if Funding and the Partnership fail to fulfill their obligations under the Registration Rights Agreement, then Funding and the Partnership, jointly and severally, will pay, in addition to amounts otherwise due under the Senior Note Indenture and the Registrable Series A Notes, Liquidated Damages to each holder of Registrable Series A Notes. See "DESCRIPTION OF THE SENIOR NOTES -- Registration Rights." Upon consummation of the Exchange Offer, the right of holders of the Registrable Series A Notes to receive Liquidated Damages will terminate.

     The Registration Rights Agreement also provides, with respect to the Senior Notes, that Funding and the Partnership will (i) cause to be filed, on or prior to March 28, 1994, a registration statement under the Securities Act covering the Exchange Offer and (ii) use their reasonable best efforts to cause (A) such registration statement to be declared effective by the SEC on or prior to June 24, 1994, and (B) Series B Notes to be delivered to the Depositary for delivery to all holders who have tendered Registrable Series A Notes pursuant to the Exchange Offer. The Exchange Offer is intended to satisfy Funding's and the Partnership's exchange obligations under the Registration Rights Agreement. Under certain circumstances, if a determination is made that the Exchange Offer cannot be consummated, the Registration Rights Agreement provides that Funding and the Partnership will file a shelf registration statement with the SEC and use their best efforts to cause such shelf registration statement to be declared effective under the Securities Act on or prior to June 24, 1994 and to keep the shelf registration statement effective for a period of two years from the date upon which the shelf registration is declared effective. These registration rights, as well as certain related rights provided in the Registration Rights Agreement, will terminate upon consummation of the Exchange Offer.

Procedure for Tendering Series A Notes

     To tender Series A Notes validly pursuant to the Exchange Offer, a holder must cause a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, to be received by the Depositary at one of its addresses set forth on the back cover of this Prospectus and must either cause certificates for tendered Series A Notes to be received by the Depositary at one of such addresses or cause such Series A Notes to be delivered pursuant to the procedures for book-entry delivery set forth below (and a confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date.

     Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"), except in cases where Series A Notes are tendered (i) by a registered holder of Series A Notes who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if Series B Notes are to be delivered to a person other than the registered owner of the certificates surrendered, then the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or bond powers guaranteed as aforesaid.

     Any beneficial owner whose Series A Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Series A Notes should contact such holder promptly and instruct such holder to tender Series A Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Series A Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Funding and the Depositary.

     In all cases, delivery of the Series B Notes for Series A Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of certificates for such Series A Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

     If a holder desires to tender Series A Notes pursuant to the Exchange Offer, but the certificates evidencing such Series A Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone Patricia M. Wild, Esq., Senior Vice President and General Counsel of the Partnership, at the following address about procedures for obtaining replacement certificates for such Series A Notes:

                           Trump's Castle Funding, Inc.
                           c/o Trump's Castle Casino Resort
                           Brigantine Boulevard and Huron Avenue
                           Atlantic City, New Jersey  08401
                           (609) 441-8640

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series A Notes will be determined by Funding and the Partnership, in their sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. Funding and the Partnership reserve the absolute right to reject any and all tenders determined by them not to be in proper form or which may, in the opinion of their counsel, be unlawful. Funding and the Partnership also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Series A Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Funding, the Partnership, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Funding's and the Partnership's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


Acceptance and Delivery of Series B Notes

     Upon the terms and subject to the conditions of the Exchange Offer, Funding will accept for exchange and will exchange Series A Notes validly tendered on or prior to the Expiration Date pursuant to the Exchange Offer as soon as practicable after the Expiration Date.

     For purposes of the Exchange Offer, Funding will be deemed to have accepted for exchange tendered Series A Notes properly tendered to the Depositary and not withdrawn, if, as and when Funding gives oral or written notice to the Depositary of its acceptance for exchange of the tenders of such Series A Notes. Upon such acceptance, the Series B Notes will be deemed to have been issued as of the date of their authentication. Upon the terms and subject to the conditions of the Exchange Offer, delivery of the Series B Notes will be made by the Depositary to any tendering holder of Series A Notes whose Series A Notes are accepted for exchange as soon as practicable after receipt of such notice. The Depositary will act as agent for tendering holders of Series A Notes for the purpose of receiving the Series B Notes from Funding and transmitting such Series B Notes to tendering holders of Series A Notes whose Series A Notes are accepted for exchange.

     If any tendered Series A Notes are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer for any reason or are not exchanged because of invalid tender, or if certificates are submitted for more Series A Notes than are tendered, certificates for such unexchanged Series A Notes will be returned, without expense to the tendering holder, as soon as practicable following expiration or termination of the Exchange Offer.

     If Funding is delayed in its acceptance for exchange of, or in its exchange for, Series A Notes or is unable to accept for exchange Series A Notes pursuant to the Exchange Offer for any reason, then, without prejudice to Funding's rights under the Exchange Offer (but subject to compliance with applicable rules under the Exchange Act), the Depositary may, nevertheless, on behalf of Funding, retain tendered Series A Notes, and such Series A Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described below.

Period for Tendering Series A Notes

     Funding and the Partnership expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance that Funding and the Partnership will exercise such rights to extend the Exchange Offer. Funding and the Partnership expressly reserve the right (i) to amend the Exchange Offer or to delay acceptance for exchange of any Series A Notes, or to terminate the Exchange Offer by giving notice of such termination to the Depositary, and not to accept for exchange any Series A Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified herein and (ii) at any time and from time to time, to amend the Exchange Offer in any respect, so long as such amendment does not violate the terms of the Registration Rights Agreement. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The manner in which Funding or the Partnership will make such public announcement may, if appropriate, be limited to a release to the Dow Jones News Service. The reservation by Funding and the Partnership of the right to delay acceptance for exchange of any Series A Notes is subject to the provisions of applicable law, which require that Funding pay the consideration offered or return the Series A Notes deposited by or on behalf of holders promptly after termination or withdrawal of the Exchange Offer. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If Funding or the Partnership waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Series A Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by Funding to record holders of Series A Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Series A Notes.

Withdrawal Rights

     Tenders of Series A Notes may be withdrawn by delivery of a written notice to the Depositary, at its address set forth on the back page of this Prospectus, at any time prior to 11:00 a.m., Minneapolis-St. Paul time, on the Expiration Date. To be effective, a written, telegraphic, telex or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Prospectus. Any notice of withdrawal must specify the name of the person having tendered the Series A Notes to be withdrawn, the number of Series A Notes to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Series A Notes. If certificates for Series A Notes have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Series A Notes have been tendered for the account of an Eligible Institution.

     Withdrawal of tenders of Series A Notes may not be rescinded, and any Series A Notes properly withdrawn will be deemed not to be validly tendered for purposes of the Exchange Offer. Withdrawn Series A Notes may, however, be retendered by repeating one of the procedures described herein at any time before the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Funding and the Partnership, in their sole discretion, which determination will be final and binding. Neither Funding, the Partnership nor the Depositary will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or to incur any liability for failure to give any such notification.

Conditions of the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, Funding will not be required to accept for exchange or may delay the acceptance for exchange of tendered Series A Notes, unless each of the following conditions have been met to the satisfaction of Funding and the Partnership:

     (a) there shall not have been instituted or threatened any action or proceeding before any court or governmental agency or other regulatory or administrative authority (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the Exchange Offer,
(ii) otherwise directly or indirectly relating to the Exchange Offer, or which otherwise, in the judgment of Funding or the Partnership, might materially adversely affect Funding, the Partnership or the value of the Series A Notes, or
(iii) in the judgment of Funding or the Partnership, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or other), operations, licenses or franchises, results of operations or prospects of Funding or the Partnership;

     (b) no action shall have been taken and no statute, rule, regulation, or order shall have been proposed, enacted, enforced, or deemed to be applicable to the Exchange Offer, by any government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in the judgment of Funding or the Partnership, would or might prohibit, restrict, or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Funding and the Partnership;

     (c) there shall not have occurred (i) any general suspension of trading in, or general limitation on prices for securities on the American Stock Exchange,
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to Funding or the Partnership, or (iii) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United

States; or, in the case any of the foregoing existing at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; and

     (d) no material adverse change shall have occurred or be threatened in the business, condition (financial or otherwise), operations, stock ownership or prospects of Funding or the Partnership.

     The foregoing conditions are for the sole benefit of Funding and the Partnership and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by Funding or the Partnership) giving rise to such condition or may be waived by Funding and the Partnership in whole or in part at any time or from time to time in their sole discretion. The failure by Funding or the Partnership at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, Funding and the Partnership have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by Funding or the Partnership concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Depositary and Information Agent

     First Bank National Association has been appointed Depositary for the Exchange Offer. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Prospectus. Requests for assistance or additional copies of this Prospectus or the Letter of Transmittal should be directed to the Depositary at the address and/or phone number set forth on the back cover of this Prospectus.

     All deliveries, correspondence and questions sent or presented to the Depositary relating to the Exchange Offer should be directed to its address or telephone number set forth on the back cover of this Prospectus.

Fees and Expenses

     The Partnership will pay the Depositary reasonable and customary fees for services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Partnership has also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

     The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Depositary and printing, accounting, investment banking and legal fees, will be paid by the Partnership and are estimated at $150,000.

Appraisal Rights

     HOLDERS OF SERIES A NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

Miscellaneous

     The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series A Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Nevertheless, Funding and the Partnership may, in their sole discretion, take such action as they may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Series A Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be made on behalf of Funding and the Partnership by brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF FUNDING OR THE PARTNERSHIP NOT CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                         CAPITALIZATION OF REGISTRANTS

     The following table sets forth the capitalization of the Partnership and Funding as of September 30, 1993, which is prior to the consummation of the Recapitalization, and as of December 31, 1993, which is subsequent to the date of the Recapitalization. This table should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," the historical financial statements and the notes thereto appearing elsewhere in this Prospectus.


                           TRUMP'S CASTLE ASSOCIATES

                                            September 30, 1993 December 31, 1993
Debt:                                           (unaudited)      (unaudited)
                                                (dollars in      (dollars in
                                                thousands)        thousands)
                                                ----------      ----------
9-1/2% Mortgage Bonds due
  1998, net ..............................      $  251,924(a)   $      -
11-3/4% Mortgage Notes due 2003 ..........             -           202,552(b)
Increasing Rate Subordinated
  Pay-in-Kind Notes due 2005 .............             -            42,242(c)
Midlantic Term Loan ......................          38,000          38,000
Midlantic Grid Note ......................           7,000             -
11-1/2% Senior Notes .....................             -            27,000
                                                ----------      ----------
         Total Debt ......................         296,924         309,794

Total Capital ............................          47,507          31,678
                                                ----------      ----------
         Total Capitalization ............      $  344,431      $  341,472
                                                ==========      ==========

- ---------
(a)  Net of unamortized discount of $83,986 as of September 30, 1993.

(b) Net of unamortized discounts of $39,589, based on 96% exchange, as of December 31, 1993.

(c) Net of unamortized discounts of $8,256, based on 96% exchange, as of December 31, 1993.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth historical financial information of the Partnership and Funding for each of the five years ended December 31, 1992 and for the nine months ended September 30, 1992 and 1993. The selected financial information of the Partnership and Funding set forth below as of December 31, and for each of the years ended December 31, has been derived from the audited consolidated financial statements of the Partnership and Funding. The financial information as of September 30, 1992 and 1993, and for each of the nine months then ended, has been derived from the unaudited consolidated financial statements of the Partnership and Funding, which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operation for those periods. Interim results are not necessarily indicative of full year performance. This information should be read in conjunction with the financial statements of the Partnership and Funding and related notes included elsewhere in this Prospectus and in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                   HISTORICAL FINANCIAL INFORMATION
                   OF TRUMP'S CASTLE ASSOCIATES AND
                     TRUMP'S CASTLE FUNDING, INC.


                                                                                                   Nine Months Ended
                                                       Year Ended December 31,                        September 30,
                                        -----------------------------------------------------    ---------------------
                                          1988       1989        1990       1991       1992        1992         1993
                                        --------   --------   ---------   --------   --------    --------     --------
                                                                        (in thousands)
Statement of Operations Data:
Revenues:
   Gaming ...........................   $248,022   $264,358    $233,597   $194,760   $242,008    $184,409     $186,773
   Other ............................     63,202     74,150      68,626     53,208     57,298      44,328       45,468
                                        --------   --------   ---------   --------   --------    --------     --------
   Gross revenues ...................    311,224    338,508     302,223    247,968    299,306     228,737      232,241
   Promotional allowances ...........     32,995     43,777      33,391     27,882     30,656      23,916       24,492
                                        --------   --------   ---------   --------   --------    --------     --------
   Net revenues .....................    278,229    294,731     268,832    220,086    268,650     204,821      207,749

Cost and Expenses:
   Gaming ...........................    120,604    131,224     159,585    119,719    149,376     111,928      111,945
   Other ............................     53,424     59,936      39,004     30,477     32,523      24,098       23,199
   General and Administrative .......     48,186     51,583      48,336     46,337     52,939      40,439       37,740
   Depreciation and amortization ....     19,973     17,564      20,658     21,414     19,802      15,218       12,866
   Restructuring costs ..............         -          -           -       4,499      5,983       5,983           -
                                        --------   --------   ---------   --------   --------    --------     --------
   Income (loss) from operations ....     36,042     34,424       1,249     (2,360)     8,027       7,155       21,999
                                        --------   --------   ---------   --------   --------    --------     --------

Net interest expense ................    (39,506)   (41,588)    (47,866)   (47,839)   (44,861)    (33,928)     (34,781)
Extraordinary gain (a) ..............         -          -           -          -     128,187     128,187           -
Net income (loss) ...................     (3,118)    (6,678)    (43,481)   (50,199)    91,353     101,414      (12,782)

Balance Sheet Data (at end of period):
Cash and cash equivalents ...........   $ 19,715   $ 14,600   $   8,046   $ 14,972   $ 23,610    $ 19,555     $ 21,250
Property and equipment-net ..........    340,373    373,780     366,540    351,177    340,383     342,690      337,734
Total assets ........................    396,890    439,775     408,276    391,303    379,641     380,071      376,638
Total long-term debt (b) ............    323,703    335,144          -          -     279,445     277,115      296,924
Preferred partnership interest (c) ..         -          -           -          -      15,000      15,000       15,000
Total capital (deficit) (c) .........     28,205     30,274     (13,207)   (63,406)    60,799      71,032       47,507

- -----------

(a) The extraordinary gain of $128,187 for the nine months ended September 30, 1992 and the year ended December 31, 1992 reflects a $96,896 accounting adjustment to carry the Bonds at fair market value based on current rates of interest at the date of issuance, an $18,000 forgiveness of bank borrowings, $22,805 representing discharge of accrued interest and net of the write-off of $9,514 of unamortized Bond issuance costs.

(b) Long-term debt of $337,649 and $340,553 as of December 31, 1990 and 1991 had been classified as a current liability.

(c) Represents the Trump Priority Interest that was issued in exchange for the cancellation of certain indebtedness. The amount is also included in total capital as of December 31, 1992 and September 30, 1992 and 1993.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     In 1990, the Partnership began experiencing a liquidity problem that culminated in the Restructuring, which was consummated on May 29, 1992. Results of operations of the Partnership through December 31, 1992 were affected by the Restructuring, which resulted in an extraordinary gain of approximately $128.2 million for the year ended December 31, 1992. See "BUSINESS -- The Restructuring." The Partnership's business is highly competitive, and any future expansions by the Mashantucket Pequot Nation or new gaming ventures by other Native American tribes or other persons in the northeastern or mid-atlantic region of the United States could have a material adverse effect on the Partnership's future financial condition and results of operations. See "RISK FACTORS -- Competition and Industry Rate of Growth" and "BUSINESS -- Competition."

     The financial information presented below reflects the results of operations of the Partnership. Since Funding has no business operations its results of operations are not discussed below.

Results of Operations for the Nine Month Periods Ended
September 30, 1993 and 1992

     Net revenues for the nine month periods ended September 30, 1993 and 1992 totaled approximately $207.7 million and $204.8 million respectively, representing a $2.9 million (1.4%) increase. Gaming revenues were approximately $186.8 million for the nine months ended September 30, 1993 and $184.4 million for the comparable period in 1992, representing a $2.4 million (1.3%) increase. Management believes the $2.4 million (1.3%) increase in gaming revenues is attributable primarily to a continuing emphasis on customer service and a repositioning by the Partnership to expand profitable market segments.

     Gaming revenue is comprised of table game win and slot machine win. For the nine months ended September 30, 1993 and 1992 slot win approximated $132.1 million and $125.0 million respectively. Dollars wagered on slot machines totaled approximately $1,410.4 million and $1,276.3 million for the nine months ended September 30, 1993 and 1992, respectively, with a win percentage of 9.4% in 1993 and 9.8% in 1992, respectively. The lower slot win percentage of 9.4% was largely intentional and designed by the Partnership in order to remain competitive and stimulate patron play. Slot machine wagerings increased 10.5% and slot machine revenue increased 5.7% for the nine months ended September 30, 1993 over the comparable period in 1992. For the nine months ended September 30, 1993 and 1992, table game win approximated $54.7 million and $59.4 million respectively. During these periods, dollars wagered on table games totaled approximately $370.8 million with a win percentage of 14.4% in 1993 and $389.1 million with a win percentage of 15.3% in 1992.

     Nongaming revenues increased approximately $1.1 million from $44.3 million for the nine months ended September 30, 1992, to $45.5 million for the comparable period in 1993. This improvement was attributable primarily to an increase in rooms revenue of $1.6 million (11.8%) partially offset by a decline in food and beverage revenues of $0.8 million (-3.1%). Room occupancy was 89.0% and 86.8% and the average rate was approximately $82 and $79 for the nine months ended September 30, 1993 and 1992, respectively. Other revenues increased $0.3 million (4.4%) for the nine month period ended September 30, 1993 over the comparable period in 1992, due primarily to a shift in marketing emphasis toward patrons with an above average spending profile. Offsetting the improvement in nongaming revenues during these periods was an increase in promotional allowances of $0.6 million related to the increase in gaming revenues. Promotional allowances as a percentage of gaming revenues increased to 13.1% for the nine months ended September 30, 1993 from 13.0% for the comparable period in 1992.

     Gaming expenses remained virtually unchanged for the nine month period ended September 30, 1993 over the comparable period in 1992. During these periods, other operating expenses including Rooms, Food & Beverage and General & Administrative decreased $2.2 million (-3.6%). These decreases were related to previously established cost containment policies.

     For the nine month period ended September 30, 1993 depreciation and amortization decreased $2.4 million (-15.5%) over the comparable period in 1992, primarily as a result of the impact of fully depreciated assets as well as the discharge of the outstanding deferred bond costs which were eliminated as a result of the Restructuring.

     Restructuring costs were not incurred for the first nine months of 1993 compared to costs of $6.0 million for the same period in 1992 due to the Company's Restructuring which was completed on May 29, 1992.

     Income from operations improved $13.5 million (or $7.5 million excluding restructuring costs) as a result of increased revenues, previously implemented cost containment measures and a continued emphasis on customer service for the nine month period ended September 30, 1993 as compared to the same period in 1992.

     The Partnership experienced a net loss of $12.8 million for the nine months ended September 30, 1993 and a profit of $101.4 million, primarily as a result of the Restructuring during the comparable period in 1992.

Results of Operations for the Years Ended December 31, 1992 and 1991

     Net revenues (gross revenues, less promotional expenses) for the twelve months ended December 31, 1992 and 1991 totalled approximately $268.7 million and $220.1 million, respectively. Gaming revenues were approximately $242.0 million and $194.8 million in 1992 and 1991, respectively. Management believes the increase in gaming revenues in 1992 of 24.3% is attributable to improved customer service and a refocusing of marketing efforts to reduce unprofitable market segments.

     For the twelve months ended December 31, 1992 and 1991, table game win (i.e., revenues from table games) approximated $77.7 million and $67.6 million and slot win (i.e., revenues from slot machines) approximated $164.3 million and $127.2 million, respectively. During these periods, table game win percentage was 15.4% in 1992 and 15.3% in 1991. Slot win percentage in 1992 was 9.8% and 9.9% in 1991. The lower slot win percentage in 1992 was largely intentional and designed to remain competitive and stimulate patron play. Slot machine wagerings increased 31.6% for the twelve months ended December 31, 1992 over the comparable period in 1991 while slot machine revenue increased 29.2%.

     The Partnership elected to discontinue certain Progressive Slot Jackpot Programs which positively impacted slot revenue by $1.8 million for the year ended December 31, 1992.

     During the year ended December 31, 1992, gaming credit extended to customers was approximately 28.1% of overall table play. At December 31, 1992, gaming receivables amounted to approximately $7.6 million, net of allowances for doubtful gaming receivables of approximately $2.7 million.

     Nongaming revenues increased approximately $4.1 million from $53.2 million in 1991 to $57.3 million in 1992. This improvement was attributable primarily to an increase in food and beverage revenues of 10.8% in 1992 as compared to 1991 and an increase in revenues from hotel rooms of 7.1% in 1992 as compared to 1991. Revenues from food and beverage sales for this period amounted to approximately $31.4 million, of which approximately $16.1 million consisted of complimentary food and beverage. Revenues from hotel rooms during this period amounted to approximately $17.8 million, of which $11.0 million consisted of complimentary rooms. Trump's Castle's average hotel occupancy rate, based on available rooms, was 85.8% in 1992, including occupancy of 50.7% of the available rooms by patrons receiving complimentary rooms. The average rate remained constant primarily from pricing casino room promotional allowances at competitive levels in the Atlantic City market. Food and beverage revenues improved as the marketing emphasis was shifted from attracting large numbers of low level gaming patrons to upscale patrons with higher gaming budgets. Offsetting the nongaming revenue increase was an increase in promotional allowances of $2.8 million. Promotional allowances as a percentage of gaming revenues declined to 12.7% in 1992 from 14.3% in 1991.

     Gaming expenses increased for the twelve month period ended December 31, 1992 by $29.6 million (or 24.8%) and all other operating expenses excluding depreciation and amortization and Restructuring costs increased $7.3 million (or 9.5%). The comparatively lower percentage increase in other expenses (as compared to the percentage increase in gaming expenses) was due to cost containment measures including payroll reductions and discontinuance of unprofitable marketing programs. Such measures were implemented to improve overall operating efficiencies while remaining competitive and dedicated to long range marketing goals.

     Depreciation and amortization declined $1.6 million (7.5%) due primarily to the implementation of cost containment measures related to capital expenditures.

     Income from operations improved $11.7 million primarily as a result of revenue improvements and the continuation of cost containment measures.

     The Partnership generated a net income of $91.4 million for the twelve months ended December 31, 1992 and incurred a net loss of $50.2 million for the comparable period in 1991. The net income of $91.4 million includes an extraordinary gain, as a result of the financial restructuring, of $128.2 million offset by litigation expense of $1.4 million.

Results of Operations for the Years Ended December 31, 1991
and 1990

     Net revenues for the twelve month periods ended December 31, 1991 and 1990 totalled approximately $220.1 million and $268.8 million, respectively. Gaming revenues were approximately $194.8 million and $233.6 million in 1991 and 1990, respectively. Management believes the decline in gaming revenues was attributable to a continuing competitive market in Atlantic City and a repositioning by the Partnership to eliminate unprofitable market segments.

     For the twelve months ended December 31, 1991 and 1990, table game win approximated $67.6 and $98.3 million and slot win approximated $127.2 million and $135.3 million, respectively. During these periods, dollars wagered on table games totalled approximately $441.2 million with a win percentage of 15.3% in 1991 and $665.2 million with a win percentage of 14.8% in 1990. Dollars wagered on slot machines totalled approximately $1,278.9 million and $1,268.3 million in 1991 and 1990 with a win percentage in 1991 of 9.9% and in 1990 of 10.7%. The lower slot win percentage in 1991 was designed to remain competitive and stimulate patron play. Slot machine wagerings increased 0.8% for the twelve months ended December 31, 1991 over the comparable period in 1990 while slot machine revenue decreased 6.0%.

     Nongaming revenues declined approximately $15.4 million from $68.6 million in 1990 to $53.2 million in 1991. This decline was attributable primarily to rooms (24.1%) and food and beverage (21.9%). Room occupancy was 85.3% and 84.5% and the average rate was approximately $77 and $102 for the twelve months ended December 31, 1991 and 1990, respectively. The average rate reduction occurred primarily from repricing casino room promotional allowances to competitive levels in the Atlantic City market. Food and beverage revenues declined as the marketing emphasis was shifted from attracting large numbers of low level gaming patrons to upscale patrons with higher gaming budgets. Offsetting the nongaming revenue decline was a decrease in promotional allowances of $5.5 million. Promotional allowances as a percentage of gaming revenues remained constant at 14.3% from 1990 to 1991.

     Gaming expenses declined for the twelve month period ended December 31, 1991 by $39.7 million (25.0%) and all other operating expenses including rooms, food & beverage, general & administrative and other declined $9.8 million (9.1%). These reductions reflect the results of several cost containment measures including payroll reductions and discontinuance of unprofitable marketing programs. Such measures were implemented to improve overall operating efficiencies while remaining competitive and dedicated to long range marketing goals.

     Depreciation and amortization increased $0.8 million (3.7%) due primarily to a reconfiguration of the casino floor and the purchase of new slot machines.

     Income from operations declined $3.6 million primarily as a result of incurring $4.5 million of professional fees related to the debt restructuring for the twelve month period ended December 31, 1991. Excluding these nonrecurring restructuring costs, income from operations would have increased $0.9 million from $1.2 million for the twelve months ended December 31, 1990 to $2.1 million for the twelve months ended December 31, 1991.

     The Partnership incurred a net loss of $50.2 million for the twelve months ended December 31, 1991 and $43.5 million for the comparable period in 1990.

Inflation

     There was no significant impact on the Partnership's operations as a result of inflation during 1992, 1991, and 1990.

Liquidity and Capital Resources

     Cash flow from operating activities is the Partnership's principal source of liquidity to meet debt service obligations, capital expenditure programs and operating liquidity. For the nine months ended September 30, 1993, the Partnership's net cash flow provided by operating activities before cash debt service obligations was $36.1 million, cash debt service was $25.5 million, resulting in net cash provided by operating activities of $10.6 million. For the nine months ended September 30, 1992, the Partnership's net cash flow provided by operating activities before cash debt service obligations was $18.4 million, cash debt service was $7.2 million, resulting in net cash provided by operating activities of $11.2 million. Cash and cash equivalents of $21.2 million at September 30, 1993 reflects a reduction of $2.4 million from $23.6 million at December 31, 1992. For the year ended December 31, 1992, net cash provided by operating activities before cash debt service obligations was $27.6 million, cash debt service was $8.2 million, resulting in net cash provided by operating activities of $19.4 million which resulted in an overall increase of $8.6 million in cash and cash equivalents from December 31, 1991. For the year ended December 31, 1991, net cash provided by operating activities before cash debt service obligations was $20.4 million, cash debt service was $7.9 million, resulting in net cash provided by operating activities of $12.5 million, which resulted in an increase of $7.0 million in cash and cash equivalents from December 31, 1990. The increase of $6.9 million in net cash provided by operating activities in 1992 reflects primarily improved operating performance. Net cash provided by (used in) operating activities for the years ended 1992, 1991 and 1990 was $19.4 million, $12.5 million and ($6.5) million, respectively. The lower cash debt service in 1991 and 1992 reflects the Partnership's liquidity problems at such time, as a result of which it failed to make certain cash interest payments. See "BUSINESS -- The Restructuring".

     Upon consummation of the Recapitalization, the Partnership had a working capital surplus of $2.2 million which amount is adequate to meet its needs for cash. The Partnership believes that this level of working capital is adequate to sustain operations in the foreseeable future and that no additional external financing beyond that included in the Recapitalization is anticipated.

     The effect of the Recapitalization on the Partnership's capital structure has been to increase the Partnership's weighted average cost of debt capital from approximately 9.43% to approximately 11.74%.

           Pre-Recapitalization Weighted Average Cost of Debt Capital

                                                  Principal
                                                    Amount            Rate
                                                -------------         ----

Midlantic Term Loan...................          $  38,000,000         9.00%
Bonds.................................            335,910,000         9.50%
Midlantic Grid Note...................              7,000,000         8.50%
                                                                      -----
Weighted Average Cost of
  Debt Capital........................                                9.43%

          Post-Recapitalization Weighted Average Cost of Debt Capital

                                                  Principal
                                                    Amount            Rate
                                                -------------         ----

Midlantic Term Loan...................          $  38,000,000         9.00%
Senior Notes..........................             27,000,000        11.50%
Mortgage Notes........................            242,141,000        11.75%
PIK Notes.............................             50,499,000        13.875%
                                                                     ------
Weighted Average Cost of
  Debt Capital........................                               11.74%

     The increase in the weighted average cost of debt capital will be offset, at least initially, by an approximately $23 million decrease in the principal amount of the Partnership's outstanding indebtedness and by a reduction in the cash required to meet the Partnership's debt service obligations in the near future. As a result of the Recapitalization, the Partnership's consolidated indebtedness has been reduced from $381 million to $358 million. The pay-in-kind feature of the PIK Notes could, however, result in an additional $130 million of indebtedness over the next ten years, assuming all accrued interest on the PIK Notes is paid in additional PIK Notes. It is projected that the Partnership would require approximately $31.4 million in 1994 and $36.1 million in 1995, in operating cash flow to meet its debt service obligation, as opposed to $33.6 million in 1994 and $38.1 million in 1995 in the absence of the Recapitalization. If necessary, the Partnership may seek to obtain a Working Capital Facility to fund any shortfall in cash available to meet debt service obligations.

     Capital expenditures of $10.2 million for the nine months ended September 30, 1993 increased approximately $3.9 million due primarily to the expansion of the casino floor and the construction of an electronic graphic sign affixed to the front of the building. Capital expenditures were $8.6 million for the year ended December 31, 1992, and included the Partnership's remaining obligation on the Marina Roadway and the acquisition of new slot machines.

     Anticipated capital expenditures for 1994 will approximate $8 million and include the renovation of 250 hotel rooms, the purchase of new slot machines and related equipment and a 3,000 foot expansion to the casino floor to accommodate the addition of simulcast race-track wagering and Keno games. The expansion will also increase casino access and casino visibility for hotel patrons. Capital expenditures for 1992, 1991 and 1990 were $8.6 million, $5.1 million and $12.6 million, respectively. Management believes that the anticipated future level of capital expenditures will be sufficient to maintain the attractiveness of Trump's Castle and the aesthetics of its casino, hotel rooms and other public areas. The Partnership intends to finance its capital expenditures in the future with existing cash on hand and cash flow from operations.

     Management also believes, based upon its current level of operations, that although the Partnership is highly leveraged, it will continue to have the ability to pay interest on the Senior Notes and the Partnership's other indebtedness and to pay other liabilities with funds from operations for the foreseeable future. However, there can be no assurance to that effect. In the event that circumstances change, the Partnership may seek to obtain the Working Capital Facility, although there can be no assurance that such financing will be available on terms acceptable to the Partnership. See "RISK FACTORS -- High Leverage and Fixed Charges."

                                    BUSINESS

     The Partnership owns and operates Trump's Castle Casino Resort, a luxury casino hotel located in the Marina District of Atlantic City, New Jersey, seven miles from New Jersey's Garden State Parkway. Management believes that the location of Trump's Castle appeals to a major segment of the gaming market that prefers to be away from the congestion of downtown Atlantic City. Trump's Castle's proximity to major north/south and east/west expressways makes it convenient for "drive-in" gaming patrons seeking a destination resort casino. The State of New Jersey is in the process of completing a $17.5 million improvement of the highway that connects the New Jersey Garden State Parkway to the Marina District of Atlantic City.

     In addition, the CRDA has provided funding approval for a "Marina District Beautification Project," pursuant to which Trump's Castle, in conjunction with Harrah's Casino Hotel, will create an entranceway to the Marina District consistent with the downtown "tourist corridor" project. Management believes that the 33 acre beautification project will significantly benefit Trump's Castle.

     Trump's Castle has identified exceptional service as a means of differentiating itself from and competing with other casinos in Atlantic City. It has invested significant resources to the development of its 700 managers and 3,000 employees to insure that the corporate culture meets its service strategies. In addition, Trump's Castle's annual capital expenditures are designed to insure that room accommodations, restaurants, public areas, the casino and all other areas of the hotel are maintained in first-class "Four Star" condition.

     Trump Castle's primary marketing strategy focuses on attracting and retaining middle and upper middle market "drive-in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Trump's Castle has also recently implemented an aggressive overseas marketing plan designed to broaden its patron base by seeking to attract "high roller" table game patrons who tend to wager large sums of money. Recently, Trump's Castle has recruited several senior level casino marketing executives who have extensive experience in overseas marketing and a proven track record of attracting profitable international "high rollers". This new strategy will also include promotions and offer special events aimed at the overseas market and is designed to offset the decline of table games play by the domestic market. Trump's Castle also intends to capitalize on its first-class facilities, particularly its luxury suite tower and on-site helipad to attract international patrons.


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

The Recapitalization

     In December 1993, the Partnership and its affiliated entities consummated the Recapitalization, which included the Recapitalization's Exchange Offer and the Merger. Pursuant to the Recapitalization's Exchange Offer, each $1,000 principal amount of outstanding Bonds was exchanged for $750 principal amount of Mortgage Notes, $120 principal amount of PIK Notes and a cash payment equal to $6.19. As a result of the Merger, holders of TC/GP Common Stock received $35 principal amount of PIK Notes for each Share of TC/GP Common Stock.

     The Series A Notes were issued as part of the Recapitalization and were sold by Funding and the Partnership to the Senior Note Purchasers on December 28, 1993 pursuant to the Purchase Agreement. Funding, the Partnership and the Senior Note Purchasers also entered into the Registration Rights Agreement, pursuant to which Funding and the Partnership agreed, with respect to the Senior Notes, to (i) cause to be filed, on or prior to March 28, 1994, a registration statement with the SEC under the Securities Act covering the Exchange Offer and
(ii) to use their reasonable best efforts to cause (A) such registration statement to be declared effective on or prior to June 24, 1994 and (B) Series B Notes to be delivered to the Depositary for delivery to all holders who have tendered Registrable Series A Notes pursuant to the Exchange Offer.

     The net proceeds from the sale of the Series A Notes were used by the Partnership to (i) fund the redemption of the Bonds not exchanged in the Recapitalization's Exchange Offer, (ii) repay in full all principal and accrued interest outstanding under the Midlantic Grid Note, (iii) fund any amounts judicially awarded in respect of statutory appraisal rights arising out of the Merger (subject to certain limitations) and (iv) pay transaction costs incurred in connection with the Recapitalization.

     As a result of the Recapitalization, TC/GP has a 37.5% interest in the Partnership, Trump has a 61.5% interest in the Partnership, TCHI has a 1% interest in the Partnership and Trump is the beneficial owner of 100% of the common equity interests in the Partnership (subject to the Litigation Warrants). Also as a consequence of the Recapitalization, the principal amount of the Partnership's debt has been reduced, and, initially, the Partnership's cash charges have been reduced.

The Restructuring

     In 1990, the Partnership began experiencing a liquidity problem. The Partnership believes that its liquidity problem was attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast and the Persian Gulf War.


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

Comparatively excessive casino gaming capacity in Atlantic City, due in part to the opening of the Taj Mahal in April 1990, may also have contributed to the Partnership's liquidity problem.

     As a result of the Partnership's liquidity problem, Funding failed to make its $41.1 million June 15, 1991 interest and sinking fund payments and its $18.4 million December 15, 1991 interest payments on the Old Bonds. In 1990, the Partnership also failed to pay interest installments on certain indebtedness due Midlantic, although the Partnership subsequently made payment to Midlantic of all unpaid interest on such debt and met its debt service obligations to Midlantic.

     In order to alleviate its liquidity problem, on May 29, 1992, TCHI, Funding and the Partnership (collectively, the "Debtors") restructured their indebtedness through a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. At the time, the Debtors believed that there was no alternative to their liquidity problem other than filing a petition under the Bankruptcy Code. The Partnership had been unable to obtain additional financing, and Funding was restricted from amending the payment terms of the Old Bonds outside of a case under the Bankruptcy Code without the unanimous consent of the holders thereof. The purpose of the Restructuring was to improve the amortization schedule and extend the maturity of the Partnership's indebtedness by reducing and deferring the Debtor's annual debt service requirements by (1) lowering the interest rate on the Partnership's and Funding's long term indebtedness to Midlantic and (2) by issuing the Bonds with an overall lower rate of interest as compared with Funding's Old Bonds.

     Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its stockholders. Upon filing of a petition for reorganization under chapter 11 of the Bankruptcy Code, section 362 of the Bankruptcy Code generally provides for an automatic stay of all attempts to collect claims or enforce liens against a debtor or the property of a debtor that arose prior to the commencement of such debtor's reorganization case or that otherwise interfere with the debtor's property.

     Confirmation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. A claim or interest is impaired under a plan of reorganization if the plan provides that such claim or interest will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claims or interests are altered. A holder of an impaired claim or interest is entitled to vote to accept or reject a plan of reorganization if such claim or interest has been allowed under section 502 of the Bankruptcy Code. Chapter 11 of the Bankruptcy Code does not require each holder of a claim or interest to vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the plan. However, the Bankruptcy Court must find that the plan of reorganization meets a number of statutory tests before it may confirm, or approve, the plan of reorganization. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the Bankruptcy Court.

     The Debtors consummated the Restructuring through a so-called "prepackaged" plan of reorganization in which a plan is drafted and the votes of the holders of the impaired claims and interests are solicited prior to the filing of a petition for relief under the Bankruptcy Code (the "Plan"). The primary purpose of soliciting votes prior to the filing of a petition for relief under the Bankruptcy Code is to enable the plan to be confirmed as soon as possible, thereby minimizing the disruption to the operations of the debtor. The Debtors utilized a prepackaged plan of reorganization due to their belief that the recovery to holders of Old Bonds would have been less in any other reorganization than was achieved under the Restructuring. This belief was based upon (i) the longer period of time that would likely be required to consummate a non-prepackaged reorganization case, (ii) the comparatively greater negative public relations impact on the operations of Trump's Castle that could result from a prolonged reorganization case, (iii) the increased expenses for professionals and administrative costs normally associated with a non-prepackaged reorganization case, (iv) the possible loss of suppliers and patrons, (v) the negative effect on employee morale, (vi) the possibility of having to renegotiate agreements reached with the holders of certain of the Partnership's debt and (vii) increased uncertainty regarding the Partnership's casino license.

     Pursuant to the Plan, TC/GP received a 49.995% interest in the Partnership and became a general partner. TC/GP also received half the equity in TCHI which held a .01% partnership interest in the Partnership, thereby making TC/GP the beneficial owner of 50% of the Partnership, the remainder of which was owned by Trump. As a result of the Recapitalization in 1993, Trump became the beneficial owner of 100% of the equity in the Partnership (subject to the Litigation Warrants). See "BUSINESS -- The Recapitalization."

     Upon consummation of the Plan, each $1,000 principal amount of Funding's Series A-1 Bonds or $1,000 accreted amount as of December 15, 1990 of Series A-2 Bonds were exchanged for $1,000 in principal amount of Bonds, together with one share of the Common Stock of TC/GP and certain other payments. As a result of the Recapitalization's Exchange Offer, all of the Bonds were either exchanged for Mortgage Notes, PIK Notes, and a cash payment, or redeemed for cash at 75% of their principal amount. See "BUSINESS -- The Recapitalization."

     In addition, upon consummation of the Plan, the outstanding principal amount of the Midlantic Term Loan was reduced from $50 million to $38 million. The interest rate on the Midlantic Term Loan was changed from 1% above Midlantic's prime rate of interest to 9% per annum, subject to adjustment. The outstanding principal amount of a second layer of the Partnership's indebtedness to Midlantic, the Midlantic Grid Note, was reduced from $13 million to $7 million. The interest rate on the Midlantic Grid Note was changed from Midlantic's prime rate of interest to 8.5% per annum, subject to adjustment. As part of the Recapitalization, the Partnership repaid the Midlantic Grid Note with a portion of the proceeds from the sale of the Series A Notes. See "BUSINESS - The Recapitalization."

Casino Hotel Facilities and Operations

     Trump's Castle Casino offers 94 table games (including 13 poker tables) and 2,098 slot machines. In addition to the casino, Trump's Castle consists of a 27-story hotel on a 14.7 acre parcel of land with 726 guest rooms, including 185 suites of which, 99 are "Crystal Tower" luxury suites. Renovation of 300 of the guest rooms was completed in 1993 and 250 more guest rooms will be renovated by April of 1994. The facility also offers nine restaurants, a 460 seat cabaret theatre, two cocktail lounges, 58,000 square feet of convention, ballroom and meeting space, a swimming pool, tennis courts and a sports and health club facility. Trump's Castle has been designed so that it can be enlarged in phases into a facility containing 2,000 rooms, a 1,600 seat cabaret theatre and additional recreational amenities.

     During 1993, Trump's Castle completed a 10,000 square foot expansion to its casino which has enabled Trump's Castle to increase the number of slot machines on the casino floor by 300 units, to provide more space between slot machines and to place stools in front of additional slot machines, all of which are designed to provide the gaming patron with a more comfortable gaming experience. Presently, Trump's Castle is undertaking a 3,000 square foot expansion accommodate the addition of simulcast race track wagering and Keno games. The expansion will also increase casino access and casino visibility for hotel patrons. In addition, Trump's Castle recently completed the construction of a Las Vegas style marquee and reader board, the largest of its kind on the East Coast.

     Trumps's Castle operates a Marina which includes docks containing 600 slips and a 35,000 square foot two-story building. The building contains a 240 seat gourmet restaurant, a 60 seat restaurant and lounge, retail space and State offices. The Marina building is connected to Trump's Castle by an elevated pedestrian walkway. Trump's Castle also has a nine-story garage providing on-site parking for approximately 3,000 vehicles; and a helipad which is located


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

atop the parking garage making Trump's Castle the only Atlantic City casino with access by land, sea and air.

Marketing Strategy

     General

     In 1990, the Atlantic City casino industry experienced a significant increase in room capacity and in available casino floor space, due primarily to opening of the Taj Mahal, which at the time was wholly-owned by Trump. Management believes that the opening of the Taj Mahal had a disproportionately adverse effect on Trump's Castle due to the common use of the "Trump" name, and the fact that Trump's Castle is reached via the same access road as the Taj Mahal. The Partnership believes that results in 1991 were affected by the weakness in the economy throughout the Northeast and the adverse impact on tourism and consumer spending in 1991 of the war in the Middle East. See "RISK FACTORS -- Competition."

     In 1991, the Partnership retained the services of Nicholas L. Ribis, as Chief Executive Officer, and Roger P. Wagner, as President and Chief Operating Officer. At such time, Mr. Ribis was also retained as the chief executive officer of the partnerships which operate the Other Trump Casinos. See "RISK FACTORS -- The Conflicting Interests of Certain Officers and Directors of the Partnership and its Affiliates" and "MANAGEMENT." Trump and this new management team implemented a new business strategy designed to capitalize on Trump's Castle's first-class facilities and improve operating results.

     Key elements of the new business strategy consist of differentiating Trump's Castle from other Atlantic City casinos based on its level of service, gaming environment and location, redirecting marketing efforts and continually monitoring operations to adapt to, and anticipate, industry trends. After establishing the new marketing strategy in 1991, the Partnership in 1992 implemented an aggressive plan to regain the patrons it had lost in 1990 and 1991 and to attract new patrons by increasing its promotional activities and complimentaries offered. Trump's Castle improved its market share by the end of 1992 and continues to improve operating margins by directing complimentaries and promotional activities to attract the most profitable patrons in each market segment. In addition, Trump's Castle has recently implemented an aggressive overseas marketing plan designed to broaden its patron base by seeking to attract high-end table game patrons. This new strategy will include promotions and offer special events and is designed to offset the decline of table games play by the domestic market.

     Service

     The Partnership has identified service as a means of differentiating itself from and competing with other Atlantic City casinos, and has adopted the slogan "Trump's Castle Where Service Is King." In 1990, the Partnership created a new service enhancement department designed to increase the quality of service provided to casino patrons, and create a service oriented culture.

     The Partnership believes that in the past most casino services were directed at high rollers and middle market patrons who wagered at table games. By providing a high level of service to all patrons, including middle market slot patrons, the Partnership seeks to foster loyalty among its patrons and repeat play.

     Gaming Environment

     In 1993, the Partnership completed a 10,000 square foot expansion of its main casino floor space bringing the total casino floor space to 70,000 square feet. This expansion enabled the Partnership to introduce live poker games and at the same time to increase the number of slot machines, to provide more space between slot machines, and to place stools in front of additional slot machines. These changes are designed to provide the gaming patron with a more comfortable gaming experience. In addition, Trump's Castle has also introduced a segregated non-smoking area on its casino floor.

     The Partnership continuously monitors the configuration of the casino floor and the games it offers to patrons with a view towards making changes and improvements. Trump's Castle's casino floor was the first in Atlantic City to feature live poker.

     In recent years, there has been an industry trend towards fewer table games and more slot machines. For the Atlantic City casino industry, revenue from slot machines increased from 54.6% of the industry gaming revenue in 1988 to 67.1% of the industry gaming revenue in 1993. Trump's Castle experienced a similar increase, with slot revenue increasing from 52.5% of gaming revenue in 1988 to 70.2% of gaming revenue in 1993. In response to this trend, Trump's Castle has devoted more of its casino floor space to slot machines and has replaced 900 of its slot machines with newer machines. In the next 6 months Trump's Castle intends to acquire an additional 100 slot machines to replace less popular, older models. Moreover, as part of its program to attract middle market slot patrons, the Partnership has created "Castle Square", a section of the casino floor devoted to one dollar slot machines, and "Monte Carlo", a section of the casino floor devoted to high denomination slot machines (most of which provide for $5 or more per play). The Partnership is currently considering introducing another high denomination slot machine area next to the "King of Clubs" lounge and intends to introduce "keno" in the second quarter of 1994, subject to approval by the CCC.

     "Comping" Strategy

     In order to compete effectively with other Atlantic City casino hotels, the Partnership offers complimentary drinks, meals, room accommodations and/or travel arrangements to its patrons ("complimentaries" or "comps"). In 1991 and 1992, Trump's Castle increased promotional activities and complimentaries to its targeted patrons in order to regain lost market share. Currently, the policy at Trump's Castle is to focus promotional activities, including complimentaries, on a middle and upper middle market "drive-in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment.

     Entertainment and Special Events

     The Partnership pursues a coordinated program of headline entertainment and special events. Trump's Castle offers headline entertainment approximately twelve times a year which, in 1993, included performances by Joan Rivers, Johnny Cash, Ann-Margret, Frankie Avalon, Bobby Rydell, and The Neville Brothers. Headliners who are scheduled to appear at Trump's Castle in 1994 include Tom Jones, Sheena Easton, The Everly Brothers, The Pointer Sisters and The Beach Boys. During 1994, Trump's Castle will also produce a series of review-style shows with up to 12 shows per week for 30 weeks over the year. The review-style shows will focus on attracting mass market customers and will also be used to reward loyal high frequency middle market customers.

     As a part of its overseas marketing plan, Trump's Castle offers special events aimed at the overseas market. In 1993, for example, Trump's Castle held an Italian Christmas celebration targeted toward the European Market. In addition, Trump's Castle hosts over 100 special events on an invitation only basis in an effort to attract middle market gaming patrons and build loyalty among patrons. These special events include boxing, golf tournaments, birthday parties and theme parties. Headline entertainment is scheduled so as not to overlap with any of these special events.

     Player Development, Casino Hosts and Slot Ambassadors

     The Partnership has contracts with approximately ten sales representatives in New Jersey, New York and other states to promote Trump's Castle. Trump's Castle has sought to attract more middle market slot machine gaming patrons, as well as high rollers, through its "junket" marketing operations, which involves attracting groups of patrons by providing airfare, gifts and room accommodations. Trump's Castle has also recently undertaken a marketing effort aimed at developing patronage from the high-end table gaming markets in Europe, Asia, Canada and Latin America. The Partnership also has contracts with two international sales representatives and has recruited several senior level casino marketing executives who have extensive experience in overseas marketing and a proven track record of attracting profitable high-end table gaming patrons.

     Trump's Castle's casino hosts assist table game patrons, and Trump's Castle's slot sales representatives assist slot patrons on the casino floor, make room and dinner reservations and provide general assistance. Slot sales representatives also solicit Castle Card (the frequent player slot card) sign-ups in order to increase the Partnership's marketing base.

     Promotional Activities

     The Castle Card (the frequent player identification slot card) constitutes a key element in Trump's Castle's direct marketing program. Slot machine players are encouraged to register for and utilize their personalized Castle Card to earn various complimentaries based upon their level of play. The Castle Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. These computer systems record data about the cardholder, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. Slot sales and management personnel are able to monitor the identity and location of the cardholder and the frequency and denomination of his slot play. They also use this information to provide attentive service to the cardholder while he is on the casino floor.

     Trump's Castle designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Castle Card and on table wagering by the casino games supervisor. Trump's Castle also utilizes a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

     Credit Policy

     Historically, Trump's Castle has extended credit to certain qualified patrons. For the years ended December 31, 1991 and 1992, credit play at Trump's Castle as a percentage of total dollars wagered was approximately 31% and 28%, respectively. In recognition of the general economic conditions in the Northeast and consistent with a more focused marketing strategy, Trump's Castle also imposed stricter standards on applications for new or additional credit. Although Trump's Castle has successfully attracted high-end table games patrons, who in general tend to use a higher percentage of credit in their wagering, through its "junket" marketing operations and has recently undertaken a marketing effort aimed at high-end international table game patrons, who also tend to use a higher percentage of credit in their wagering, credit play as a percentage of total dollars wagered increased to only 29% for the year ended December 31, 1993.

     Bus Program

     Trump's Castle has a bus program which transports approximately 2,100 gaming patrons per day during the week and 2,600 per day on the weekends. The Partnership's bus program offers incentives and discounts to certain scheduled and chartered bus customers. Based on historical surveys, the Partnership has determined that gaming patrons who arrive by scheduled bus line as opposed to special charter or who travel distances of 60 miles or more are more likely to create higher gaming revenue for Trump's Castle. Accordingly, Trump's Castle's marketing efforts are focused on such bus patrons.

Atlantic City Market

     Gaming in Atlantic City started in May 1978 when the first casino hotel opened for business. Since 1978, gaming in Atlantic City has grown from one casino to 12 casinos at the beginning of 1994, with approximately $3.3 billion of casino industry revenue generated in 1993. Gaming revenue for all Atlantic City casino hotels has increased approximately 9.6%, 2.6%, 5.2%, 1.3%, 7.5% and 2.6% during 1988, 1989, 1990, 1991, 1992 and 1993, respectively (in each case as compared to the prior year). See "RISK FACTORS -- Competition and Industry Rate of Growth."

     Atlantic City is near many densely populated metropolitan areas. The primary area served by Atlantic City casino hotels is the corridor that extends from Washington, D.C. to Boston and includes New York City and Philadelphia. Within this primary area, Atlantic City may be reached by automobile or bus. Principal arteries lead into Atlantic City from the metropolitan New York area and from the Baltimore/Washington, D.C. area, both of which are approximately three hours away by automobile. Atlantic City can also be reached by air and rail transportation, although most patrons arrive by automobile or bus.

     Historically, Atlantic City has suffered from inadequate rail and air transportation. As a result, a majority of Atlantic City gaming patrons travel from the mid-atlantic and northeast regions of the United States by automobile or bus. Rail service to Atlantic City has recently been improved with the introduction of Amtrak express service to and from Philadelphia and New York City. An expansion of the Atlantic City International Airport (located approximately 12 miles from Atlantic City) to handle large airline carriers and large passenger jets was recently completed. Despite the expansion of the Atlantic City International Airport, however, access to Atlantic City by air is still limited by a lack of regularly scheduled flights and by inadequate terminal facilities. The lack of adequate transportation infrastructure has limited the expansion of the Atlantic City gaming industry's geographic patron base and the attractiveness of Atlantic City to major conventions.

     The gaming industry in Atlantic City traditionally has been seasonal, with its strongest performance occurring from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days.

     In February of 1993, the State of New Jersey broke ground for a new quarter-billion dollar Convention Center on a 30.5 acre site adjacent to the Atlantic City Expressway. Targeted for completion in 1996, the new Convention Center, as currently planned, will house approximately 500,000 square feet of exhibit space along with 45 meeting rooms totalling nearly 110,000 square feet. The building, as currently planned, will include a 1,600 car underground garage and an indoor street linking the Convention Center to the existing Atlantic City Rail Terminal. The new Convention Center has been designed to serve as the centerpiece of Atlantic City's renaissance as a meeting destination.

Properties

     The Casino Parcel

     The casino hotel area of Trump's Castle is located in the Marina area of Atlantic City on an approximately 14.7 acre triangular-shaped parcel of land, which is owned by the Partnership in fee, located at the intersection of Huron Avenue and Brigantine Boulevard directly across from the Marina, approximately two miles from The Boardwalk.

     The Marina

     Pursuant to an agreement (the "Marina Agreement") with the New Jersey Division of Parks and Forestry, the Partnership in 1987 began operating and renovating the Marina, including docks containing approximately 600 slips. An elevated pedestrian walkway connecting Trump's Castle to a two story building at the Marina was completed in 1989. The Partnership has reconstructed the two story building, which contains a 240 seat restaurant and offices as well as a snack bar and a large nautical theme retail store. Any improvements made to the Marina (which is owned by the State of New Jersey), excluding the elevated pedestrian walkway, automatically become the property of the State of New Jersey upon their completion. Pursuant to the Marina Agreement and pursuant to a certain lease between the State of New Jersey, as landlord, and the Partnership as tenant, dated as of September 1, 1990, the Partnership commenced leasing the Marina and the improvements thereon for an initial term of twenty-five years. The lease is a net lease pursuant to which the Partnership, in addition to the payment of annual rent equal to the greater of (i) a certain percentage of gross revenues and (ii) minimum base rent of $300,000 annually (increasing every five years to $500,000 in 2011), is responsible for all costs and expenses related to the premises, including but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges.

     Parking Parcel

     The Partnership also owns an employee parking lot located on Route 30, approximately two miles from Trump's Castle which can accommodate approximately 1,000 cars.

Employees and Labor Relations

     As of December 31, 1993, the Partnership employed approximately 3,700 full and part time employees for the operation of Trump's Castle, of whom approximately 932 were subject to collective bargaining agreements. The Partnership's collective bargaining agreement with Local No. 54 affiliated with the Hotel Employees and Restaurant Employees International Union AFL-CIO expires on September 14, 1994. Such agreement extends to approximately 820 employees. Preparation for negotiations for a new collective bargaining agreement with Local No. 54 are currently underway. In addition, three other collective bargaining agreements which expire in 1996 cover approximately 112 maintenance employees. The Partnership believes that its relationships with its employees are satisfactory. Funding has no employees. The Partnership believes that its relationships with its employees are satisfactory.

     All of the Partnership's employees are required to be registered with or licensed by the CCC pursuant to the Casino Control Act. Casino employees are subject to more stringent licensing requirements than non-casino employees, and must meet applicable standards pertaining to such matters as financial responsibility, good character, ability, casino training, experience and New Jersey residency. Such regulations have resulted in significant competition for employees who meet these requirements.

Seasonality

     The gaming industry in Atlantic City traditionally has been seasonal, with its strongest performance occurring from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days. In addition, in the summer months, Trump's Castle may be adversely affected by the desire of certain patrons to wager at a location which is readily accessible to The Boardwalk.

Competition

     Competition in the Atlantic City casino hotel market is intense. Trump's Castle competes primarily with other casinos located in Atlantic City, New Jersey and also would compete with any facilities in the northeastern and mid-atlantic regions of the United States at which casino gaming or other forms of wagering may be authorized in the future. To a lesser extent, Trump's Castle faces competition from cruise lines, riverboat gaming, casinos located in Nevada, Connecticut, New Orleans, Mississippi, Puerto Rico, the Bahamas and other locations inside and outside the United States and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai and dog racing, and from illegal wagering of various types. To the extent that legalized gaming becomes more prevalent in New Jersey or other nearby jurisdictions, competition would intensify. See "RISK FACTORS -- Competition and Industry Rate of Growth" and "BUSINESS -- Legal Proceedings."

Legal Proceedings

     The Partnership, its partners, certain members of the former Executive Committee, Funding, and certain of their employees are involved in various legal proceedings, some of which are described below. The Partnership and Funding have agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings. If adversely decided, these legal proceedings could have a material adverse effect on the Partnership's results of operations and financial condition.

     Bondholder Litigation. Since June 1990, various purported class actions were commenced on behalf of the holders of Funding's Old Bonds which were outstanding prior to the consummation of the prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, and the publicly traded bonds of the Other Trump Casinos.

     By an order of the Judicial Panel on Multidistrict Litigation dated December 4, 1990, the United States District Court for the District of New Jersey (the "Court") was given jurisdiction over these class actions for coordinated consolidated pretrial proceedings. Pursuant to an Order of the New

Jersey District Court, on or about March 1, 1991, plaintiffs in the class filed an amended and consolidated complaint (the "Complaint") that superseded the complaints originally filed in those actions.

     On March 5, 1992, the parties executed a Stipulation and Agreement of Compromise and Settlement (the "Stipulation of Settlement"), which embodied the agreement in the Memorandum of Understanding. On March 10, 1992, the Court preliminarily approved the terms and conditions of the Settlement proposed in the Stipulation of Settlement (the "Settlement") and certified a settlement class (the "Settlement Class"). On May 21, 1992 a settlement hearing was held before the Court and the Court approved the Settlement and determined that the Settlement was fair, reasonable, adequate, and in the best interest of the Settlement Class.

     Under the terms of the Settlement, the holders of Funding's Old Bonds will receive: (1) the Litigation Warrants, giving holders thereof the right to purchase common stock reflecting an indirect .50% of the equity of the Partnership on a fully diluted basis, which Litigation Warrants contain an option, pursuant to which for a six month period commencing March 2000 the holders thereof can require the issuer to repurchase such Litigation Warrants at an aggregate exercise price of $4 million, subject to certain terms and conditions set out more fully in the Memorandum of Understanding, but which include payment in full of the Bonds (which condition has been satisfied), satisfaction of the mortgage securing the Midlantic Term Loan, the Partnership earning net income of $20 million in the aggregate for the years 1997, 1998 and 1999, and holders of at least 60% of the Litigation Warrants electing to exercise the option; and (2) a settlement in the amount of $1,350,000 in cash, which will be used to satisfy the costs of notice and administration as well as to compensate plaintiffs.

     Indian Gaming Regulatory Act Suit. On April 30, 1993, Trump, the Partnership and the partnerships that own the Other Trump Casinos (collectively, the "plaintiffs") filed a suit in the United States District Court for the District of New Jersey against the Secretary of the Interior and the Chairman of the National Indian Gaming Commission in their official capacities seeking a permanent injunction against the enforcement of certain provisions of IGRA insofar as they require a state to enter into tribal-state gambling compacts with Native American tribes authorizing the creation and operation of gambling enterprises on any tribal lands within a state, even if it is contrary to the state's wishes. The plaintiffs are also seeking a declaration that IGRA is unconstitutional insofar as it interferes with state sovereignty in violation of the Tenth Amendment of the U.S. Constitution.

     In the proceeding, the plaintiffs contend that Native American gaming is free from any meaningful control or regulation either by the states or the federal government. Thus, the ability of duly state licensed gaming enterprises, such as those owned and operated by plaintiffs, to compete fairly and effectively in lawful markets and to generate substantial employment and state tax revenues is being undermined. The plaintiffs state that IGRA, by creating what is essentially an untaxed, unregulated gaming industry which will compete directly with plaintiffs, who are heavily taxed and highly regulated, has caused plaintiffs substantial economic injury and threatens further such injury.

     IGRA mandates that the states enter into compacts authorizing the creation and operation of gaming enterprises with any group deemed to constitute a recognized Native American tribe. The plaintiffs contend that the states are, therefore, compelled, by means of IGRA, to effectuate a federal program for which the United States is assuming no financial regulatory or enforcement responsibilities. The plaintiffs argue that this is a violation of the Tenth Amendment.

     If the gaming activities called for under existing compacts in Connecticut and New York are permitted, the plaintiffs state that they would also adversely affect the economic interests of plaintiffs, and such adverse effects could be material. In New Jersey, a group terming itself the "Ramapough Indians" has applied to the U.S. Department of the Interior to be recognized formally as a Native American tribe, which recognition would permit it to negotiate a gaming compact with the State of New Jersey under IGRA. On December 3, 1993, however, the U.S. Department of the Interior proposed that such Federal recognition of the Ramapough Indians be denied.

     The IGRA litigation is in the preliminary stages. The Government filed a motion to dismiss, which was denied on January 10, 1994. The Partnership is unable to predict the ultimate outcome of the litigation. See "RISK FACTORS -- Competition and Industry Rate of Growth" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Other Litigation. Various legal proceedings are now pending against the Partnership. The Partnership considers all such proceedings to be ordinary litigation incident to the character of its business. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and the Partnership believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Partnership.

     At this juncture in the actions described above, the prospects of a favorable outcome with respect to the Partnership and Funding cannot be assessed. The Partnership and Funding intend to vigorously contest the allegations made against them. If adversely decided, the proceedings could have a material adverse effect on the combined financial condition and results of operations of the Partnership and Funding.

                               REGULATORY MATTERS

     The following is only a summary of the applicable provisions of the Casino Control Act and certain other laws and regulations. It does not purport to be a full description thereof and is qualified in its entirety by reference to the Casino Control Act and such other laws and regulations.

     In general, the Casino Control Act contains detailed provisions concerning, among other things: the granting of casino licenses; the suitability of the approved hotel facility, and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing and registration of employees and vendors of casino licensees; rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; the manufacture and distribution of gaming equipment; equal employment opportunity for employees of casino operators, contractors of casino facilities and others and advertising, entertainment and alcoholic beverages.

Casino Control Commission

     The ownership and operation of casino hotel facilities in Atlantic City are the subject of strict state regulation under the Casino Control Act. The CCC is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies.

Operating Licenses

     The Partnership was issued its initial casino license in June 1985. During April 1993, the CCC renewed the Partnership's casino license and approved Donald
J. Trump as a natural person qualifier through May 1995. No assurance can be given that the CCC will renew the Partnership's casino license or, if it does so, as to the conditions it may impose, if any, with respect thereto. On December 15, 1993, the CCC approved the Recapitalization and the Exchange Offer. See "Casino License."

Casino Licensee

     No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino license held by the Partnership is renewable for periods of up to two years. The CCC may reopen licensing hearings at any time, and must reopen a licensing hearing at the request of the Division.

     To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due, to achieve a gross operating profit; to pay all local, state and federal taxes when due, to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility, and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term.

     In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liability; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See "REGULATORY MATTERS
- --Conservatorship."

     The Partnership believes that it has adequate financial resources to meet the financial stability requirements of the CCC for the foreseeable future.

     Pursuant to the Casino Control Act, CCC Regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business), and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee. See "-- Employees." Pursuant to conditions of the Partnership's casino license, payments by the Partnership to or for the benefit of any related entity or any partner are subject to prior CCC approval; and, if the Partnership's cash position falls below $5 million for three consecutive business days, the Partnership must present to the CCC and the Division evidence as to why it should not obtain a working capital facility in an appropriate amount.

Control Persons

     An entity qualifier or intermediary or holding company, such as TC/GP, TCHI and Funding, is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded corporate holding company with the requirement that each officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval under casino key employee standards, so long as the CCC and the Director are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

Financial Sources

     The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bears any relation to the casino project, including holders of the Senior Notes, publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely-distributed and freely-traded in the public market and the holder had no ability to control the casino licensee. The CCC may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or the casino licensee. In connection with the Recapitalization, the CCC made a determination that the Senior Notes would be "publicly-traded" securities (within the meaning assigned thereto by the CCC) upon registration thereof with the SEC.

Institutional Investors

     An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; investment company registered under the Investment Company Act of 1940; collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; closed end investment trust; chartered or licensed life insurance company or property and casualty insurance company; banking and other chartered or licensed lending institution; investment advisor registered under the Investment Advisers Act of 1940; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

     An Institutional Investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (a) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (b) if (i) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (x) 20% or less of the total outstanding debt of the company or (y) 50% or less of any issue of outstanding debt of the company, (ii) the securities are equity securities and represent less than 10% of the equity securities of a casino licensee's holding or intermediary companies or (iii) if the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an Institutional Investor may be required to produce for the CCC or Division upon request, any document or information which bears any relation to such debt or equity securities.

     Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization (see "-- Interim Casino Authorization" below) and has executed a trust agreement pursuant to such an application.

     Each Institutional Investor seeking a waiver of qualification must execute a certification as described above.

Ownership and Transfer of Securities

     The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a Regulated Company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants. Each of Funding and the Partnership is deemed to be a Regulated Company, and instruments such as the Senior Notes evidencing a beneficial ownership or creditor interest therein, including partnership interest, are deemed to be the securities of a Regulated Company.

     If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities, or (ii) to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

     With respect to non-publicly-traded securities, the Casino Control Act and CCC Regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the conditions that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities.

Interim Casino Authorization

     Interim casino authorization is a process which permits a person who enters into a contract to obtain property relating to a casino operation or who obtains publicly-traded securities relating to a casino licensee to close on the contract or own the securities prior to plenary licensure or qualification. During the period of interim authorization, the property relating to the casino operation or the securities are held in trust.

     Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee, a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the closing or settlement date in the contract may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes and there will be no liability on the part of the transferor.

     If, as the result of a transfer of publicly-traded securities of a licensee, a holding or intermediary company or entity qualifier of a licensee or a financing entity of a licensee, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification. The application must include a fully executed trust agreement in a form approved by the CCC or, in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require in order to remove the need to qualify.

     The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (1) statements of compliance have been issued pursuant to the Casino Control Act; (2) the casino hotel is an approved hotel in accordance with the Casino Control Act; (3) the trustee satisfies qualification criteria applicable to key casino employees, except for residency and casino experience; and (4) interim operation will best serve the interests of the public.

     When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

     Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (a) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings and (b) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

Approved Hotel Facilities

     The CCC may permit a licensee, such as the Partnership, to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed. Trump's Castle currently has a sufficient number of sleeping units so that it will not be required to add any additional such units in connection with its 3,000 square foot expansion to accomodate the addition of simulcast race track wagering and Keno games.

License Fees

     The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a two-year casino license. Additionally, casino licensees are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

Gross Revenue Tax

     Each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. For the years ended December 31, 1992 and 1993, the Partnership's gross revenue tax was approximately $19 million and $19.7 million, respectively, and its license, investigations, and other fees and assessments totalled approximately $3.2 million and $2.6 million, respectively.

Investment Alternative Tax Obligations

     An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 25 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by making qualified investments or by the purchase of bonds issued by the CRDA. CRDA bonds may have terms as long as 50 years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA bonds.

     For the first 10 years of its obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of bonds issued to the licensee by the CRDA. Thereafter, the licensee is (i) entitled to an investment tax credit in an amount equal to twice the purchase price of such bonds or twice the amount of its investments authorized in lieu of such bond investments or made in projects designated as eligible by the CRDA and (ii) has the option of entering into a contract with the CRDA to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

     From the moneys made available to the CRDA, the CRDA shall set aside $100,000,000 for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. The CRDA shall determine the amount each casino licensee shall be eligible to receive out of the moneys set aside.

Minimum Casino Parking Charges

     As of July 1, 1993, each casino licensee was required to impose on and collect from patrons a standard minimum parking charge of at least $2.00 for the use of parking, space for the purpose of parking, garaging or storing motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. Of the amount collected by the casino licensee, $1.50 will be paid to the New Jersey State Treasurer and paid by the New Jersey State Treasurer into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA.

     Amounts in the special fund will be expended by the CRDA for (i) eligible projects in the corridor region of Atlantic City, which projects are related to the improvement of roads, infrastructure, traffic regulation and public safety and (ii) the funding of up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, which hotel rooms are required to be available upon the opening of the Atlantic City Convention Center and dedicated to convention events.

Conservatorship

     If, at any time, it is determined that TC/GP, TCHI, Funding or the Partnership has violated the Casino Control Act or that any of such entities cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If the Partnership's license is suspended for a period in excess of 120 days or revoked or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of the Partnership's casino hotel facilities. A conservator would be vested with title to all property of the Partnership relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee. Such events could result in an event of default under the Senior Note Indenture. See "DESCRIPTION OF THE SENIOR NOTES -- Events of Default."

Employees

     All employees of the Partnership must be licensed by or register with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, integrity and responsibility, good character, honesty and integrity, business ability and casino experience and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

Gaming Credit

     The Partnership's casino games are conducted on a credit as well as cash basis. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey. The extension of gaming credit is subject to regulations that detail procedures which casinos must follow when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated.

Control Procedures

     Gaming at Trump's Castle is conducted by trained and supervised personnel. The Partnership employs extensive security and internal controls. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal history or associations. Security controls utilized by the surveillance department include close circuit video cameras to monitor the casino floor and money counting areas. The count of moneys from gaming is also observed daily by representatives of the CCC.

Other Laws and Regulations

     The United States Department of the Treasury has adopted regulations pursuant to which a casino is required to file a report of each deposit, withdrawal, exchange of currency, gambling tokens or chips, or other payments or transfers by, through, or to such casino which involves a transaction in currency of more than $10,000 per patron, per gaming day. Such reports are required to be made on forms prescribed by the Secretary of the Treasury and are filed with the Commissioner of the Service. In addition, the Partnership is required to maintain detailed records (including the names, addresses, social security numbers and other information with respect to its gaming customers) dealing with, among other items, the deposit and withdrawal of funds and the maintenance of a line of credit. The United States Department of the Treasury has recently adopted regulations requiring additional disclosures of transactions in excess of $3,000, which regulations are scheduled to become effective on March 1, 1994. See "RISK FACTORS -- The Effect of Currency Transaction Reporting Requirements on the Partnership's Business."

     In the past, the Service had taken the position that gaming winnings from table games by nonresident aliens were subject to a 30% withholding tax; however, the Service subsequently adopted a practice of not collecting such tax. Recently enacted legislation exempts from withholding tax table game winnings by nonresident aliens, unless the Secretary of the Treasury determines by regulation that such collections have become administratively feasible.

     As the result of an audit conducted by the United States Department of the Treasury, Office of Financial Enforcement, the Partnership was alleged to have failed to timely file the "Currency Transaction Report by Casino" in connection with currency transactions in excess of $10,000 during the period from May 7, 1985 to December 31, 1988. The Partnership entered into a Settlement Agreement and without admitting to any wrongdoing agreed to pay a civil monetary penalty of $175,500. The Partnership has revised its internal control procedures to ensure continued compliance with these regulations.

     The Partnership is subject to other federal, state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages. The Partnership believes that it has obtained all required licenses and permits to conduct its business.

                                   MANAGEMENT

     All decisions affecting the business and affairs of the Partnership, including the operation of Trump's Castle, are decided by the general partners acting by and through a Board of Partner Representatives, which includes a minority of Representatives elected indirectly by the holders of the Mortgage Notes and PIK Notes (the "Board of Partner Representatives"). See "DESCRIPTION OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT." As currently constituted, the Board of Partner Representatives consists of Donald J. Trump, Chairman, Nicholas L. Ribis, Roger P. Wagner, Ernest E. East, Asher O. Pacholder, Thomas
F. Leahy and Wallace B. Askins. Messrs. Trump, Ribis and East also serve on the governing boards of TTMA and TPA. See "RISK FACTORS -- Conflicts of Interest."

     The Partnership also has an Audit Committee on which Mr. Ribis serves with Mr. Leahy and Mr. Askins, who have been appointed thereto in accordance with the requirements of the CCC. The Audit Committee reviews matters of policy, purpose, responsibilities and authority and makes recommendations with respect thereto on the basis of reports made directly to the Audit Committee. The Surveillance Department is responsible for the surveillance, detection and video-taping of unusual and illegal activities in the casino hotel. The Internal Audit Department is responsible for the review of, reporting instances of noncompliance with, and recommending procedures to eliminate weakness in internal controls.

     The sole director of Funding is Trump. Trump also serves as its Chairman of the Board, President and Treasurer. Patricia M. Wild serves as its Secretary, and Thomas P. Venier serves as its Assistant Treasurer.

Directors and Executive Officers

     Set forth below are the names, ages, positions and offices held with Funding and the Partnership and a brief account of the business experience during the past five years of each member of the Board of Partner
Representatives, the executive officers of Funding and the Partnership, and the director of Funding.

     Donald J. Trump -- Trump, 47 years old, has been the managing general partner of the Partnership and Chairman of the Board of Partner Representatives since May 1992 and Chairman of the Board, President and sole director of Funding since June 1985. Trump has been the President and sole director of TC/GP since December, 1993. Trump served as Chairman of the Executive Committee of the Partnership from June 1985 to May 1992 and as President and sole director of TC/GP from November 1991 to May 1992. Trump has been a director and Treasurer of TCHI since April 17, 1985. Trump is the sole shareholder, Chairman of the Board of Directors, President and Treasurer of Trump Plaza Funding, Inc. ("TPFI"), the managing general partner of TPA. Trump was President and chairman of the Board of Directors and a 50% shareholder of TP/GP Corp. ("TP/GP"), the former managing general partner of TPA, from May 1992 through June 1993; and Chairman of the executive committee and President of TPA from May 1986 to May 1992. Trump has been the sole director and President of Trump Plaza Holding, Inc. ("TPHI") and a partner in Trump Plaza Holding Associates ("TPHA") since February 1993. Trump was Chairman of the executive committee of TTMA, from June 1988 to October 1991; and has been Chairman of the board of directors of the managing general partner of TTMA since October 1991; and President of the Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Trump was a member of the board of directors of Alexander's Inc. from 1987 to March 1992.

     Nicholas L. Ribis -- Mr. Ribis, 49 years old, has been a partner representative on the Board of Partner Representatives since May 1992 and Chief Executive Officer of the Partnership since March 1991. Mr. Ribis has served as Vice President and Assistant Secretary of TCHI since December 1993 and January 1991, respectively. Mr. Ribis served as a member of the Executive Committee of the Partnership from April 1991 to May 1992 and as Secretary of TC/GP from November 1991 to May 1992. Mr. Ribis has served as Vice President of TC/GP since December 1993. Mr. Ribis has served as a director of TPHI since June 1993 and of TPFI since July 1993; as a director and Vice President of TP/GP from May 1992 to June 1993; Chief Executive Officer of TPA since February 1991; and a member of the Executive Committee of TPA from April 1991 to May 1992. He has been Chief Executive Officer of TTMA since March 1991; member of the executive committee of TTMA from April 1991 to October 1991; and member of the board of directors of the managing general partner of TTMA since October 1991. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and since February 1991 is Counsel to, the law firm of Ribis, Graham & Curtin, which serves as New Jersey legal counsel to all of the above-named companies, and certain of their affiliated entities. Mr. Ribis serves as the Chairman of the Atlantic City Casino Association and is a member of the Board of Trustees of the CRDA.

     Ernest E. East -- Mr. East, 51 years old, has been a partner representative on the Board of Partner Representatives since May 1992 and has been Senior Vice President--Administrative and Corporate Affairs of the Partnership since July 1991. Mr. East has served as Secretary of TC/GP since December 1993. Mr. East has been a director of TPHI since June 1993; Secretary of TPFI since July 1992; Senior Vice President --Administrative and Corporate Affairs of TPA since July 1991; Senior Vice President -- Administrative and Corporate Affairs of TTMA since July 1991; and member of the board of directors of the managing general partner of TTMA since October 1991. Mr. East was formerly the Vice President -- General Counsel of the Del Webb Corporation from January 1984 through June 1991.

     Roger P. Wagner -- Mr. Wagner, 46 years old, has been a partner representative on the Board of Partner Representatives since May 1992 and President and Chief Operating Officer of the Partnership since January 1991. Mr. Wagner served as a member of the Executive Committee of the Partnership from January 1991 to May 1992. Mr. Wagner has been a director and president of TCHI since January 1991. Prior to joining the Partnership, Mr. Wagner served as President of the Claridge Hotel Casino from June 1985 to January 1991.

     Asher O. Pacholder -- Dr. Pacholder, 56 years old, has been a partner representative of the Board of Partner Representatives since May 1992. Dr. Pacholder served as a director and the President of TC/GP from May 1992 to December 1993. Dr. Pacholder has served as Chairman of the Board and Managing Director of Pacholder Associates, Inc., an investment advisory firm, since 1987. In addition, Dr. Pacholder serves on the Board of Directors of The Southland Corporation, United Gas Holding Corp., ICO, Inc., an oil field services company, UF&G Pacholder Fund, Inc., a publicly traded closed end mutual fund, U.S. Trails, Inc., a recreational facility company, and Forum Group, Inc., a retirement community managerial company.

     Wallace B. Askins -- Mr. Askins, 63 years old, has been a partner representative of the Board of Partner Representatives since May 1992. Mr. Askins served as a director of TC/GP from May 1992 to December 1993. From 1987 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc.

     Thomas F. Leahy -- Mr. Leahy, 56 years old, has been a Member of the Board of Partner Representatives since June 1993. Mr. Leahy served as a director and Treasurer of TC/GP from May 1992 to December 1993. From 1987 to July 1992, Mr. Leahy served as Executive Vice President of CBS Broadcast Group, a unit of CBS, Inc. Since November 1992, Mr. Leahy has served as President of the Theatre Development Fund, a service organization for the performing arts. From July 1992 through November 1992, Mr. Leahy served as chairman of VT Properties, Inc., a privately-held corporation which invests in literary, stage and film properties.

     Patrick R. Dennehy -- Mr. Dennehy, 45 years old, has been Executive Vice President of Operations of the Partnership since November 1992. Prior to joining the Partnership, Mr. Dennehy was with Harrah's Atlantic City from 1980 until 1992 in the capacity of Director of Gaming Operations, Director of Casino Marketing, Director of Casino Credit and Cashier Manager.

     Patricia M. Wild -- Ms. Wild, 41 years old, has been Secretary of Funding and Senior Vice President and General Counsel of the Partnership and Secretary of TCHI since December 1993. Ms. Wild served as Assistant Secretary of TPFI and Vice President, General Counsel of TPA from February 1991 to December 1993; Vice President and General Counsel of TPFI from July 1992 through December 1993; and Associate General Counsel of TPA from May 1989 through January 1991. From December 1986 to April 1989, Ms. Wild served as Deputy Attorney General on the Environmental Prosecutions Task Force of the New Jersey Department of Law and Public Safety, Division of Criminal Justice. From April 1983 to December 1986, Ms. Wild served as Deputy Attorney General with the New Jersey Division of Gaming Enforcement.

     Thomas P. Venier -- Mr. Venier, 42 years old, has been Senior Vice President of Strategic Development and Planning of the Partnership since January 1994 and was Senior Vice President of Finance of the Partnership from September 1991 to January 1994. Mr. Venier has been Chief Financial Officer of TC/GP since May 1992. Mr. Venier has been Assistant Treasurer of TCHI since March 1992. Previously, Mr. Venier served as Vice President of Finance of the Partnership from May 1988 to September 1991 and Director of Financial Accounting from July 1985 to April 1988.

     Nicholas J. Niglio -- Mr. Niglio joined the Partnership as Executive Vice President-Marketing in October 1993. Mr Niglio previously served as Senior Vice President of Eastern Operations of Caesars World Marketing Corporation for three years. Prior to that he served as Vice President-Casino Manager at Caesars Atlantic City for three years.

     Robert E. Schaffhauser -- Mr. Schaffhauser, 47 years old, joined the Partnership as Senior Vice President of Finance in January 1994 and also became an Assistant Treasurer, Chief Financial Officer and Chief Accounting Officer of Funding and an Assistant Treasurer of TCHI and TC/GP in January 1994. He served as a consultant to Trump during the immediately preceding year. Mr. Schaffhauser previously served as Senior Vice President of Finance and Administration for the Sands Hotel & Casino in Atlantic City for four years. For a period of 13 years prior thereto, he served as the Chief Financial Officer and Secretary for METEX Corporation, a publicly held manufacturer of engineered products. Mr. Schaffhauser also served as a member of METEX Corporation's Board of Directors.

     John P. Burke -- Mr. Burke, 46 years old, has been the Corporate Treasurer of the Partnership and TPA since October 1991. Mr. Burke has been Chief Accounting Officer of TC/GP since May 1992. Mr. Burke has been Vice President of The Trump Organization since September 1990. He is a member of the Board of Directors of the managing general partner of TTMA. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America ("Imperial") from April 1989 through September 1990. Previously he was Executive Vice President and Chief Financial Officer of Tamco Enterprises, Inc. from May 1980 through April 1989.

     Each member of the Board Partner of Representatives, of the Audit Committee and all of the other persons listed above have been licensed or found qualified by the CCC.

     The employees of the Partnership serve at the pleasure of the Board of Partner Representatives subject to any contractual rights contained in any employment agreement. The officers of Funding serve at the pleasure of Donald J. Trump, the sole director of Funding.

     Donald J. Trump, Nicholas L. Ribis and Ernest E. East served as either executive officers and/or directors of TTMA and its affiliated entities when such parties filed their petition for reorganization under chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Donald J. Trump, Nicholas L. Ribis, Ernest E. East and John P. Burke served as executive committee members, officers, and/or directors of TPA and its affiliated entities, at the time such parties filed a petition for reorganization under chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and declared effective on May 29, 1992. Donald J. Trump, Nicholas L. Ribis, Ernest E. East, Roger P. Wagner and John P. Burke served as either executive officers and/or directors of the Partnership and its affiliated entities when such parties filed their petition for reorganization under chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. See "BUSINESS -- The Restructuring." Donald J. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under chapter 11 of the Bankruptcy Code on November 2, 1992. The Plan of Reorganization was confirmed on December 11, 1992 and declared effective in January 1993. John P. Burke was Executive Vice President and Chief Administrative Officer of Imperial, a thrift holding company whose major subsidiary, Imperial Savings was seized by the Resolution Trust Corporation in February 1990. Subsequently, in February 1990, Imperial filed a petition for reorganization under chapter 11 of the Bankruptcy Code.

Compensation

     Funding and the Partnership do not offer their executive officers stock option or stock appreciation right plans, long-term incentive plans or defined benefit pension plans.

     The following table sets forth compensation paid or accrued during the years ended December 31, 1992, 1991 and 1990 to the Chief Executive Officer and each of the four most highly compensated executive officers of the Partnership whose cash compensation, including bonuses and deferred compensation, exceeded

$100,000 for the year ended December 31, 1992. Executive Officers of Funding do not receive any additional compensation for serving in such capacity. Compensation accrued during one year and paid in another is recorded under the year of accrual. Information relating to long-term compensation is inapplicable and has therefore been omitted from the table.

Name and                                                                          Other              All Other
Principal Position             Year           Salary            Bonus       Compensation (1)     Compensation (2)
- ------------------             ----           ------            -----       ----------------     ----------------

Nicholas L. Ribis (3),         1993          $250,000          $250,000         $226,000             $1,150
  Chief Executive              1992           150,000           300,000          168,500              --
  Officer                      1991           192,956           250,135            --                 --

Roger P. Wagner,               1993          $402,070          $ 27,341         $ 65,000             $4,497
  Chief Operating              1992           425,228            95,000           60,000              4,171
  Officer                      1991           357,973           658,742            --                 4,695

Patrick R. Dennehy             1993          $177,083          $ 12,042            --                $2,248
  Executive Vice               1992            22,885            50,000            --                 --
  President of                 1991             --                --               --                 --
  Operations

Nicholas Niglio,               1993          $ 45,192          $100,000            --                 --
  Executive Vice               1992             --                --               --                 --
  President                    1991             --                --               --                 --

Thomas P. Venier,              1993          $145,002          $  9,860            --                $3,821
  Senior Vice President        1992           145,983            15,000            --                 3,560
  of Strategic                 1991           111,221             --               --                 2,213
  Development and
  Planning

Robert M. Pickus,              1993          $148,553          $ 21,300            --                $3,774
  Senior Vice President--      1992           144,875            12,500            --                 3,117
  General Counsel              1991           134,310             --               --                 2,678

Ernest E. East (3),            1993          $100,644          $ 50,000         $ 67,500             $  750
  Vice President--             1992            85,481            66,667           60,000                727
  Administrative Affairs       1991            25,866            33,333            --                 --

- ---------------

(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes and Director's Fees. Following SEC rules, perquisites and other personal benefits are not included in this table if the aggregate amount of that compensation is the lesser of either $50,000 or 10% of the total salary and bonus for that officer.

(2) Represents vested and unvested contributions made by the Partnership under the Trump's Castle Hotel & Casino Retirement Savings Plan. Funds accumulated for an employee, which consist of a certain percentage of the employee's compensation plus Partnership contributions equalling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59-1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

(3) Messrs. Ribis and East devote approximately one-third of their professional time to the affairs of the Partnership; the compensation for their positions at Other Trump Casinos has not been included.


Employment Agreements

     In September 1993, the Partnership entered into an employment agreement with Nicholas L. Ribis pursuant to which Mr. Ribis acts as Chief Executive Officer of the Partnership. The agreement, which expires in September 1996, provides for an annual salary of $550,000. The salary increases by ten percent for each of the second and third years of the agreement. Upon execution of the employment agreement, Mr. Ribis received a $250,000 signing bonus. In the event the Partnership, or any entity which acquires substantially all of the equity interests or assets of the Partnership, proposes to engage in an offering of common shares to the public, the Partnership and Mr. Ribis have agreed to negotiate new compensation arrangements which shall include equity participation for Mr. Ribis. Mr. Ribis also acts as Chief Executive Officer of TTMA and TPA, the Partnerships that own the Other Trump Casinos, and receives additional compensation from such entities. Mr. Ribis devotes approximately one-third of his professional time to the affairs of the Partnership. All other executive officers of the Partnership, except Messrs. East and Burke, devote substantially all of their time to the business of the Partnership.

     The Partnership, on January 17, 1991, entered into an employment agreement with Roger P. Wagner, with an amendment thereto dated January 17, 1991, and a second amendment thereto dated July 18, 1992, pursuant to which Mr. Wagner serves as the Partnership's and TCHI's President and Chief Operating Officer. Mr. Wagner's employment agreement, which terminates on January 16, 1997, provides for an annual salary beginning at a minimum of $400,000 until January 16, 1994, thereafter $500,000 per year until January 16, 1995, thereafter $600,000 per year until January 16, 1996, and thereafter $750,000 per year from January 17, 1996 until January 16, 1997 and, subject to CCC approval, 1% of the Partnership's Income from Operations (as defined in such agreement) in excess of $40.0 million.

     The Partnership has an employment agreement with Ernest E. East, Esq., who is Senior Vice President --Administration and Corporate Affairs of the Partnership. The agreement, which expires in June 1995, provides for an annual salary of $100,000 and a discretionary bonus. Mr. East also has similar employment agreements with each of TTMA and TPA. Mr. East devotes approximately one-third of his professional time to the affairs of the Partnership.

     The Partnership has an employment agreement with Nicholas Niglio, who serves as Executive Vice President. The agreement, which expires on December 31, 1996 provides for an annual salary of $250,000, which is subject to review, and an annual bonus of $100,000. In addition, upon the commencement of his employment with the Partnership, Mr. Niglio received $100,000 as compensation for the loss of stock rights from his previous employer.

     The Partnership has an employment agreement with Robert E. Schaffhauser, who serves as Senior Vice President of Finance. The agreement, which expires on January 4, 1995, provides for an annual salary of $180,000 and a discretionary bonus.

     Pursuant to an employment agreement dated November 2, 1992, Patrick R. Dennehy serves as Executive Vice President of Operations of the Partnership. The agreement, which expires on June 1, 1996, provides for an annual salary of $200,000, which is subject to review and a signing bonus of $50,000.

     Pursuant to an employment agreement dated January 31, 1992, as amended on March 19, 1993 and December 30, 1993, Thomas P. Venier serves as Senior Vice President of Strategic Development and Planning of the Partnership. The agreement provides for an annual salary of $148,000, which is subject to review. As of April 23, 1993, and on the last day of each week thereafter the term of the agreement has been automatically extended for one (1) week so that at all times the term during the duration of the agreement is an unexpired period of twelve (12) months. Notwithstanding such provision Mr. Venier has the right to terminate his employment by giving 30 days written notice to the Partnership of his intent to do so.

     The Partnership has an employment agreement dated December 20, 1993, with Patricia M. Wild, who serves as Senior Vice President and General Counsel. The agreement provides, for an annual salary of $115,000 and a discretionary bonus. As of December 13, 1993, and on the last day of each week thereafter, the term of the agreement has been automatically extended for one (1) week so that at all times the term during the duration of the agreement is an unexpired period of twelve (12) months.

Compensation of Directors

     Each Partner Representative of the Partnership (other than Trump) receives an annual fee of $50,000 and $2,500 per meeting attended, plus reasonable out-of-pocket expenses incurred in attending any meeting of the Board.

Compensation Committee Interlocks and Insider Participation

     In general, the compensation of executive officers of the Partnership is determined by the Board of Partner Representatives composed of Donald J. Trump, Nicholas L. Ribis, Roger P. Wagner, Ernest E. East, Asher O. Pacholder, Thomas
F. Leahy and Wallace B. Askins. The compensation of Nicholas L. Ribis and Roger
P. Wagner is set forth in their employment agreements with the Partnership. The Partnership has delegated the responsibility over certain matters, such as the bonus of Mr. Ribis, to Trump. Executive Officers of Funding do not receive any additional compensation for serving in such capacity.

     The SEC requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and (ii) a director of the registrant serves as an executive officer. Messrs. Ribis, East, Wagner and Burke, executive officers of the Partnership, serve on the Board of Directors of other entities in which members of the Board of Partner Representatives (namely, Messrs. Trump and Ribis) serve as executive officers. The Partnership believes that such relationships have not affected the compensation decisions made by the Board of Partner Representatives in the last fiscal year.

     Mr. Wagner serves as a director of TCHI, of which Messrs. Trump and Ribis serve as executive officers.

     Messrs. Ribis, East and Burke serve on the Board of Directors of Taj Mahal Holding Corp., which holds an indirect equity interest in TTMA, the partnership that owns the Taj Mahal, of which Messrs. Trump and Ribis are executive officers. Such persons also serve on the Board of Directors of TM/GP Corporation (a subsidiary of Taj Mahal Holding Corp.), the managing general partner of TTMA, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by TTMA for his services as its chief executive officer.

     Mr. Ribis also serves on the Board of Directors of Trump Taj Mahal Realty Corp. ("Taj Realty Corp."), which leases certain real property to TTMA, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Taj Realty Corp.

     Messrs. Trump and Ribis serve on the Board of Directors of TPFI, the managing general partner of TPA, of which Messrs. Trump, Ribis and East are executive officers. Messrs. Trump, Ribis and East also serve on the Board of Directors of TPHI of which such persons are also executive officers. Mr. Ribis is compensated by TPA for his services as chief executive officer.

                              CERTAIN TRANSACTIONS

     Although the Partnership has not fully considered all of the areas in which it intends to engage in transactions with affiliates of the partners, it is free to do so on terms it believes to be the same as could be obtained in third party transactions, and may in the future expand the scope of its current transactions with affiliates, subject to certain conditions set forth in the Midlantic Term Loan, the Senior Notes, the Senior Note Indenture, the Mortgage Note Indenture and PIK Note Indenture, which generally require that such transactions be as if on an arm's-length basis and on terms comparable to those generally available in equivalent transactions with third parties. In addition, the Partnership Agreement requires that any transaction with Trump or any of his Affiliates requires the affirmative vote of at least two of the three outside members of the Board of Partner Representatives.

     Pursuant to conditions imposed by the CCC on the Partnership's casino license, payments from the Partnership to any related entity or any partner of the Partnership require prior CCC approval with the exception of (1) payments pursuant to a tax allocation agreement; (2) payments to satisfy or maintain a debt obligation, the structure of which has been expressly approved by the CCC;
(3) payments representing the Partnership's proportionate share of group insurance premiums; (4) payments for fair and adequate consideration for services rendered or property purchased or leased by or to casino service industries or junket enterprises or applicants for such licenses; and (5) any individual payment in the ordinary course of business less than $100,000 and any such cumulative payments not exceeding $500,000 in any calendar year. Under a condition imposed by the CCC on the Partnership's casino license, any payments from the Partnership, whether directly or indirectly, to any officer, director or principal employee of the Partnership or any holding company thereof, or any entity controlled by any officer, director or principal employee of the Partnership or any holding company thereof, for services rendered outside the scope of the position or employment of the individual, shall be subject to prior CCC approval.

Other Trump Casinos

     The following table sets forth the amounts due to the Partnership from Donald J. Trump and his Affiliates as of December 31, 1992. For a more detailed description of the Partnership's transactions with Donald J. Trump and his Affiliates, see "-- Other Transactions with Affiliates" below.

                                                     Amount Due and Outstanding
                                                         to the Partnership
                                                       as of December 31, 1993
                                                      --------------------------
Trump Plaza Associates................................         $338,000
Trump Taj Mahal Associates............................          112,000
The Trump Organization................................          225,000

   Total Due from Affiliates
     as of December 31, 1992..........................         $675,000



Other Transactions With Affiliates

     In December 1990, Fred Trump, the father of Donald J. Trump, placed $3.5 million in cash on deposit with the Partnership's casino cage, which was recorded by the Partnership as a gaming patron deposit. Counter check(s) totalling $3.5 million were issued against the deposit, for which Fred Trump received gaming chips valued at $3.5 million. These gaming chips were included in the outstanding chip liability on the Partnership's books at September 30, 1992. In each of October 1992 and December 1993, in accordance with the Bond Indenture, Fred Trump redeemed $1.0 million in gaming chips for cash.

     The Partnership has engaged in transactions with TPA, TTMA, Plaza Operating Partners, Ltd. ("Plaza Hotel"), the partnership which operates The Plaza Hotel in New York City, and The Trump Organization. TPA, Plaza Hotel, The Trump Organization and TTMA are affiliates of Donald J. Trump. These transactions include certain shared payroll costs, fleet maintenance and limousine services, as well as complimentary services offered to customers, for which the Partnership makes the initial payment and is then reimbursed by the Affiliates. During 1992, the Partnership incurred expenses of approximately $1.2 million in corporate salaries, and $0.5 million of other transactions on behalf of these related entities. In addition, the Partnership received payments totalling $1.4 million for services rendered and had $0.2 million of deductions for similar services incurred by these related entities on behalf of the Partnership.

     During 1991, the Partnership incurred expenses of approximately $0.9 million in corporate salaries, $1.3 million in fleet maintenance/limousine services and $0.7 million of other transactions on behalf of these related entities. In addition, the Partnership received payments totalling $2.7 million for services rendered and had $0.6 million of deductions for similar services incurred by these related entities on behalf of the Partnership.

     In connection with the 1992 Restructuring of the indebtedness of the Partnership and Funding, including, among other things, preparation of the plan and the solicitation, certain employees of The Trump Organization provided various services to the Partnership.

     In connection with the 1993 Recapitalization, the Partnership purchased the Midlantic Grid Note. Payment of the Midlantic Grid Note was guaranteed by Trump, which guaranty was secured by a pledge of his direct and indirect equity interest in the Partnership.

     Winton Associates, Inc. was retained by a holder of Units to negotiate the terms of the Recapitalization on behalf of the Unitholders. The Partnership paid Winton a non-refundable fee of $100,000 as well as its out-of-pocket expenses, and an additional fee of $400,000 upon consummation of the Recapitalization. Winton, in turn, retained Prudential to assist it in representing Putnam, and paid Prudential one-half of the fees described above and to reimburse Prudential for its out-of-pocket expenses. Winton is a wholly owned subsidiary of Pacholder Associates, Inc. of which Dr. Asher Pacholder, a member of the Board of Partner Representatives, is the Chairman of the Board and Managing Director.

     Pursuant to the terms of the Partnership Agreement, the Partnership intends to pay a $1.5 million cash bonus to Trump upon approval thereof by the CCC.

Services Agreement

     On December 28, 1993, the Partnership and TC/GP entered into a Services Agreement (the "Services Agreement"). In general, the Services Agreement obligates TC/GP to provide to the Partnership, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other related services with respect to the business and operations of the Partnership, in exchange for certain fees to be paid only in those years in which EBITDA exceeds prescribed amounts. See "DESCRIPTION OF THE SERVICES AGREEMENT."

                        DESCRIPTION OF THE SENIOR NOTES

     The Series A Notes were, and Series B Notes offered hereby will be, issued under the Senior Note Indenture, dated as of December 28, 1993, by and among Funding, as issuer, the Partnership, as guarantor, and First Bank National Association, as Senior Note Trustee, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The form and terms of the Series B Notes will be identical in all material respects to the form and terms of the Series A Notes, except for certain registration rights which will terminate upon consummation of the Exchange Offer. See "PROSPECTUS SUMMARY --Comparison of Series A Notes and Series B Notes." The Senior Note Indenture is subject to and is governed by the Trust Indenture Act. The following is only a summary of the material provisions of the Senior Note Indenture and the Senior Mortgage Documents as they relate to the Series B Notes and does not purport to be complete, and where reference is made to particular provisions of the Senior Note Indenture or the Senior Mortgage Documents, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all the provisions of the Senior Note Indenture and the Senior Mortgage Documents and those terms made a part of the Senior Note Indenture and the Senior Mortgage Documents by the Trust Indenture Act. Unless otherwise specified, references to Articles and Sections are to Articles and Sections of the Senior Note Indenture.

General

     The Senior Notes mature on November 15, 2000. Each Senior Note bears interest payable in cash at the rate of 11-1/2%, payable semiannually in arrears on May 15 and November 15 each year, commencing May 15, 1994, to the Person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on the May 1 or November 1 next preceding such Interest Payment Date; provided, however, that if, as of a date prior to November 15, 1998, Funding shall have redeemed all the then outstanding PIK Notes through the application of the proceeds of one or more Equity Offerings or of internally generated funds and not through the incurrence of additional indebtedness, then on and after the first day of the calendar month next commencing after such date, the aforesaid interest rate of 11-1/2% per annum will be reduced to 11-1/4% per annum (the "Interest Rate Reduction"). Senior Notes will be issuable only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. (Section 3.2)

     Payment of the Senior Notes is guaranteed by the Partnership and the Senior Notes are secured by the Senior Mortgage Documents. See "Security" and "Guarantee."

     Principal of, premium, if any, and interest on, the Senior Notes are payable, and the Senior Notes are exchangeable and transferable, at the office or agency of Funding in The City of New York maintained for such purpose (which initially will be the Corporate Trust Office of the Senior Note Trustee or its agent); provided, however, that payment of interest may be made at the option of Funding by check mailed to each holder of Senior Notes at his registered address. The Senior Notes may be presented for registration of transfer and exchange at such office of the Senior Note Trustee. No service charge will be made for any registration of transfer, exchange or redemption of Senior Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 3.5)

Guarantee

     The obligations of Funding to pay the principal of, premium, if any, and interest on, the Senior Notes are unconditionally guaranteed by a non-recourse Senior Guarantee of the Partnership. The Senior Guarantee is secured by the Senior Guarantee Mortgage on the assets of the Partnership, as described under "Security," pari passu with the lien of the Note Mortgage.

Security

     The Senior Notes are secured by an assignment by Funding to the Senior Note Trustee, for the benefit of the holders of the Senior Notes, of (a) the Senior Partnership Note and (b) the Senior Note Mortgage (the Senior Partnership Note, the Senior Note Mortgage, the Senior Guarantee Mortgage (which will be made directly to the Senior Note Trustee) and any ancillary documents executed by Funding, the Partnership or the Senior Note Trustee for purposes of providing security for the benefit of the holders of the Senior Notes are referred to herein as the "Senior Mortgage Documents"), which encompasses a lien on (i) Trump's Castle and the leasehold and fee interests of the Partnership in the land on which Trump's Castle and its ancillary facilities are located, including certain additions and improvements constructed thereon, and (ii) substantially all the other assets of the Partnership (collectively, the "Collateral").

     The Senior Partnership Note contains interest, principal, redemption and default terms which are virtually identical to those of the Senior Notes. The Senior Note Mortgage encumbers the Partnership's interest in Trump's Castle and in all other facilities owned by or leased to the Partnership, including certain additions and improvements thereto and (except, in certain circumstances, as permitted by the Note Mortgage, where such property is financed) substantially all furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith. The Senior Note Mortgage constitutes a lien and security interest on Trump's Castle and such other assets, subject to the prior liens securing the Midlantic Term Loan and other permitted encumbrances and pari passu with liens securing the Working Capital Facility, if incurred. See "RISK FACTORS -- Ranking of Senior Notes; Limitation on Ability to Realize on Collateral."

     The Partnership has also executed the Senior Guarantee Mortgage in favor of the Senior Note Trustee. The Senior Guarantee Mortgage secures the obligations of the Partnership under the Senior Guarantee. The lien of the Senior Guarantee Mortgage is pari passu with the lien of the Senior Note Mortgage. The Senior Note Mortgage and the Senior Guarantee Mortgage have substantially identical terms, secure essentially the same debt and constitute a lien on the same assets. They have both been executed so as to provide to the Senior Note Trustee and the holders of the Senior Notes alternative remedies, such that in the event legal or equitable defenses were successfully raised against enforcement of one of the mortgages, foreclosure could nevertheless be pursued under the other mortgage.

     In addition, certain of the Partnership's intangible assets that may be significant to its operations, such as computer software licenses, are by their terms not assignable and, accordingly, are not included in the property subject to the Senior Note Mortgage and the Senior Guarantee Mortgage.

Ranking

     In connection with the Recapitalization, the Partnership entered into an agreement with Midlantic pursuant to which the Partnership has agreed not to make any payments with respect to the Senior Partnership Note or the Senior Guarantee and the Senior Note Trustee has been prohibited from realizing on the Senior Note Mortgage and the Senior Guarantee Mortgage so long as there exists any payment default on the Midlantic Term Loan. There was an aggregate principal amount of $38 million of Midlantic Term Loan outstanding as of December 31, 1993.

     Funding is prohibited from incurring additional Indebtedness other than Indebtedness with respect to the Midlantic Term Loan, the Mortgage Notes, the Senior Notes, the PIK Notes and any intercompany loan from the Partnership and the Partnership is subject to restrictions on the incurrence of any additional Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Activities and Investments."

Non-Recourse

     The Senior Note Indenture provides that, notwithstanding anything therein or in any other agreement, document, certificate, instrument, statement or omission referred to below to the contrary, the Partnership and Funding are liable thereunder only to the extent of the assets of the Partnership and Funding and the interest of Funding in the Senior Notes, and no other person or entity, including, but not limited to, any partner, officer, committee or committee member of the Partnership or any Partner therein or of any Affiliate of the Partnership (or of any other obligor on the Senior Notes), or any incorporator, officer, director or shareholder of Funding, or any Affiliate or controlling person or entity of any of the foregoing, or any agent, employee or lender of any of the foregoing, or any successor, personal representative, heir or assign of any of the foregoing, in each case past, present or as they may exist in the future, shall be liable in any respect (including, without limitation, for the breach of any representation, warranty, covenant, agreement, condition or indemnification or contribution undertaking contained therein) under, in connection with, arising out of, or relating to the Senior Note Indenture, or any other agreement, document, certificate, instrument or statement (oral or written) related to, executed or to be executed, delivered or to be delivered, or made or to be made, or any omission made or to be made, in connection with any of the foregoing or any of the transactions contemplated in any such agreement, document, certificate, instrument or statement. Notwithstanding the foregoing, the holders of the Senior Notes preserve any personal claims they may have for fraud, liabilities under the Securities Act, and other liabilities that cannot be waived under the applicable federal and state laws in connection with the purchase of the Senior Notes; provided, however, that such conduct will not constitute an Event of Default under the Senior Note Indenture, the Senior Notes or the Senior Note Mortgage or any document executed in conjunction therewith or otherwise related thereto. (Section 3.11)

Sinking Fund

     The sinking fund will provide for the mandatory redemption of $4,050,000 principal amount of the Senior Notes on each of June 1, 1998 and June 1, 1999, at a redemption price equal to 100% of the principal amount, plus accrued interest to the redemption date, providing for the redemption of 30% of the original aggregate principal amount of the Senior Notes prior to maturity. Funding or the Partnership may, at their option, receive a credit against sinking fund obligations equal to the aggregate principal amount of Senior Notes acquired by Funding or the Partnership and surrendered to the Senior Note Trustee for cancellation and equal to the aggregate principal amount of Senior Notes redeemed or called for redemption otherwise than through operation of the sinking fund that have not previously been so credited for such purpose by the Senior Note Trustee. (Section 11.2) If less than all of the Senior Notes are to be redeemed, the Senior Note Trustee shall select the Senior Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Section 11.6)

Mandatory Redemption

     Pursuant to the Casino Control Act, Funding or the Partnership may redeem Senior Notes at the lower of the Outstanding Amount (as defined) or the Fair Market Value (as defined) thereof held by Persons that are found by the CCC not to be qualified to hold such securities and who fail to dispose of such securities within 30 days after notice of such finding. (Section 11.1)

     Subject to the rights of the holders of the Senior Indebtedness, Funding or the Partnership must also redeem the Senior Notes at the principal amount thereof, without premium, plus accrued and unpaid interest, at any time as a result of a Total Taking or Casualty. (Section 11.3)

Certain Covenants

     The Senior Note Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Partnership will not, and will not permit its Subsidiaries to, create, incur, assume, or directly or indirectly guaranty or in any other manner become directly or indirectly liable with respect to any Indebtedness (including Acquired Indebtedness, but excluding Permitted Indebtedness) unless, in the case of Indebtedness of the Partnership and Acquired Indebtedness, (a) the Partnership's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness, and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Partnership or the Subsidiaries since the first day of such four-quarter period as if such Indebtedness were incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed by the Partnership or the Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been at least equal to the ratios set forth below for any such four-quarter period ending during the fiscal years indicated below:

            Fiscal Year                                          Ratio
            -----------                                          -----

    1993 and 1994............................................  1.50 to 1
    1995 and thereafter......................................  1.75 to 1,

and (b) except in the case of Permitted Indebtedness, Acquired Indebtedness or Pari Passu Indebtedness, such Indebtedness created, incurred, assumed or guaranteed pursuant to this section, (i) has an Average Life to Stated Maturity that exceeds the remaining Average Life to Stated Maturity of the Senior Notes and (ii) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Senior Notes and (c) if such Indebtedness created, incurred, assumed or guaranteed pursuant to this section is Pari Passu Indebtedness which is not Permitted Indebtedness or Acquired Indebtedness, such Indebtedness will have (i) an Average Life to Stated Maturity no shorter than the remaining Average Life to Stated Maturity of the Senior Notes and (ii) a Stated Maturity for its final scheduled principal payment that is not earlier than the Stated Maturity for the final scheduled principal payment of the Senior Notes. (Section 10.7)

     Limitation on Liens. Neither Funding nor the Partnership will, nor will any of the Subsidiaries be permitted to, create, incur, assume or suffer to exist any Liens, other than (a) the Lien of the Senior Mortgage Documents and (b) Permitted Liens. (Section 10.8)

     Limitation on Restricted Payments. Neither Funding nor the Partnership will, and will not permit any of the Subsidiaries to, directly or indirectly:

     (i) declare or make any distribution on Funding's Capital Stock or the Partnership's Equity Interests, as the case may be (other than distributions payable in Funding's Qualified Capital Stock or the Partnership's Qualified Equity Interests or in options, warrants or other rights to purchase such Qualified Capital Stock or Qualified Equity Interests);

     (ii) purchase, redeem or otherwise acquire or retire for value any such Capital Stock or Equity Interests, or any options, warrants or other rights to acquire such Capital Stock or Equity Interests;

     (iii) make any principal payment on or redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Pari Passu Indebtedness (other than Permitted Indebtedness) or Subordinated Indebtedness of the Partnership (other than pursuant to clause (C) below); or

     (iv) incur, create, assume or suffer to exist any guaranty (other than guarantees existing on the date of the Senior Note Indenture and any renewals, extensions, substitutions, refinancings or replacements of such guarantees) of Indebtedness of any Affiliate of the Partnership or Funding;

(the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"), except that the Partnership may apply up to 50% of its Excess Available Cash to make a Restricted Payment if: at the time of such Restricted Payment and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing; (B) the Partnership's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the Restricted Payment, taken as one period (after giving pro forma effect to the Restricted Payment and (if applicable) the application of the net proceeds therefrom and any events set forth in clauses (a)(ii) and
(a)(iii) under "Limitation on Indebtedness" above) would have been at least equal to 1.75 to 1; and (C) prior to making such Restricted Payment, Funding or the Partnership shall have used an amount equal to such Restricted Payment to purchase either Mortgage Notes or PIK Notes on the open market or pursuant to a tender offer which purchase shall not be deemed to be a Restricted Payment.

     Notwithstanding the foregoing, and so long as there is no Default or Event of Default continuing, the foregoing provisions will not prohibit:

     (i) payments made pursuant to the terms of the Services Agreement as in effect on the date of the Senior Note Indenture;

     (ii) distributions on the Trump Priority Interest to the extent permitted under the Amended Partnership Agreement as in effect on the date of the Senior
Note Indenture;

     (iii) payment of an annual bonus to Trump that has been approved by a majority of the Noteholder Representatives;

     (iv) dividend payments within 60 days after declaration if such payments would comply with the foregoing provision;

     (v) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Funding or Equity Interest of the Partnership in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, interests or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of, other shares of Capital Stock of Funding or Equity

Interests of the Partnership, as the case may be (other than Redeemable Capital Stock or Redeemable Equity Interests, as the case may be);

     (vi) (I) the redemption, repayment, defeasance, repurchase or other acquisition or retirement for value of any Subordinated Indebtedness or Pari Passu Indebtedness of the Partnership (other than Redeemable Equity Interests) in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale of (A) new Indebtedness of Funding or (B) Equity Interests of the Partnership (other than Redeemable Equity Interests) or Capital Stock of Funding (other than Redeemable Capital Stock), provided that, with respect to clause
(A), (1) the aggregate principal amount of any such new Indebtedness does not exceed the aggregate principal amount of such Subordinated or Pari Passu Indebtedness (or, if such Subordinated or Pari Passu Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination) plus accrued interest thereon plus the amount of any premium or other payment required to be paid under the terms of the instrument governing such Subordinated or Pari Passu Indebtedness or the amount of any premium reasonably determined by the Partnership as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase and, in each case, actually paid, plus the amount of expenses of the Partnership incurred in connection with such refinancing, (2) if the Indebtedness so redeemed, repaid, defeased, repurchased, acquired or retired is Subordinated Indebtedness, any such new Indebtedness (x) has an Average Life to Stated Maturity that exceeds the Average Life to Stated Maturity of the Senior Notes and a Stated Maturity that is not earlier than the final Stated Maturity of the Senior Notes and (y) is expressly subordinated in right of payment to the Senior Guarantee at least to the same extent as the Subordinated Indebtedness to be redeemed, repaid, defeased, repurchased, acquired or retired and (3) if the Indebtedness so redeemed, repaid, defeased, repurchased, acquired or retired is Pari Passu Indebtedness, any such new Indebtedness has an Average Life to Stated Maturity that is not less than the Average Life to Stated Maturity of such Indebtedness and a Stated Maturity that is not earlier than the final Stated Maturity of such Indebtedness; or (II) the redemption, repayment, defeasance, repurchase or other acquisition or retirement for value of any Redeemable Equity Interests of the Partnership through the issuance of new shares of Redeemable Equity Interests of the Partnership, provided that any such new Redeemable Equity Interests (1) do not have a maturity or are otherwise redeemable at the option of the holder prior to the Stated Maturity of the Senior Notes and (2) are expressly subordinated in right of payment to the Senior Guarantee at least to the same extent as Redeemable Equity Interests to be redeemed, repurchased or otherwise acquired or retired for value;

     (vii) the redemption of any shares of any class of Capital Stock of Funding, Equity Interest of the Partnership or any Indebtedness of the

Partnership or Funding, if (A) the holder thereof delivers an Opinion of Counsel to the Senior Note Trustee that failure to so redeem would subject the holder thereof to an adverse action by a Gaming Authority (or, if applicable, a failure to act by a Gaming Authority that is adverse to the holder) and (B) the Board of Partner Representatives determines (as evidenced by a Board Resolution delivered to the Senior Note Trustee) that such adverse action (or, if applicable, such failure to act) would be likely to have a material adverse effect on such holder;

     (viii) (A) distributions or intercompany loans to Funding by the Partnership to pay interest in cash on the outstanding Mortgage Notes in accordance with the terms thereof, (B) distributions or intercompany loans of up to 50% of the Partnership's Excess Available Cash to Funding by the Partnership to purchase, redeem or otherwise acquire Outstanding PIK Notes in accordance with the terms thereof, provided that the Partnership's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the Restricted Payment, taken as one period (after giving pro forma effect to the Restricted Payment and (if applicable) the application of the net proceeds therefrom and any events set forth in clauses (a)(ii) and (a)(iii) under "Limitation on Indebtedness" above) would have been at least equal to 1.50 to 1,
(C) distributions or intercompany loans to Funding by the Partnership to pay interest in cash on the Outstanding PIK Notes in accordance with the terms thereof, provided that any events set forth in clause (a) under "Limitation on Indebtedness" above is at that time satisfied and (D) distributions or intercompany loans to Funding by the Partnership to pay any tax liability of Funding resulting from any such distribution or intercompany loan provided for in (A), (B) or (C) above;

     (ix) distributions or intercompany loans by the Partnership pursuant to the terms of the Partnership Agreement as in effect on the date of the Senior Note Indenture (A) to pay reasonable general and administrative expenses, including directors' fees and premiums for directors' and officers' liability insurance of any corporate partner and (B) to make indemnification payments as required by the Certificate of Incorporation of TC/GP or Funding or the Partnership Agreement each as in effect on the date of the Senior Note Indenture and (C) to make distributions by the Partnership, pursuant to the Partnership Agreement, to Partners in amounts in respect of any tax year of the Partnership which do not exceed the Partners' tax liability in respect of the Partnership's income for such year computed as if the Partners were each taxpayers deriving items of income, gain, loss or deduction only from the Partnership for such year and by applying the sum of the higher of (x) the highest federal income tax rate imposed on individuals for such year or (y) the highest federal income tax rate imposed on corporations for such year, plus (z) in either case, eight percent (8%) as the rate applicable to such year's results;

     (x) guarantees by the Partnership of Indebtedness of any special purpose financing Affiliate of the Partnership if the incurrence of any such guaranty is made in accordance with "Limitation on Indebtedness" above and the net proceeds of any such Indebtedness are provided to the Partnership;

     (xi) distribution by the Partnership to Trump of the Common Stock of TC/GP upon consummation of the Recapitalization; and

     (xii) the purchase, redemption or other acquisition of securities representing an aggregate of 0.5% common equity interest in the Partnership pursuant to the terms of the Litigation Warrants and any distribution or advance by the Partnership to TC/GP, as the survivor of the merger of Trump's Castle Holding, Inc. with TC/GP, to fund the payment of statutory appraisal rights perfected in connection with such merger. (Section 10.9)

     Limitation on Partnership Leases. The Partnership will not, nor will any of the Subsidiaries be permitted to, lease as tenant or subtenant real or personal property (except Permitted Leases), unless the Partnership's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period (and after giving pro forma effect to any such lease as if such lease was entered into at the beginning of such four-quarter period and any events set forth in clauses (a)(ii) and (a)(iii) under "Limitation on Indebtedness" above), would have been at least equal to the ratios set forth below for any such four-quarter period ending during the fiscal year indicated below:

             Fiscal Year                                         Ratio
             -----------                                         -----

    1993 and 1994............................................  1.50 to 1
    1995 and thereafter......................................  1.75 to 1,

     In giving effect to the lease as of such four full fiscal quarters, it will be assumed that the rent for such prior four fiscal quarters was the greater of the (i) average rent over the term of such lease and (ii) rent payable for the first four fiscal quarters. (Section 10.10)

     Limitation on Preferred Stock of Subsidiaries and Subsidiary Distributions.
(a) The Partnership will not permit any of the Subsidiaries to, directly or indirectly, issue or sell any Preferred Stock (except to the Partnership or a Wholly-owned Subsidiary thereof).

     (b) The Partnership will not permit any of the Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on the Capital Stock of such Subsidiary or to the holders of such Subsidiary's Capital Stock (other than dividends or distributions payable in Capital Stock of such

Subsidiary) or (ii) purchase, redeem or otherwise acquire or retire for value any such Capital Stock; provided that this covenant will not prevent the payment by any Subsidiary of dividends or other distributions to the Partnership or a Wholly-owned Subsidiary or the redemption or repurchase by any Subsidiary of any of its Capital Stock owned by the Partnership or a Wholly-owned Subsidiary. (Section 10.11)

     Limitation on Payment Restrictions Affecting Subsidiaries. The Partnership will not, nor will any of the Subsidiaries be permitted to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Partnership or such Subsidiary to
(a) pay dividends or make any other distributions on the Equity Interest of the Partnership or the Capital Stock of such Subsidiary or pay any Indebtedness owed to the Partnership or any other Subsidiary, (b) make any loans or advances to the Partnership or any other Subsidiary or (c) transfer any of its property or assets to the Partnership or any other Wholly-owned Subsidiary, except (i) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the date of the Senior Note Indenture, in existence at the time such Person becomes a Subsidiary of the Partnership (but not created in contemplation of such Person becoming a Subsidiary), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Senior Note Indenture, and (iv) any restrictions existing under any agreement which refinances or replaces the agreements containing the restrictions in clauses (i), (ii) and (iii), provided that the terms and conditions of any such agreement are no less favorable to holders of the Senior Notes than those under or pursuant to the agreement evidencing the Indebtedness refinanced. (Section 10.12)

     Purchase of Senior Notes upon Change of Control. If a Change of Control shall occur at any time, then each holder of Senior Notes will have the right to require that Funding or the Partnership repurchase such holder's Senior Notes in whole or in part in integral multiples of $1,000 at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including any defaulted interest), if any, to the date of purchase, pursuant to the Change of Control Offer described in the following paragraph and the other procedures set forth in the Senior Note Indenture. Neither the Board of Directors of Funding nor the Senior Note Trustee has the ability to waive this Change of Control Offer requirement.

     The definition of Change of Control (see "-- Certain Definitions" below), and the corresponding Change of Control Offer requirement, relate specifically to the practical ability of Trump to control the activities of the Partnership.

A Change of Control may not occur if Funding recapitalizes or enters into a transaction with management or any Affiliates, including Trump, subject to the particular terms and conditions of any such recapitalization or transaction, which are difficult to ascertain in advance. Accordingly, the provisions of the Senior Note Indenture may not necessarily provide holders of Senior Notes with protection in the form of a Change of Control Offer in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Funding that does not result in a Change of Control.

     Within 30 days following any Change of Control, Funding or the Partnership will send by first-class mail, postage prepaid, to the Senior Note Trustee and to each holder of the Senior Notes, a notice stating, among other things: the purchase price; that the purchase date will be a business day no earlier than 45 days nor later than 60 days from the date of such notice; that any Senior Note not tendered will continue to accrue interest; that, unless Funding or the Partnership defaults in the payment of the purchase price, any Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control payment date; and certain other procedures that a holder must follow to accept the Change of Control Offer or to withdraw such acceptance.

     Funding and the Partnership will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect of the date of the Senior
Note Indenture) that would materially impair the ability of Funding or the Partnership to make a Change of Control Offer to purchase the Senior Notes or, if such Change of Control Offer is made, to pay for the Senior Notes tendered for purchase. (Section 10.13)

     Funding and the Partnership may not have adequate financial resources to effect a Change of Control Offer. Moreover, Funding's and the Partnership's ability to repurchase the Senior Notes upon a Change of Control is restricted by the terms of the Midlantic Term Loan. The inability of Funding or the Partnership to repurchase Senior Notes upon a Change of Control would constitute an Event of Default under the Senior Note Indenture.

     Funding and the Partnership will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and other securities laws or regulations in connection with a Change of Control Offer.

     Limitations on Transactions with Affiliates. Neither Funding nor the Partnership will, nor will any of the Subsidiaries be permitted to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Funding or the

Partnership (other than a Wholly-owned Subsidiary) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Funding, the Partnership or such Subsidiary, as the case may be, than would be available at the time of such transaction or transactions in a comparable transaction in arm's-length dealings with an unaffiliated third party and with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $5.0 million, such transaction or series of related transactions is approved by a majority of the Noteholder Representatives, and (b) Funding or the Partnership, as the case may be, delivers an Officers' Certificate to the Senior Note Trustee certifying that such transaction or transactions comply with clause (a) above. The foregoing restriction will not apply to (1) operations under the Services Agreement as in effect on the date of the Senior Note Indenture, (2) the payment of compensation to the senior executive officers of the Partnership (excluding Trump) which has been approved by a majority of the Noteholder Representatives, (3) the payment of an annual bonus to Trump which has been approved by a majority of the Noteholder Representatives, (4) the payment of director fees (other than to Trump) not in excess of those in effect as of the date of the Senior Note Indenture, (5) payments made pursuant to the Partnership Agreement as in effect on the date of the Senior Note Indenture, (6) payments pursuant to the Senior Partnership Note or with respect to any Subordinated Indebtedness, and (7) payments permitted under "Limitation on Restricted Payments" above. (Section 10.14)

     Restriction on Transfer of Assets. The Partnership will not sell, convey, transfer, lease or otherwise dispose of its assets or property to any of the Subsidiaries. (Section 10.15)

     Limitation on Activities and Investments. Neither the Partnership nor any of the Subsidiaries will engage in any business or investment activities other than those necessary or appropriate for, incident to, in connection with or arising out of, developing, financing, owning and operating the Casino Hotel.

     The Partnership will not, and will not permit any Subsidiary to, make any investment other than a Permitted Investment.

     Funding will not conduct any business (including having any Subsidiary) whatsoever, other than (i) to collect the amounts due and owing under the Senior Partnership Note and any Subordinated Indebtedness, (ii) to preserve its rights under the Senior Partnership Note, the Partnership Note and any Subordinated Indebtedness and (iii) to do or cause to be done all things necessary or appropriate to protect the property included in the Liens of the Senior Note Mortgage and any further security and to preserve its rights therein and otherwise to comply with its obligations under the Senior Notes, the Senior Note

Indenture, the PIK Notes, the PIK Note Indenture, the Mortgage Notes and the Mortgage Note Indenture.

     Funding will not incur or otherwise become liable for any Indebtedness (other than (i) Indebtedness with respect to the Midlantic Term Loan, (ii) the Senior Notes, (iii) the PIK Notes, including any PIK Notes issued as payment of interest, (iv) the Mortgage Notes, (v) any renewal, extension, substitution, refunding, refinancing or replacement thereof in accordance with the applicable indentures or (vi) any intercompany loan from the Partnership), nor issue any Preferred Stock. (Section 10.16)

     Restriction on Payment of Services Fee. Funding and the Partnership will not, and will not permit the Subsidiaries to, pay any Services Fee under the Services Agreement or to pay or reimburse any expenses relating thereto if a Default or Event of Default has occurred and is continuing. The terms of the Services Agreement cannot be amended to increase the amounts to be paid thereunder in the aggregate or on any particular date, or in any other manner which would be adverse to the Partnership, and the Partnership will not, and will not permit the Subsidiaries to, enter into any management or consulting agreement with any Affiliate relating to Trump's Castle other than the Services Agreement. (Section 10.17)

Merger and Sale of Assets, etc.

     The Partnership may not consolidate with, merge with or into any other Person, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to any Person unless, among other things: (a) the Partnership shall be the continuing Person, or the Person (if other than the Partnership) formed by such consolidation or into which the Partnership is merged or the Person to which the properties and assets of the Partnership are transferred (the "Surviving Entity") shall be a corporation or partnership duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of the obligations of the Partnership under the Senior Guarantee and the performance and observance of the Senior Note Indenture and the Senior Note Mortgage and the Senior Note Indenture and the Senior Note Mortgage shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth (as defined) of the Surviving Entity is at least equal to the Consolidated Net Worth of the Partnership immediately prior to such transaction or series of transactions; (d) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Partnership or the Surviving Entity, as the case may be, could incur at least $1.00 of additional Indebtedness (other than Permitted

Indebtedness) pursuant to the "Limitation on Partnership Indebtedness"; and (e) immediately after such transaction, the Partnership or the Surviving Entity holds all Permits required for operation of Trump's Castle.

     Funding may not consolidate with, merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets (as an entirety in one transaction or series of related transactions) to any Person unless, among other things: (a) Funding shall be the continuing Person, or the Person (if other than Funding) formed by such consolidation or into which Funding is merged or to which the properties and assets of Funding are transferred shall be a corporation, partnership or trust duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of the obligations of Funding under the Senior Notes, the Senior Note Indenture and the Senior Note Mortgage;
(b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Event of Default and no Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Funding, or the Person (if other than Funding) is at least equal to the Consolidated Net Worth of Funding immediately prior to such transaction or series of transactions; (d) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Partnership, could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness); (e) the Partnership shall have by supplemental indenture confirmed that its obligations under the Senior Guarantee and the Senior Note Mortgage shall apply to such Person's obligations under the Senior
Note Indenture and the Senior Notes; and (f) immediately after such transaction, Funding or the entity formed by such merger or consolidation or to whom all or substantially all of the assets of Funding are transferred holds all Permits required for the operation of the business of Funding.

     Funding shall also deliver to the Senior Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that (a) such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Senior Note Indenture and (b) the transaction shall not impair the Senior Note Indenture or the Lien of the Senior Note Mortgage, the Senior Note Indenture and the Senior Notes and the rights and powers of the Senior Note Trustee and holders of the Senior Notes thereunder. (Section 8.1)

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which Funding or the Partnership is not the continuing Person, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Funding or the Partnership, as the case may be, and Funding or the Partnership, as the case may be, would be discharged from all obligations and covenants under the Senior Note Indenture, the Senior Notes and the Senior Mortgage Documents. (Section 8.2)

Events of Default

     The following events are defined in the Senior Note Indenture as "Events of Default":

     (a) default in the payment of any interest on any of the Senior Notes when such interest becomes due and payable and continuance of such default for a period of 30 days;

     (b) default in the payment of any Sinking Fund Payment on any of the Senior Notes when the same becomes due and payable and the default continues for a period of 10 days;

     (c) default in the payment of the principal of (or premium, if any, on) any of the Senior Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, optional redemption, required repurchase, scheduled principal payment or otherwise;

     (d) (i) default in the performance, or breach, of any covenant of Funding or the Partnership under the Senior Notes, the Senior Note Indenture or the Senior Guarantee (other than a default or breach that is specifically dealt with elsewhere in these provisions) that continues for 30 days after written notice has been given (x) to Funding by the Senior Note Trustee or (y) to Funding and the Senior Note Trustee by holders of at least 25% of the aggregate principal amount of the Outstanding Senior Notes; (ii) default in the performance or breach of the provisions of "Merger and Sale of Assets, etc."; (iii) Funding or the Partnership shall have failed to make or consummate a Change of Control Offer in accordance with provisions of "Certain Covenants -- Purchase of Senior Notes Upon Change of Control"; or (iv) Funding or the Partnership shall have failed to make or consummate a required purchase of Mortgage Notes or PIK Notes in accordance with the provisions of "Certain Covenants --Limitation on Restricted Payments";

     (e) (i) so long as there are only Registrable Series A Notes outstanding, default by the Partnership, Funding or any Subsidiaries in the payment, when due (whether at maturity, required payment, acceleration, demand or otherwise) of any Indebtedness in an aggregate principal amount in excess of $10 million or any interest or premium thereon and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or any such Indebtedness is declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; and (ii) on and after the date on which
(A) a registration statement with respect to the Series A Notes has been declared effective under the Securities Act and such Series A Notes have been disposed of in accordance with such registration statement, (B) the Series A Notes are distributed to the public pursuant to Rule 144 promulgated under the Securities Act or (C) the Series A Notes have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer have been delivered by Funding, the Partnership, Funding or any of the Subsidiaries fail to perform any term, covenant or agreement to be performed or observed under any agreement or instrument evidencing or securing or relating to any Indebtedness in an aggregate principal amount in excess of $10 million, if the effect of such failure is to accelerate the maturity of such Indebtedness;

     (f) one or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate, shall be rendered against Funding, the Partnership or any Subsidiaries or any of their respective properties and shall not be discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree or (ii) there shall be any period of 60 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) an "Event of Default" under any Indebtedness secured by a Lien on any of the property or assets of Funding or any of the Subsidiaries having a book value in excess of $500,000, which Lien is senior to the Lien on such property or assets which secures the Senior Notes;

     (h) there shall have been the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Funding, the Partnership or any of the Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging Funding, the Partnership or any of the Subsidiaries bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Funding, the Partnership or any of the Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Funding, the Partnership or any of the Subsidiaries or of any substantial part of their property, or ordering the winding-up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

     (i) (i) Funding, the Partnership or any of the Subsidiaries commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, or (ii) Funding, or any of the Subsidiaries consents to the entry of a decree or order for relief in respect of Funding, the Partnership or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (iii) Funding, the Partnership or any of the Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or Funding, the Partnership or any of the Subsidiaries consents to (1) the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Funding, the Partnership or such Subsidiary or of any substantial part of its property, (2) the making by it of an assignment for the benefit of creditors or
(3) the admission by it in writing of its inability to pay its debts generally as they become due or (iv) the taking of corporate or partnership action by Funding, the Partnership or any of the Subsidiaries in furtherance of any such action in this paragraph (i);

     (j) the revocation, suspension or involuntary loss of any Permit which results in the cessation of a substantial portion of the operations of the Trump's Castle for a period of more than 90 consecutive days;

     (k) the Senior Guarantee, the Senior Guarantee Mortgage, or Senior Note Mortgage shall for any reason cease to be in full force and effect or enforceable in accordance with its terms;

     (l) an "Event of Default" under the Senior Note Mortgage or the Mortgage
Note Indenture or the PIK Note Indenture shall have occurred and be continuing; and

     (m) an entity, which at the time, directly or indirectly, holds general partnership interests in both of TPA and TTMA, which general partnership interests had previously been held by Trump and his Affiliates, sells through an initial public distribution its equity securities without having first acquired all the direct and indirect general partnership interests in the Partnership held by Trump as of the date of the Senior Note Indenture. (Section 5.1)

     If an Event of Default (other than an Event of Default described in clause
(h) or (i) above) occurs and is continuing, the Senior Note Trustee or the holders of not less than 25% in principal amount of Outstanding Senior Notes, by notice in writing to Funding (and to the Senior Note Trustee, if given by such holders), may, and the Senior Note Trustee at the request of such holders shall, declare all principal of, premium, if any, and interest on the Senior Notes to be due and payable and thereupon the Senior Note Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the Senior Notes by appropriate judicial proceeding. If an Event of Default described in clause (h) or (i) above occurs, the principal of all the Senior Notes shall ipso facto become and be due and payable immediately without any declaration or other act on the part of the Senior Note Trustee or any holder of the Senior Notes. (Section 5.2)

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Senior Note Trustee, the holders of a majority in aggregate principal amount of Senior Notes outstanding, by written notice to Funding and the Senior Note Trustee, may annul such declaration if (a) Funding has paid or deposited with the Senior Note Trustee a sum sufficient to pay (i) all sums paid or advanced by the Senior Note Trustee under the Senior Note Indenture and the reasonable compensation, expenses, disbursements and advances of the Senior Note Trustee, its agents and counsel,
(ii) all overdue interest on all Senior Notes, (iii) the principal of and premium, if any, on any Senior Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Notes; and (b) all Events of Default, other than the nonpayment of principal of the Senior Notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section 5.2)

     The holders of not less than a majority in principal amount of the Senior Notes outstanding may on behalf of the holders of the Senior Notes waive any past Defaults under the Senior Note Indenture, except a Default in the payment of the principal of, premium, if any, or interest on any Senior Note, or in respect of a covenant or provision which under the Senior Note Indenture cannot be modified or amended without the consent of the holder of each Outstanding Senior Note affected. (Section 5.13)

     Funding is required to furnish to the Senior Note Trustee, within 120 days after the close of each fiscal year, an Officer's Certificate stating whether, after a review of the activities of Funding and its performance under the Senior
Note Indenture has been made, there has been any default during such fiscal year and, if so, specifying such default and the nature and status thereof. If Funding obtains knowledge of a default under the Senior Note Indenture, it is required promptly to notify the Senior Note Trustee of such default. (Section 10.19).

     The Senior Note Indenture provides that the Senior Note Trustee, within 30 days after the occurrence of a Default, shall give notice thereof by mail to all holders of the Senior Notes, unless the Default has been cured or waived; provided, however, except in the case of a Default in the payment of principal of or interest on the Senior Notes, the Senior Note Trustee may withhold such notice of such default if a trust committee of Responsible Officers of the

Senior Note Trustee in good faith determines that such withholding is in the interest of the holders of Senior Notes. (Section 6.1)

Defeasance or Covenant Defeasance of Senior Note Indenture

     (a) Funding and the Partnership may, at their option and at any time upon compliance with the conditions set forth in the Senior Note Indenture, elect to have the obligations of Funding discharged with respect to the outstanding Senior Notes ("defeasance"). Such defeasance means that Funding and the Partnership shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Notes, except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due, (ii) Funding's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Senior Note Trustee and (iv) the defeasance provisions of the Senior Note Indenture. In addition, Funding and the Partnership may, at their option and at any time, elect to have the obligations of Funding and the Partnership released with respect to certain covenants that are described in the Senior Note Indenture ("covenant defeasance") and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Senior Notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Defaults" will no longer constitute an Event of Default with respect to the Senior Notes. (Sections 4.1, 4.2 and 4.3)

     (b) In order to exercise either defeasance or covenant defeasance, among other things, (i) Funding or the Partnership must irrevocably deposit with the Senior Note Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Senior Note Indenture), or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the Stated Maturity of such principal or installment of principal or interest and any mandatory payments applicable to the outstanding Senior Notes; (ii) Funding or the Partnership must deliver to the Senior Note Trustee an Opinion of Counsel stating that the holders of the outstanding Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred; (iii) such defeasance or covenant defeasance must not cause the Senior Note Trustee for the Senior Notes to have a conflicting interest with respect to any securities of

Funding; (iv) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under the Senior
Note Indenture or any other material agreement or instrument to which Funding or the Partnership is a party or by which it is bound; (v) Funding or the Partnership must deliver to the Senior Note Trustee an Officers' Certificate stating that the deposit was not made by Funding or the Partnership with the intent of defeating, hindering, delaying or defrauding creditors of Funding or the Partnership or others and (vi) Funding or the Partnership must deliver to the Senior Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 4.4)

     If the funds deposited with the Senior Note Trustee to effect the defeasance or covenant defeasance are insufficient to pay the principal of, premium, if any and interest on the Senior Notes when due, then the obligations of Funding under the Senior Note Indenture will be revived, and no such defeasance or covenant defeasance will be deemed to have occurred.

Satisfaction and Discharge

     The Senior Note Indenture and all Senior Mortgage Documents will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes) as to all outstanding Senior Notes when (a) either (i) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid) have been delivered to the Senior Note Trustee for cancellation or (ii) all Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year, and Funding or the Partnership in the case of (ii)(x), (y) or (z) above, has irrevocably deposited or caused to be deposited with the Senior Note Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation, for principal of, premium, if any, and interest to the date of payment; (b) Funding or the Partnership has paid all other sums payable under the Senior Note Indenture by Funding and the Partnership; and (c) Funding and the Partnership have delivered to the Senior Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Senior Note Indenture relating to the satisfaction and discharge of the Senior Note Indenture have been complied with and that such satisfaction and discharge will not result in a breach or violation of or constitute a default under the Senior Note Indenture or any other material agreement or instrument to which the Partnership or Funding is a party or by which either Funding or the Partnership is bound. (Section 13.1)

Modifications and Amendments

     From time to time, the parties to the Senior Note Indenture, without the consent of the holders of the Senior Notes, may enter into one or more supplemental indentures for certain specified purposes, including, among other things, curing ambiguities or inconsistencies, provided the provisions do not adversely affect the rights of any holders, adding covenants or successor parties, and complying with regulatory or statutory requirements. (Section 9.1).

     Modifications, changes and amendments to the Senior Note Indenture or any Senior Mortgage Document also may be made by the parties thereto with the consent of the holders of not less than a majority of the principal amount of the Outstanding Senior Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;
(ii) modify the obligation of Funding or the Partnership to make and consummate a Change of Control Offer (or modify any of the provisions or definitions with respect thereto in a manner which adversely affects the rights of the holders of Senior Notes); (iii) reduce the percentage in principal amount of outstanding Senior Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver; (iv) modify any of the provisions regarding modifications and amendments or the percentage of the Senior Note Indenture required for any waiver, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each Senior Note affected thereby; or (v) except as otherwise permitted under "Merger and Sale of Assets, etc.," consent to the assignment or transfer by Funding or the Partnership of any of its rights and obligations under the Senior Note Indenture. (Section 9.2)

     The holders of a majority of the principal amount of the Outstanding Senior Notes may waive compliance with certain restrictive covenants and provisions of the Senior Note Indenture. (Section 10.20)

Gaming Laws

     In certain circumstances holders of Senior Notes, may be required to qualify under the Casino Control Act as financial sources of the Partnership and as holders of securities of Funding. See "REGULATORY MATTERS." The Senior Note Indenture provides that if the CCC requires that a holder of Senior Notes (whether the record or beneficial owner) qualify under the Casino Control Act and if such holder does not so qualify, then such holder must dispose of his interest in the Senior Notes within 30 days after Funding's receipt of notice of such finding, or within such earlier time as the CCC may require, or Funding or the Partnership may redeem such Senior Notes. Any such redemption by Funding shall be at the lower of (i) the Outstanding Amount (as defined) and (ii) the Fair Market Value (as defined) of such Senior Notes. (Section 11.9) If any holder of Senior Notes is found unqualified by the CCC, it is unlawful for such holder (i) to exercise, directly or through any trustee or nominee, any right conferred by the Senior Notes, or (ii) to receive any interest upon the Senior Notes or any remuneration in any form from any Regulated Company (including the Partnership, Funding or the Senior Note Trustee) for services rendered or otherwise.

     The Senior Note Indenture further requires the Senior Note Trustee to report the names of all record holders of the Senior Notes to the Director of the Division and to the CCC promptly after the initial issuance of the Senior Notes and at stated intervals thereafter. The Senior Note Indenture also requires the Senior Note Trustee to provide to the Director of the Division and the CCC copies of all written communications from the Senior Note Trustee to the holders of the Senior Notes, notice of any default under the Senior Note Indenture, certain other information concerning the Senior Note Trustee's enforcement of rights under the Senior Note Indenture, and other matters respecting the security for the Senior Notes. (Section 7.3)

The Purchase Agreement

     Termination of Certain Rights. Pursuant to the terms of the Purchase Agreement, the holders of Privately Outstanding Notes (as defined) are entitled to certain rights (the "Purchase Agreement Rights") above and beyond those set forth in the Senior Note Indenture. For purposes of the Exchange Offer, "Privately Outstanding Notes" is defined in the Purchase Agreement and refers to the Senior Notes upon the original issuance thereof and at all times subsequent thereto until, in the case of any Senior Note, (i) the Exchange Offer has been consummated and such Senior Note has been resold by the Senior Note Purchaser,
(ii) the sale or other public distribution of such Senior Note has been registered pursuant to the Securities Act and such Senior Note has been disposed of by the Senior Note Purchaser in accordance with such registration, or (iii) such Senior Note has been resold by the Senior Note Purchaser pursuant to Rule 144, Rule 144A or other resale exemption from the registration requirements of the Securities Act. A subsequent purchaser of Series B Notes will not be entitled to the Purchase Agreement Rights, which include: (i) the right to require Funding to pay the delivery expenses in the event of the surrender of a Senior Note for substitution, replacement, or exchange, (ii) the right to require Funding to pay all stamp, transfer, and other similar taxes and governmental fees in connection with the issuance, transfer or exchange, including exchange pursuant to the Exchange Offer, of the Series A Notes, (iii) the right to direct the Senior Note Trustee to forward the interest payment on the Senior Notes directly to the account of the holder of the Senior Notes, (iv) the right to inspect the Partnership's facilities upon reasonable notice, (v) the obligation of Funding and the Partnership to provide to the holders of the Senior Notes certain financial information and certificates, (vi) the obligation of Funding to report directly to the holders of the Senior Notes the occurrence of certain events under ERISA, and (vii) the waiver of the obligation that a holder of Senior Notes must post a bond in connection with the issuance of a replacement Senior Note in exchange for a lost, destroyed, or wrongfully taken Senior Note.

The Senior Note Mortgage and the Senior Guarantee Mortgage

     General. The Senior Partnership Note is secured by the Senior Note Mortgage, which has been assigned to the Senior Note Trustee for the benefit of the holders of the Senior Notes. Performance under the Senior Guarantee is secured by the Senior Guarantee Mortgage, which has been made directly to the Senior Note Trustee for the benefit of the holders of the Senior Notes. The Senior Note Mortgage and the Senior Guarantee Mortgage encumber Trump's Castle and the fee and leasehold interests of the Partnership in the land on which Trump's Castle and its ancillary facilities (including the Marina) are located, all other facilities owned by or leased to the Partnership, substantially all additions and improvements constructed thereon and (except, in certain circumstances, as permitted by the Senior Note Mortgage where such property is financed) the interest of the Partnership in substantially all furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith and substantially all of the other assets of the Partnership. Since Funding's right as mortgagee under the Senior Note Mortgage is assigned to the Senior Note Trustee pursuant to an instrument of assignment, all references in the Senior Note Mortgage to "Mortgagee" are referred to herein as the Senior Note Trustee. The Partnership has the right to release from the Lien of the Senior Mortgage Documents certain tangible personal property which has become obsolete or unfit for use or which is no longer necessary in the conduct of its business or the operation of the Collateral.

     Events of Default under the Senior Note Mortgage. The following events are defined in the Senior Note Mortgage as "Events of Default":

     (a) default in the payment of any interest on the Senior Partnership Note when such interest becomes due and payable and default continues for a period of 30 days;

     (b) default in the payment of all or a portion of the principal of (or premium, if any, on) the Senior Partnership Note when the same becomes due and payable at its Maturity;

     (c) default in the payment of any other sum due under the Senior Partnership Note or under the Senior Note Mortgage, and the continuance of such default for a period of 30 days after there has been given to the Partnership a notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Note Mortgage;

     (d) default in the performance, or breach, of any covenant of the Partnership in the Senior Note Mortgage (other than a covenant, a default in the performance or breach of which is elsewhere in the Senior Note Mortgage specifically dealt with), and continuance of such default or breach for a period of 30 days after there has been given to the Partnership a notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Note Mortgage, unless (i) the default or breach is of such a nature that is curable but not susceptible of being cured with due diligence within such 30-day period (for reasons other than the lack of funds), (ii) the Partnership delivers an Officers' Certificate to the Senior Note Trustee within such 30-day period stating (A) the applicability of the provisions of clause (i) to such default or breach, (B) the Partnership's intention to remedy such default or breach with reasonable diligence and (C) the steps which the Partnership has undertaken or intends to undertake to remedy such default or breach and (iii) the Partnership delivers to the Senior Note Trustee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in clause (ii), in which case such 30-day period shall be extended for such further period of time (but in no event more than 60 days after the last day of such 30-day period) as may reasonably be required to cure the same, provided that the Partnership is then proceeding and thereafter continues to proceed to cure the same with reasonable diligence;

     (e) an "Event of Default" as defined in the Senior Note Indenture, shall occur and be continuing;

     (f) default in the performance, or breach, of any of the provisions governing consolidation and mergers in the Senior Note Mortgage;

     (g) if any representation or warranty of the Partnership set forth in the Senior Note Mortgage or in any notice, certificate, demand or request delivered


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to the Senior Note Trustee pursuant to the Senior Note Mortgage shall prove to be incorrect in any material respect as of the time when made; or

     (h) default by the Partnership, Funding or any of the Subsidiaries under any Indenture, whether such Indebtedness now exists or shall hereafter be created, if such default would permit the holders of such Indebtedness to cause, or has resulted in, acceleration of the maturity of such Indebtedness, in an aggregate principal amount in excess of $5,000,000.

     Events of Default under the Senior Guarantee Mortgage. Under the Senior Guarantee Mortgage, "Events of Default" include all of the events defined above as "Events of Default" under the Senior Note Mortgage (but substituting the Senior Guarantee Mortgage for all references therein to the Senior Note Mortgage and adding a default under the Senior Notes to the defaults described in clauses
(a), (b) and (c) above) and, in addition (i) default in the payment or performance of any obligation of the Partnership under the Senior Guarantee at the time such payment or performance is required under the Senior Note Indenture and (ii) the occurrence of an "Event of Default," as defined in the Senior Note Mortgage. (Section 3.1 of the Senior Guarantee Mortgage)

The Senior Note Trustee

     The Senior Note Trustee is First Bank National Association, a national banking association, which also serves as the PIK Note Trustee, the Mortgage Note Trustee and the warrant agent for the Litigation Warrants.

     The Senior Note Indenture provides that, except during the continuance of an Event of Default, the Senior Note Trustee will perform only such duties as are specifically set forth in the Senior Note Indenture, the Senior Note Mortgage and the Senior Guarantee Mortgage. During the existence of an Event of Default, the Senior Note Trustee will exercise such of the rights and powers vested in it under the Senior Note Indenture. (Section 5.3) Subject to the provisions of Section 315 of the Trust Indenture Act, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request of any of the holders, unless they shall have offered to the Senior Note Trustee security or indemnity against the costs and expenses which might be incurred in compliance with such request. (Section 6.2) The holders of a majority in principal amount of Outstanding Senior Notes shall have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Senior Note Trustee subject to certain conditions. (Section 5.12)

     The Senior Note Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the


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Senior Note Trustee, should it become a creditor of Funding, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. Except under certain limited circumstances set forth in the Trust Indenture Act, if the Senior Note Trustee becomes a creditor of Funding or the Partnership, then the Senior Note Trustee will be deemed to have a conflicting interest and must, within 90 days, eliminate such conflicting interest or take prompt steps to have a successor trustee appointed. The Senior Note Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. (Article 6)

Usury Law

     Funding and the Partnership have agreed not to claim voluntarily the benefit of any usury law against the holders of the Senior Notes. (Section 5.15)

Registration Rights

     On December 28, 1993, Funding, the Partnership and the Senior Note Purchasers entered into the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Pursuant to the terms of the Registration Rights Agreement, Funding and the Partnership, with respect to the Series A Notes, agreed to (i) cause to be filed, on or prior to March 28, 1994, a registration statement with the SEC under the Securities Act covering the Exchange Offer and (ii) use their reasonable best efforts to cause (A) such registration statement to be declared effective on or prior to June 24, 1994 and (B) Series B Notes to be delivered to the Depositary for delivery to all holders who have tendered Registrable Series A Notes pursuant to the Exchange Offer.

     The Registration Rights Agreement provides that, upon the occurrence of certain events preventing the consummation of the Exchange Offer, in lieu thereof, Funding and the Partnership will file a shelf registration statement with the SEC and use their best efforts to cause such registration statement to be effective for a period of 24 months. Funding and the Partnership are also required to file additional registration statements upon the conclusion of the 24 month period, upon the request of the holders of a majority of the outstanding principal amount of Senior Notes.

     The Registration Rights Agreement and the Senior Note Indenture provide that if (i) Funding and the Partnership fail to file a registration statement with respect to the Exchange Offer (or the shelf registration statement) by March 28, 1994, (ii) the Exchange Offer has not been consummated (or the shelf


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

registration statement has not become effective) on or prior to June 24, 1994,
(iii) a stop order has been issued with respect to any shelf registration statement, or (iv) Funding or the Partnership provides the holders of the Senior Notes with a notice of the occurrence of any event which causes there to be a material misstatement or omission in the prospectus for the Senior Notes (each an "Event Date"), the rate of interest on the Senior Notes will be increased by one quarter of one percent (1/4%) per annum. The rate of interest on the Senior Notes will be increased by an additional one quarter of one percent (1/4%) per annum on the 61st day following the Event Date. The increase in the rate of interest on the Senior Notes will cease to be effective (a) with respect to an Event Date of the type specified in clause (i), upon the filing of the registration statement, (b) with respect to an Event Date of the type specified in clause (ii), upon the consummation of the Exchange Offer (or the effectiveness of the registration statement), (c) with respect to an Event Date of the type specified in clause (iii), when the registration statement is no longer subject to such order and (d) with respect to an Event Date of the type specified in clause (iv), when such notice is longer applicable.

Intercreditor Agreement

     The Senior Note Trustee, on behalf of the holders of Senior Notes, has entered into an intercreditor agreement with Midlantic pursuant to which the Partnership has agreed not to make any payments with respect to the Senior Partnership Note or the Senior Guarantee and the Senior Note Trustee has been prohibited from realizing on the Senior Note Mortgage and the Senior Guarantee Mortgage so long as there exists any payment default on the Midlantic Term Loan. See "THE MIDLANTIC DEBT AGREEMENTS."

Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Consolidated Interest Expense" means, without duplication, for any period, the sum of (a) the interest expense of the Partnership and its Consolidated Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by the Partnership and its Consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

     "Adjusted Consolidated Net Income (Loss)" means, for any period, the Consolidated net income (or loss) of the Partnership and its Consolidated Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding (a) all extraordinary gains or losses (less all fees and expenses relating thereto), (b) the portion of net income (or loss) of the Partnership and its Consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Partnership or one of its Consolidated Subsidiaries, (c) net income (or loss) of any Person combined with the Partnership or any of the Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (d) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (e) net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (f) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such Person's Capital Stock or Equity Interest or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Cage Cash" means the sum of $5,000,000 retained for daily operations of Trump's Castle.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

     "Casualty" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the Premises and/or Tangible Personal Property (as such terms are defined in the Senior Note Mortgage).

     "CCC" means the New Jersey Casino Control Commission or any successor entity thereto.

     "Change of Control" means an event as a result of which (a) the Permitted Holder does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Partner Representatives of the Partnership or to control the management of the Partnership; or (b) the Partnership is liquidated or dissolved or adopts a plan of liquidation or dissolution; provided, however, a Change of Control shall not be deemed to occur as a result of one or more Public Offerings so long as both
(i) the Permitted Holder continues to beneficially own 20% or more of the entity which conducted the Public Offering and (ii) no other holder beneficially owns a greater percentage of the voting securities of such entity than the Permitted Holder.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Lien of the Senior Note Mortgage.

     "Consolidated Fixed Charge Coverage Ratio" means for any period the ratio of (a) the sum of Adjusted Consolidated Net Income, Adjusted Consolidated Interest Expense and Consolidated Income Tax Expense, plus, without duplication, all depreciation, amortization and all other non-cash charges (excluding any such non-cash charges constituting an extraordinary item of loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period) in each case, for such period, of the Partnership and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied, to (b) Adjusted Consolidated Interest Expense for such period.

     "Consolidated Income Tax Expense" means for any period the provision for federal, state, local and foreign income taxes of the Partnership and its Consolidated Subsidiaries for such period as determined in accordance with GAAP consistently applied.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

     "Corporate Trust Office" means the office of the Senior Note Trustee, or its agent, at which at any particular time its corporate trust business shall be administered.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) of such Person in equity.

     "Excess Available Cash" shall be calculated semi-annually on June 30 and December 31 and means the sum of the Partnership's cash and cash equivalents as shown on its balance sheet at such date less the sum of (1) the Partnership's Cage Cash, (2) the Partnership's working capital reserve of $10 million less the amount, if any, available to the Partnership under the Working Capital Facility,
(3) the aggregate amount required to meet the cash interest payments due on all Permitted Indebtedness on the respective next interest payment dates and the sinking fund payment on the Senior Notes during the succeeding six month period,
(4) distributions to be made during the succeeding six month period in respect of taxes as contemplated by clause (c) of Section 10.9(b)(ix) of the Senior Note Indenture and (5) the cash amounts required to meet the Partnership's Capital Expenditures (as defined in the Partnership Agreement), CRDA bond payments and other fixed charges projected during the succeeding six month period.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "F,F&E Financing Agreement" means an agreement which creates a Lien upon any after-acquired Tangible Personal Property (as defined in the Senior Note Mortgage) and/or other items constituting Operating Assets (as defined in the Senior Note Mortgage), which are financed, purchased or leased by the Partnership.

     "Gaming Authority" means the CCC, the NJDGE or any other governmental agency which regulates gaming in a jurisdiction in which the Partnership conducts gaming activities.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained herein guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (e) otherwise to assure a creditor against loss; provided that the term "guaranty" shall not include endorsements for collection or deposit, in either case in the ordinary course of business; provided further, that the obligations of the Partnership pursuant to the Services Agreement as in effect on December 28, 1993, shall not be deemed to be Guaranteed Debt of the Partnership.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock or Equity Interest of such Person, or any warrants, rights or options to acquire such Capital Stock or Equity Interest, now or hereafter outstanding, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Capital Stock or Equity Interest or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or an Affiliate of such Person was a party, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (e) all obligations under interest rate contracts of such Person, (f) all Capital Lease Obligations of such Person, (g) all Indebtedness referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons, the payment of which are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) all Guaranteed Debt of such Person, (i) all Redeemable Capital Stock or Redeemable Equity Interests valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (i) above. The "maximum fixed repurchase price" of any Redeemable Capital Stock or Redeemable Equity Interest which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock or Redeemable Equity Interest as if such Redeemable Capital Stock or Redeemable Equity Interest were purchased on any date on which Indebtedness will be required to be determined pursuant to the Senior Note Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock or Redeemable Equity Interest, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Redeemable Capital Stock or Redeemable Equity Interest.

     "Indenture Obligations" means the obligations of Funding, the Partnership and any other obligor under the Senior Note Indenture or under the Senior Notes, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Senior Note Indenture, the Senior Notes and the performance of all other obligations to the Senior Note Trustee and the holders under the Senior Note Indenture, the Senior Notes and the Senior Note Mortgage, according to the terms thereof.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the Senior Notes.

     "Investments" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or other acquisition by such Person of any Capital Stock, Equity Interest, bonds, notes, debentures or other securities or assets issued or owned by, any other Person.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Litigation Warrants" means warrants to be issued by TCHI for additional equity securities representing a 0.5% common equity interest in the Partnership pursuant to the terms of a settlement agreement arising out of certain securities litigation.

     "Marina Lease" means the lease agreement of September 1, 1990 between the State of New Jersey, as landlord, and the Partnership, as tenant, with respect to the property known as the Senator Frank S. Farley Marina in Atlantic City, together with all amendments, restatements, extensions and renewals thereof.

     "Maturity" when used with respect to any Senior Note means the date on which the principal of such Senior Note becomes due and payable as therein provided or as provided in the Senior Note Indenture, whether at Stated Maturity, Change of Control Purchase Date, or Redemption Date and whether by declaration of acceleration, Change of Control Offer, call for redemption or otherwise.

     "Mortgage Debt" means any Indebtedness secured by Liens (other than involuntary Liens) on any portion of the Collateral.

     "Net Cash Proceeds" of an issuance means the cash proceeds of such issuance, net of attorneys' fees, accountants' fees, brokerage, consultant, underwriting and other fees and expenses actually incurred in connection with such issuance, sale, conversion or exchange and net of taxes paid or payable as a result thereof.

     "NJDGE" means the New Jersey Division of Gaming Enforcement or any successor entity thereto.

     "Outstanding" when used with respect to Senior Notes means, as of the date of determination, all Senior Notes theretofore authenticated and delivered under the Senior Note Indenture, except:

     (a) Senior Notes theretofore cancelled by the Senior Note Trustee or delivered to the Senior Note Trustee for cancellation;

     (b) Senior Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Senior Note Trustee or any Paying Agent (other than Funding) in trust or set aside and segregated in trust by Funding (if Funding shall act as its own Paying Agent) for the holders of such Senior Notes; provided that if such Senior Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Senior Note Indenture or provision therefor satisfactory to the Senior Note

Trustee has been made; and Senior Notes, except to the extent provided in the Senior Note Indenture, with respect to which Funding has effected defeasance or covenant defeasance as provided in Article Four of the Senior Note Indenture; and

     (c) Senior Notes in exchange for or in lieu of which other Senior Notes have been authenticated and delivered pursuant to the Senior Note Indenture, other than any such Senior Notes in respect of which there shall have been presented to the Senior Note Trustee proof satisfactory to it that such Senior Notes are held by a bona fide purchaser in whose hands the Senior Notes are valid obligations of Funding;

provided, however, that in determining whether the holders of the requisite principal amount of outstanding Senior Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Senior Notes owned by Funding, the Partnership, or any other obligor upon the Senior Notes or any Affiliate of Funding, the Partnership, any Guarantor or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Senior Note Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Senior Notes which the Senior Note Trustee knows to be so owned shall be so disregarded. Senior Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Senior Note Trustee the pledger's right so to act with respect to such Senior Notes and that the pledgee is not Funding, the Partnership or any other obligor upon the Senior Notes or any Affiliate of Funding, the Partnership or such other obligor.

     "Outstanding Amount" of any Indebtedness at any time means the principal amount outstanding of such Indebtedness at such time, unless such Indebtedness was issued at a discount, in which case the "Outstanding Amount" of such Indebtedness means the original issue price of such Indebtedness plus the accretion to such time of the original issue discount, determined in accordance with GAAP.

     "Pari Passu Indebtedness" means any Indebtedness of the Partnership that is pari passu in right of payment to the Senior Guarantee.

     "Partnership Agreement" means the Partnership's Second Amended and Restated Partnership Agreement, dated as of December 30, 1993, in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part, as amended from time to time in accordance with the terms thereof and the Senior
Note Indenture.

     "Permit" means any license, franchise, authorization, statement of compliance, certificate of operation, certificate of occupancy and permit required for the lawful ownership, occupancy, operation and use of all or a material portion of the Collateral whether held by the Partnership or any other Person (which may be temporary or permanent) (including, without limitation, those required for the use of the Casino Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements (as defined in the Senior Note Mortgage).

     "Permitted Holder" means Donald J. Trump and any corporations or other entities that are controlled by Donald J. Trump.

     "Permitted Indebtedness" means the following:

     (a) Indebtedness of the Partnership and Funding pursuant to the Midlantic Term Loan;

     (b) Indebtedness of the Partnership and Funding pursuant to the Senior Mortgage Documents and the Senior Note Indenture;

     (c) Indebtedness of the Partnership pursuant to any Working Capital
Facility;

     (d) Indebtedness of the Partnership and Funding pursuant to the Mortgage
Note Indenture and the Mortgage Documents (as defined in the Mortgage Note Indenture);

     (e) Indebtedness of the Partnership and Funding pursuant to the PIK Note Indenture and the Pledge Agreement (as defined in the PIK Note Indenture);

     (f) Indebtedness of the Partnership outstanding on the date of the Senior
Note Indenture and listed on a schedule attached to the Senior Note Indenture;

     (g) Indebtedness of the Partnership or any Wholly Owned Subsidiary to any one or the other of them;

     (h) Indebtedness of the Partnership or any Subsidiary represented by F,F&E Financing Agreements of the Partnership not to exceed at any one time outstanding (i) $2,000,000 or (ii) $25,000,000 following the time at which the Partnership shall have achieved EBITDA (as defined in the Partnership Agreement) for any period of four consecutive fiscal quarters in an amount not less than $45,000,000;

     (i) Indebtedness in respect of Capital Lease Obligations or secured purchase money security interests of the Partnership or any Subsidiary, in either case not created by an F,F&E Financing Agreement, provided, however, that the aggregate principal amount of all such Capitalized Lease Obligations permitted by the Senior Note Indenture shall not exceed at any one time outstanding (i) $10,000,000 or (ii) $15,000,000 following the time at which the

Partnership shall have achieved EBITDA for any period of four consecutive fiscal quarters in an amount not less than $60,000,000 and provided, further, that the aggregate principal amount of all such Indebtedness secured by purchase money security interests shall not exceed at any one time outstanding $10,000,000;

     (j) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clauses (a) through (i) of the definition of "Permitted Indebtedness," including any successive renewals, extensions, substitutions, refundings, refinancings or replacements so long as the aggregate principal amount of Indebtedness represented thereby does not exceed the principal amount of such Indebtedness being renewed, extended, substituted, refunded, refinanced or replaced (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) plus accrued interest thereon, plus, in the case of refinancings, the amount of any premium or other payment required to be paid under the terms of the instrument governing such Indebtedness or the amount of any premium reasonably determined by the Partnership as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase and, in each case, actually paid, plus the amount of expenses of the Partnership incurred in connection with such refinancing and such renewal, extension, substitution, refinancing or replacement does not reduce the Average Life to Stated Maturity or the final Stated Maturity of such Indebtedness; and

     (k) Indebtedness of the Partnership and Funding with respect to the Bonds until the defeasance thereof has been consummated in connection with the Recapitalization.

     "Permitted Investment" means (a) Investment in any of the Senior Notes, Mortgage Notes or PIK Notes; (b) Temporary Cash Investments; (c) intercompany notes to the extent permitted under the definition of "Permitted Indebtedness"; and (d) any Investments in existence on December 28, 1993 and listed on a schedule attached to the Senior Note Indenture.

     "Permitted Leases" means the following:

     (i) the Marina Lease;

     (ii) any Capital Lease Obligation permitted by clause (i) of the definition of "Permitted Indebtedness"; and

     (iii) Leases other than Capital Lease Obligations and the Marina Lease; provided, however, that the aggregate fixed rental payments paid or accrued for any period of four consecutive fiscal quarters commencing after the date hereof under all such leases (including payments required to be made by the lessee in respect of taxes and insurance, whether or not denominated as rent), shall not exceed for such period (a) $2,000,000 or (b) $7,500,000 following the time at which the Partnership shall have achieved EBITDA for any period of four consecutive fiscal quarters in an amount not less than $45,000,000.

     "Permitted Liens" means:

     (a) any Lien existing as of the date of the Senior Note Indenture under the Midlantic Term Loan, the Senior Note Mortgage, the Senior Guarantee Mortgage, the Mortgage Documents (including, without limitation, "Permitted Encumbrances" and "Restricted Encumbrances", both as defined in the Note Mortgage) and the Pledge Agreement, "Permitted Encumbrances" hereafter arising and permitted under the Mortgage Documents, or any Lien thereafter arising under any Working Capital Facility;

     (b) Capital Lease Obligations and purchase money liens included in Permitted Indebtedness;

     (c) the Liens in favor of the Senior Note Trustee pursuant to Section 6.6 of the Senior Note Indenture, in favor of the Mortgage Note Trustee pursuant to
Section 6.6 of the Mortgage Note Indenture and in favor of the PIK Note Trustee pursuant to Section 6.6 of the PIK Note Indenture;

     (d) any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ii) security for payment of workmen's compensation or other insurance; (iii) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); and (iv) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; and

     (e) any Lien arising by reason of any renewal, extension, substitution, refunding, refinancing or replacement of any Indebtedness permitted by clause
(j) of the definition of Permitted Indebtedness.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Predecessor Senior Note" of any particular Senior Note means every previous Senior Note evidencing all or a portion of the same debt as that evidenced by such particular Senior Note; and, for the purposes of this definition, any Senior Note authenticated and delivered pursuant to the Senior

Note Indenture in exchange for a mutilated Senior Note or in lieu of a lost, destroyed or stolen Senior Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Senior Note.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the date of the Senior Note Indenture, and including, without limitation, all classes and series of preferred or preference stock.

     "Public Offering" shall mean a registered public offering of a direct or indirect equity interest in the Partnership.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Qualified Equity Interest" of any Person means any Equity Interests of such Person other than Redeemable Equity Interests.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than the disqualification of the holder thereof by the CCC) or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Redeemable Equity Interest" means any Equity Interest that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than the disqualification of the holder thereof by the CCC) or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Redemption Date" when used with respect to any Senior Note to be redeemed means the date fixed for such redemption by or pursuant to the Senior Note Indenture.

     "Redemption Price" when used with respect to any Senior Note to be redeemed means the price at which it is to be redeemed pursuant to the Senior Note Indenture.

     "Registrable Series A Notes" means the Series A Notes upon original issuance thereof, and at all times subsequent thereto, until, in the case of such Series A Note, (A) a registration statement with respect to such Series A Note has been declared effective under the Securities Act and such Series A Note has been disposed of in accordance with such registration statement; (B) such Series A Note is distributed to the public pursuant to Rule 144 (or any successor provisions) promulgated under the Securities Act; (C) such Series A Note has been otherwise transferred and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Issuer; or
(D) such Series A Note ceases to be outstanding.

     "Registration Rights Agreement" means the registration rights agreement dated of even date with the Senior Note Indenture between Funding and certain original purchasers of the Series A Notes.

     "Regular Record Date" for the interest payable on any Interest Payment Date means the May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

     "Restoration" has the meaning set forth in the Senior Note Mortgage.

     "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Senior Note Indenture such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Assignment Agreement" means the Assignment Agreement between Funding and the Senior Note Trustee providing for the assignment of the Senior Partnership Note and the Senior Note Mortgage to the Senior Note Trustee by Funding and acknowledgement thereof by the Partnership.

     "Senior Guarantee" means the guaranty by the Partnership of Funding's Indenture Obligations pursuant to the guaranty included in the Senior Note Indenture.

     "Senior Guarantee Mortgage" means the Indenture of Mortgage and Security Agreement, dated as of the date of the Senior Note Indenture, between the trustee under the Senior Note Indenture, as mortgagee, and the Partnership, as mortgagor.

     "Senior Indebtedness" means the Midlantic Term Loan.

     "Senior Mortgage Documents" means (i) the Senior Partnership Note, (ii) the Senior Guarantee, (iii) the Senior Note Mortgage, (iv) the Senior Assignment,
(v) the Senior Guarantee Mortgage and (vi) any other security document to which the Partnership, Funding or the Senior Note Trustee is a party, which is executed and delivered pursuant to or in connection with the foregoing documents described in clauses (i) through (vi), as each such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time in accordance with the provisions of the Senior Note Indenture and the Senior Mortgage Documents.

     "Senior Note Mortgage" means the Indenture of Mortgage and Security Agreement, dated as of December 28, 1993 between Funding, as mortgagee, and the Partnership, as mortgagor.

     "Senior Partnership Note" means the Partnership Note dated as of December 28, 1993 in the principal amount of $27,000,000 made by the Partnership in favor of Funding.

     "Senior Notes" means the 11-1/2% Senior Secured Notes due 2000 of Funding.

     "Series A Notes" means the 11-1/2% Series A Senior Secured Notes due 2000 of Funding.

     "Series B Notes" means the 11-1/2% Series B Senior Secured Notes due 2000 of Funding.

     "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Partnership subordinated in right of payment to the Senior Guarantee.

     "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Partnership or by one or more other Subsidiaries, or by the Partnership and one or more other Subsidiaries.

     "Taking" means the acquisition or condemnation by eminent domain of the whole or any part of the Premises (as such term is defined in the Senior Note Mortgage), by a competent authority, for any public or quasi-public use or purpose.

     "Temporary Cash Investments" means (a) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $300,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency, (c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or subsidiary of Funding or the Partnership) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency, and
(d) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $300,000,000.

     "Total Taking or Casualty" means a Taking or Casualty with respect to which, pursuant to the provisions of the Senior Note Mortgage, any proceeds resulting from such Taking or Casualty are to be used to pay amounts due under the Senior Notes and the Senior Note Mortgage and not for purposes of Restoration.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly-Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Partnership or by one or more Wholly-Owned Subsidiaries or by the Partnership and one or more Wholly-Owned Subsidiaries; provided, however, that Funding shall not be considered a Wholly-Owned Subsidiary of the Partnership.

                            THE MIDLANTIC TERM LOAN

     Upon consummation of the Restructuring on May 29, 1992, the Partnership amended the terms of its indebtedness to Midlantic. The Partnership, Funding and Midlantic entered into the Midlantic Term Loan relating to indebtedness with an outstanding principal amount of $38 million. The Midlantic Term Loan is secured by a lien on Trump's Castle senior to the lien securing the Senior Notes.

     In connection with the Recapitalization, the Partnership also entered into an amendment to the Midlantic Term Loan providing for certain modifications to the provisions thereof to give effect to the Recapitalization. The following is a summary of the significant terms of the Midlantic Term Loan, as amended. The Midlantic Term Loan is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

Midlantic Term Loan

     General. The Midlantic Term Loan has an aggregate principal amount of $38,000,000 and bears interest at the rate of 9% per annum; provided, however, that any overdue and unpaid principal payment will bear interest from the date of non-payment until paid in full at a rate of interest equal to 3% above the prime lending rate of Midlantic in effect from time to time.

     Maturity. The Midlantic Term Loan matures on May 29, 1995 with no amortization of principal prior thereto. The Midlantic Term Loan will be subject to mandatory prepayment rights in the event of a Change of Control or Total Taking or Casualty.

     Extension. Under the Midlantic Term Loan, the Partnership has an option, exercisable during the 90-day period between 30 and 120 days prior to the maturity of the Midlantic Term Loan stated above, to extend the term thereof for an additional five-year period, provided, however, that such option will not be exercisable if, among other things, an Event of Default under the Midlantic Term Loan will have occurred and be continuing at such time of extension. Upon such an extension, the interest rate applicable to the Midlantic Term Loan will be either a fluctuating or fixed rate, at Midlantic's option, adjusted to such rate in excess of Midlantic's prime rate as Midlantic may determine is reasonable for a secured term loan of that nature, but in any event such rate will not be less than 9% per annum nor more than, in the case of a fluctuating rate, 3% above Midlantic's prime rate in effect from time to time, and in the case of a fixed rate, 3% above Midlantic's prime rate in effect at the time of extension (with the same provision for interest on any overdue and unpaid principal payment as described above). In addition, if the term of the Midlantic Term Loan is extended, the outstanding principal amount of the Midlantic Term Loan will be amortized over the five-year extension period on a twenty-year amortization schedule requiring principal prepayments of $158,333 per month over such period.

     It will be an additional condition to the exercise of such extension option that the Partnership will have paid Midlantic all accrued interest and principal required to be paid on the Midlantic Term Loan through the date of extension.

     Lien. The Midlantic Term Loan is secured by a mortgage and certain related security documents granting to Midlantic a first priority lien (subject to Permitted Senior Encumbrances) upon and security interest in Trump's Castle and substantially all of the other assets of the Partnership, including furniture, fixtures and equipment, senior to the lien and security interest in favor of the holders of the Senior Notes, Mortgage Notes and the Working Capital Facility, if obtained.

     Guaranty. The obligations of the Partnership to pay the principal of and interest on the Midlantic Term Loan have been guaranteed by Funding.

     Covenants. The Midlantic Term Loan contains covenants which, among other things, (i) restrict the Partnership and Funding from incurring any liens, except for existing encumbrances, certain liens to secure taxes, certain purchase money security interests and certain other statutory and other similar liens, (ii) restrict Funding from engaging in any business other than to collect principal and interest under the obligations of the Partnership to Funding,
(iii) restrict the Partnership and Funding from entering into management or services agreements with Trump or his affiliates (other than the Services Agreement) or from amending the same to increase the fees payable to Trump or to reduce his obligations thereunder, (iv) restrict the Partnership and Funding from (x) amending the Senior Note Indenture, Mortgage Note Indenture or PIK Note Indenture to shorten the stated maturity dates or increase the interest rates with respect to the related debt or to permit partial redemptions of such securities or to require the redemption of such securities other than as set forth in the applicable indentures, (y) incurring debt to refinance existing debt unless the debt service on the new debt does not exceed at any time debt service on the refinanced debt and the aggregate principal amount of new debt does not exceed the aggregate principal amount of the debt refinanced, or (z) making open market purchases of such securities, (v) restrict the ability of the Partnership to make distributions except for certain distributions pursuant to the Amended Partnership Agreement, (vi) restrict the Partnership and Funding from engaging in transactions with affiliates except on terms comparable to those generally available on an arm's-length basis with third parties, (vii) restrict the Partnership's and Funding's ability to consolidate, combine or merge with any person and (viii) prohibit the lease of the trust estate as an entirety or the sale, lease, pledge, mortgage or transfer of all or any material part of the trust estate or the assets of Funding, or any interest therein. The Midlantic Term Loan also limits the amount of cash interest that may be paid on the PIK Notes to an amount that does not exceed the difference between the cash interest that would have been required to be paid on the Bonds less the cash interest payable in respect of the Senior Notes and Mortgage Notes. The Midlantic Term Loan also precludes partial redemption of the Senior Notes, Mortgage Notes and PIK Notes, except pursuant to the sinking fund requirements of the Senior Notes and the provisions of the PIK Note Indenture relating to the redemption of PIK Notes from the net proceeds of an Equity Offering.

Intercreditor Agreement

     In connection with the Recapitalization, the Partnership, the Senior Note Trustee, the Mortgage Note Trustee and the PIK Note Trustee entered into the Intercreditor Agreement with Midlantic pursuant to which (i) the Partnership has agreed not to make any payments with respect to the Senior Partnership Note, the Senior Guarantee, the Partnership Note, the Guarantee, the Subordinated Partnership Note or the Subordinated Guarantee, (ii) the Senior Note Trustee is prohibited from realizing on the Senior Note Mortgage and the Senior Guarantee Mortgage and (iii) the Mortgage Note Trustee is prohibited from realizing on the Note Mortgage and the Guarantee Mortgage, so long as there exists any payment default on the Midlantic Term Loan.

Put Agreement

     Pursuant to an Amended and Restated Put Agreement entered into between Trump and Midlantic, Trump is required to purchase from Midlantic all of its right, title and interest in the Midlantic Term Loan, including the right to receive repayment thereof and all collateral and security therefor (including the Midlantic Mortgage) and guarantees thereof, upon written notice from Midlantic if, and only if: (i) an Event of Default shall have occurred and be continuing under the Midlantic Term Loan (subject to the forbearance provisions of the Intercreditor Agreement), (ii) Midlantic shall have given written notice to the Partnership of the acceleration of the Midlantic Term Loan, and (iii)(A) the Senior Note Trustee, the Mortgage Note Trustee, the Partnership, Funding or Trump or any affiliate of the foregoing shall take certain actions prohibiting or materially interfering with the acceleration of the Midlantic Term Loan or Midlantic's foreclosing or realizing upon or obtaining possession of Trump's Castle and the leasehold and fee interests of the Partnership in the land on which Trump's Castle and its ancillary facilities are located, including certain additions and improvements constructed thereon, and substantially all the other assets of the Partnership secured by the mortgage securing the Midlantic Term Loan (collectively, the "Secured Property"), or (B) the mortgage securing the Midlantic Term Loan and related security documents shall cease to be effective to grant to Midlantic a first priority lien (subject to certain senior encumbrances permitted by the Midlantic Term Loan) upon and security interest in the Secured Property, senior to the liens and security interests granted to the Senior Note Trustee pursuant to the Senior Note Documents and the Senior Note Indenture and to the Mortgage Note Trustee pursuant to the Mortgage Documents and the Mortgage Note Indenture, or certain specified persons shall so assert in writing or make any such claim in any litigation, investigation or proceeding. The purchase price payable by Trump shall be equal to the then outstanding principal amount of the Midlantic Term Loan and all accrued but unpaid interest thereon, together with certain fees and expenses of Midlantic. In the event the Midlantic Term Loan is so purchased by Trump, the Midlantic Term Loan and the lien of the Midlantic Mortgage will be subordinated to the indebtedness represented by the Senior Notes and Mortgage Notes and the lien of the Senior Note Documents and the Mortgage Documents.

                       DESCRIPTION OF THE MORTGAGE NOTES

     The Mortgage Notes were issued under an Indenture dated December 28, 1993 (the "Mortgage Note Indenture") by and among Funding, as issuer, the Partnership, as guarantor and First Bank National Association, as Trustee (the "Mortgage Note Trustee"). The following is only a summary of the terms of the Mortgage Notes, does not purport to be a full description thereof, and is qualified in its entirety by reference to the Mortgage Note Indenture a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

     The Mortgage Notes mature on November 15, 2003. Each Mortgage Note bears interest payable in cash at the rate of 11-3/4%. Notwithstanding the foregoing, if, as of a date prior to November 15, 1998, Funding has defeased or redeemed all the then outstanding PIK Notes through the application of the proceeds of one or more Equity Offerings or of internally generated funds and not through the incurrence of additional indebtedness, then on and after the first day of the calendar month next commencing after such date, the aforesaid interest rate of 11-3/4% per annum will be reduced to 11-1/2% per annum. The ability of the Partnership to make payments on the Partnership Note to fund the payment of interest on the Mortgage Notes is restricted by the terms of the Midlantic Term Loan and the Senior Note Indenture. See "DESCRIPTION OF THE MIDLANTIC TERM LOAN
- -- Intercreditor Agreement" and "DESCRIPTION OF THE SENIOR NOTES -- Certain Covenants -- Limitation on Restricted Payments."

     Funding loaned the gross proceeds from the offering of the Mortgage Notes to the Partnership in exchange for the Partnership Note, the Note Mortgage, the Guarantee and the Guarantee Mortgage. See "Security" and "Guarantee."

Guarantee

     The obligations of Funding to pay the principal of, premium, if any, and interest on, the Mortgage Notes are unconditionally guaranteed by a non-recourse guarantee of the Partnership (the "Guarantee"). The Guarantee is secured by a mortgage (the "Guarantee Mortgage") encumbering substantially all of the property of the Partnership on a basis pari passu to the lien of the Note Mortgage.

Security

     The Mortgage Notes are secured by an assignment by Funding to the Mortgage Note Trustee, for the benefit of the holders of the Mortgage Notes, of (a) the Partnership Note and (b) the Note Mortgage (the Partnership Note, the Note Mortgage, the Guarantee Mortgage and any ancillary documents executed by Funding, the Partnership or the Mortgage Note Trustee for purposes of providing security for the benefit of the holders of the Mortgage Notes are referred to herein as the "Mortgage Documents") which encompasses a lien on (i) Trump's Castle and the leasehold and fee interests of the Partnership in the land on which Trump's Castle and its ancillary facilities are located, including certain additions and improvements constructed thereon, and (ii) substantially all the other assets of the Partnership.

     The Partnership Note contains interest, principal, redemption and default terms which are virtually identical to those of the Mortgage Notes. The Note Mortgage and Guarantee Mortgage each constitute a lien and security interest on Trump's Castle and such other assets, subject to the prior lien securing the Midlantic Term Loan, the Senior Note Mortgage, the Senior Guarantee Mortgage, the lien, if any, securing any Working Capital Facility that may be obtained and other permitted encumbrances.

Ranking

     In connection with the Recapitalization, the Partnership entered into an agreement with Midlantic pursuant to which the Partnership has agreed not to make any payments with respect to the Partnership Note or the Guarantee and the Mortgage Note Trustee has been prohibited from realizing on the Note Mortgage and the Guarantee Mortgage so long as there exists any payment default on the Midlantic Term Loan.

     Payment of the principal of, premium, if any, and interest on the Mortgage Notes is subordinated to the prior payment of the Senior Notes.

Non-Recourse

     The Partnership Note and the Guarantee are non-recourse to the partners of the Partnership.

Mandatory Redemption

     Pursuant to the Casino Control Act, Funding may redeem Mortgage Notes at the lower of the principal amount or the Fair Market Value (as defined) thereof held by Persons that are found by the CCC not to be qualified to hold such securities and who fail to dispose of such securities within 30 days after notice of such finding.

     Funding must also redeem the Mortgage Notes at the principal amount thereof, without premium, plus accrued interest, at any time as a result of a Total Taking or Casualty.

Optional Redemption

     The Mortgage Notes are subject to redemption at any time on or after December 31, 1998, at the option of Funding or the Partnership, in whole or in part, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (stated as percentages of the principal amount), if redeemed during the 12-month periods beginning on December 31, of the years indicated below:

                                             Redemption Price
                            -------------------------------------------------
                            Prior to Interest                  After Interest
Year                          Rate Reduction                   Rate Reduction
- ----                        -----------------                  --------------
1998 .......................    105.8750%                         105.7500%
1999 .......................    103.9170%                         103.8333%
2000 .......................    101.9580%                         101.9167%

and, thereafter at 100% of principal amount, in each case together with accrued and unpaid interest, if any, through the Redemption Date. The ability of the Partnership to prepay the Partnership Note to fund the optional redemption of the Mortgage Notes is restricted by the terms of the Midlantic Term Loan and the Senior Note Indenture. See "DESCRIPTION OF THE MIDLANTIC TERM LOAN --- Midlantic Term Loan --- Certain Covenants" and "DESCRIPTION OF THE SENIOR NOTES --- Certain Covenants ---Limitation on Restricted Payments."

Events of Default

     The Mortgage Note Indenture contains events of default substantially similar to those set forth in the Senior Note Indenture. An acceleration of the Mortgage Notes upon the occurrence of an event of default under the Mortgage
Note Indenture would constitute an Event of Default under the Senior Note Indenture.

Certain Covenants

     The Mortgage Notes contain covenants substantially similar to those contained in the Senior Note Indenture including covenants relating to, among other things, (i) limitations on indebtedness, (ii) limitations on liens, (iii) restrictions on activities, (iv) restricted payments, (v) transactions with affiliates, (vi) consolidation, merger, conveyance or transfer, and (vii) a provision that each holder of Mortgage Notes may require the issuer of such Mortgage Notes to repurchase such Mortgage Notes at a purchase price of 101% of par upon the occurrence of a Change of Control (as such term is defined in the Mortgage Note Indenture).

                          DESCRIPTION OF THE PIK NOTES

     The PIK Notes were issued pursuant to an Indenture dated December 28, 1993 (the "PIK Note Indenture") by and among Funding, as issuer, the Partnership as guarantor and First Bank National Association, as Trustee (the "PIK Note Trustee"). The following is only a summary of the terms of the PIK Notes, does not purport to be a full description thereof, and is qualified in its entirety by reference to the PIK Note Indenture a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

     The PIK Notes will mature on November 15, 2005. Each PIK Note bears interest at the rate of 7% through September 30, 1994 and thereafter at the rate of 13-7/8%, payable semi-annually in arrears on May 15 and November 15 each year. On or prior to November 15, 2003, interest may, at the option of Funding, be paid in whole or in part, in cash or through the issuance of additional PIK Notes. After November 15, 2003 interest on the PIK Notes will be payable only in cash.

     The ability of the Partnership to make payments on the Subordinated Partnership Note to fund the payment of cash interest on the PIK Notes is restricted by the terms of the Midlantic Term Loan, the Senior Note Indenture and the Mortgage Note Indenture. See "DESCRIPTION OF THE MIDLANTIC TERM LOAN
- --Intercreditor Agreement", "DESCRIPTION OF THE SENIOR NOTES --Certain Covenants -- Limitation on Restricted Payments" and "DESCRIPTION OF THE MORTGAGE NOTES -- Certain Covenants."

Guarantee

     The obligations of Funding to pay the principal of, premium, if any, and interest on the PIK Notes are guaranteed by the Subordinated Guarantee, a non-recourse guaranty of the Partnership.

Security

     The PIK Notes are secured by an assignment by Funding to the PIK Note Trustee, for the benefit of the holders of the PIK Notes of the Subordinated Partnership Note. The Subordinated Partnership Note contains interest, principal, redemption and default terms which are virtually identical to those of the PIK Notes.

Ranking

     In connection with the Recapitalization, the Partnership entered into an agreement with Midlantic pursuant to which the Partnership has agreed not to make any payments with respect to the Subordinated Partnership Note or the Subordinated Guarantee so long as there exists any payment default on the Midlantic Term Loan.

     Payment of the principal of, premium, if any, and interest on the PIK Notes is subordinated to the prior payment of the Senior Notes and the Mortgage Notes.

Non-Recourse

     The Subordinated Partnership Note and the Subordinated Guarantee are non-recourse to the partners of the Partnership.

Mandatory Redemption

     In the event of an Equity Offering, the Partnership or Funding is required, within 30 days after receipt of the proceeds thereof, to use 35% of the net proceeds of such Equity Offering to redeem outstanding PIK Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the redemption date.

     Pursuant to the Casino Control Act, Funding may redeem PIK Notes at the lower of the principal amount or the Fair Market value (as defined) thereof held by Persons that are found by the CCC not to be qualified to hold such securities and who fail to dispose of such securities within 30 days after notice of such finding.

     Funding may also redeem PIK Notes at the principal amount thereof, without premium, plus accrued interest, at any time as a result of a Total Taking or Casualty.

Optional Redemption

     The PIK Notes are subject to redemption at any time, at the option of Funding, in whole or in part, on not less than 30 nor more than 60 days' prior notice, in amounts of $1 or an integral multiple of $1 at 100% of the principal amount, together with accrued and unpaid interest through the redemption date. The ability of the Partnership to prepay the Partnership Note to fund the optional redemption of the PIK Notes is restricted by the terms of the Midlantic Term Loan, the Senior Note Indenture and the Mortgage Note Indenture. See

"DESCRIPTION OF THE MIDLANTIC TERM LOAN --- Intercreditor Agreement", "DESCRIPTION OF THE SENIOR NOTES --- Certain Covenants ---Limitation on Restricted Payments" and "DESCRIPTION OF THE MORTGAGE NOTES --- Certain Covenants."

Events of Default

     The PIK Note Indenture contains events of default substantially similar to those set forth in the Senior Note Indenture, other than events of default relating to the Senior Note Guarantee and the Senior Note Documents. An acceleration of the PIK Notes upon the occurrence of an event of default under the PIK Note Indenture would constitute an Event of Default under the Senior
Note Indenture.

Certain Covenants

     The PIK Notes contain certain covenants and events of default substantially similar to those contained in the Senior Note Indenture including covenants relating to, among other things, (i) limitations on indebtedness, (ii) limitations on liens, (iii) restrictions on activities, (iv) restricted payments, (v) transactions with affiliates, (vi) consolidation, merger, conveyance or transfer, and (vii) a provision that each holder of PIK Notes may require the issuer of such PIK Notes to repurchase such PIK Notes at a purchase price of 101% of par upon the occurrence of a Change of Control (as such term is defined in the PIK Note Indenture).

                         DESCRIPTION OF THE AMENDED AND
                         RESTATED PARTNERSHIP AGREEMENT

     The following is a summary of the terms of the Amended Partnership Agreement. This summary is qualified in its entirety by reference to the terms of the Amended Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

     The business of the Partnership is to conduct casino gaming and to own and operate Trump's Castle. See "BUSINESS." TC/GP has a 37.5% interest in the Partnership, Donald J. Trump has a 61.5% interest in the Partnership and TCHI has a 1% interest in the Partnership. The Partnership will terminate on December 31, 2041, unless sooner terminated in accordance with the provisions of the Amended Partnership Agreement.

Management of the Partnership

     Board of Partner Representatives. Management over the affairs of the Partnership is vested in TC/GP, Donald J. Trump and TCHI (the "Partners"). Until the earlier of (i) such time as all amounts under the Mortgage Notes and the PIK Notes are paid in full or (ii) such time as (A) the amount obtained by multiplying the Partnership's EBITDA for the immediately preceding twelve full calendar months by 5 exceeds (B) the aggregate consolidated principal amount of the Partnership's indebtedness for borrowed money on a consolidated basis, outstanding as of such time, the Partners will exercise their overall control over the business, operations and activities of the Partnership through a Board of Partner Representatives. The Board will have full authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. Unless otherwise provided in the Amended Partnership Agreement, all matters of policy pertaining to the business of Trump's Castle must be approved by the Board.

     The day-to-day control of the business, operations and activities of the Partnership will be vested in and conducted by the Partners, who will be responsible for supervising the activities of the Partnership's officers, employees and agents.

     The Board consists of seven Partner Representatives. The initial Representatives appointed to the Board by Trump are Trump, Nicholas L. Ribis, Ernest E. East and Roger P. Wagner. Until the Mortgage Notes and the PIK Notes are paid in full, the other three Partner Representatives are designated as the

"Noteholder Representatives." The initial Noteholder Representatives are Asher
O. Pacholder, Thomas F. Leahy and Wallace B. Askins. Any vacancy on the Board created by the resignation, removal, incapacity or death of any Noteholder Representative will be filled by a designated alternate Representative (the "Alternate Noteholder Representative"), who initially is Arthur S. Bahr. If there is any vacancy in the position of Noteholder Representative or Alternate Noteholder Representative, such vacancy will be filled by the agreement of any two of the remaining Noteholder Representatives or by the sole remaining Noteholder Representative if only one Noteholder Representative remains in office. The holders of the Mortgage Notes and the PIK Notes, voting as a single class, will have the right to remove the Noteholder Representatives.

     In the event that the Mortgage Notes and PIK Notes are redeemed in their entirety or repurchased and retired in their entirety, then each of the Noteholder Representatives will be deemed to have resigned, and Trump will have the right to appoint all seven Representatives.

     Quorum. Except as may be otherwise provided by law or the Amended Partnership Agreement, at any meeting of the Board a majority of the Partner Representatives, including, however, in any event at least one of the Noteholder Representatives, will constitute a quorum; a quorum will not in any case be less than one-third of the total number of Partner Representatives constituting the whole Board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Notwithstanding the foregoing provisions, participation by a Noteholder Representative will not be necessary to form a quorum if all of the Noteholder Representatives fail to attend three consecutive meetings of the Board, so long as (i) such meetings were duly scheduled or called, as the case may be, in compliance with the Amended Partnership Agreement, (ii) notice was duly given to each Noteholder Representatives in accordance with the Amended Partnership Agreement and (iii) no action was taken by any Partner to hinder or obstruct participation by any Noteholder Representatives at such meetings. In the event of such failure, a majority of the Partner Representatives appointed by Trump (but not less than one-third of the total number of Partner Representatives constituting the whole Board) will constitute a quorum at such third consecutive meeting and for a six-month period from and after the date thereof; provided, however, that immediately following the second such consecutive meeting the Partner Representatives shall notify the Noteholder Representatives of their failure to participate; and provided, further, that such third consecutive meeting shall be held not less than three business days after the second meeting at a place where conference telephone facilities are available, and that the notice of such third meeting clearly specifies the date, time and place of such meeting and the correct telephone number to be called in the event that a Noteholder Representative wishes to participate therein via conference telephone.

     Special Noteholder Representative Vote Requirements. So long as any Mortgage Notes or PIK Notes are outstanding, the approval of the following actions will require, in addition to the vote of a majority of the Partner Representatives present at a meeting at which there is a quorum, the affirmative vote of at least two of the Noteholder Representatives (or one of the, among others, Noteholder Representatives in the case of the actions referred to in clause (vi) below):

     (i) Certain sales or dispositions of the Partnership's assets, or the merger, combination, consolidation, or termination or liquidation of the Partnership with or into any other entity or the merger, combination or consolidation of any other entity with or into the Partnership or the entering into of any agreement with respect to the foregoing.

     (ii) Any amendment or waiver of or supplement to or any change in the Mortgage Note Indenture or PIK Note Indenture to be accomplished without the consent of the holders of Mortgage Notes or PIK Notes, as the case may be.

     (iii) Certain transactions or series of transactions to which any partner or any of his or its respective affiliates is a party, participant or beneficiary.

     (iv) Certain changes in the senior management of the Partnership.

     (v) The incurrence of debt, operating leases and capital expenditures in excess of certain threshold amounts.

     (vi) (a) The commencement by the Partnership of a voluntary case under chapter 11 of the Code; (b) the seeking of relief as a debtor under any applicable law, other than said chapter 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (c) the filing of an answer or similar pleading with respect to any involuntary case under said chapter 11 or any other such applicable law; or (d) the assignment for the benefit of, or the entering into a composition with, the Partnership's creditors.

     (vii) Any amendment or supplement to, or modification of, or waiver under, or any other change in, the Midlantic Term Loan.

     (viii) The payment of compensation to Trump in excess of amounts payable under the Services Agreement.

     (ix) The amendment or any supplement to the Services Agreement.

     (x) A change in the nature of business conducted.

     (xi) Any determination to effect a Restoration (as such term is defined in the Note Mortgage).

     Officers of the Partnership. The Partnership will have a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary and such other officers, if any, as the Partners from time to time may in their discretion elect or appoint. The Partnership may also have such agents, if any, as the Partners from time to time may in its discretion choose. Any officer may be but none need be a Partner Representative.

     Compensation and Reimbursement. No Partner or Partner Representative will be entitled to separate compensation for services as Partner or Partner Representative, except that Partner Representatives (other than Trump or any of his Affiliates) will be entitled to receive an annual fee not in excess of $50,000 plus an additional fee of $2,500 for each meeting attended (in person or by conference telephone call) (provided, that the aggregate amount of said additional fees may not exceed $25,000 in any fiscal year), and to reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings. Notwithstanding the foregoing, payments may be made in accordance with the Services Agreement.

     The Partners and the Partner Representatives will be reimbursed by the Partnership for all expenses, disbursements and advances incurred or made in good faith to third parties for or on behalf of the Partnership.

Indemnification

     The Partnership will indemnify and hold harmless each Partner, its Affiliates, each Partner Representative and his Affiliates, and all officers, directors, employees and agents of such Partner or Partner Representative, and his Affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, including, without limitation, liabilities under the Federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an Affiliate of a Partner, a Partner Representative or an Affiliate of a Partner Representative, or an officer, director, employee, or agent of a Partner or Partner Representative or an Affiliate of such Persons at the time any such liability or expense is paid or incurred, but only if such course of conduct does not constitute gross negligence or willful misconduct; provided, however, that such indemnification or agreement to hold harmless will be recoverable only out of assets of the Partnership and not from the Partners. The indemnification provided by the Amended Partnership Agreement will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an Affiliate of a Partner, a Partner Representative or an Affiliate of a Partner Representative, or as an officer, director, employee or agent of a Partner or an Affiliate of such Persons and as to any action in another capacity, and will continue as to an Indemnitee who has ceased to serve in such capacity and will inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee will be denied indemnification in whole or in part under the Amended Partnership Agreement by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was approved in accordance with the Amended Partnership Agreement.

Casino Control Commission Regulation

     The Amended Partnership Agreement will be deemed to include all provisions required by the Casino Control Act and to the extent that anything contained in the Amended Partnership Agreement is inconsistent with the Casino Control Act, the provisions of the Casino Control Act will govern. All provisions of the Casino Control Act, to the extent required by law to be included in the Amended Partnership Agreement, are incorporated therein by reference.

     If the continued holding of a Partnership Interest by any Partner will disqualify the Partnership to continue as the owner and operator of a casino licensed in the State of New Jersey under the provisions of the Casino Control Act, such Partner will enter into such escrow, trust or similar arrangement as may be required by the CCC under the circumstances.

     All transfers (as defined by the Casino Control Act) of securities (as defined by the Casino Control Act), shares and other interests in the Partnership will be subject to the right of prior approval by the CCC; and the Partnership will have the absolute right to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Partnership in the event that the CCC disapproves a transfer in accordance with the provisions of the Casino Control Act.

     Each Partner has agreed to cooperate reasonably and promptly with the others in obtaining any and all licenses, permits or approvals required by any governmental authority or deemed expedient by the Partners in connection with the Casino Control Act.

     Each Partner will have the right to offer to acquire any Partnership Interest required to be disposed of pursuant to the above provisions on the same basis as other potential purchasers, subject to the Casino Control Act.

                     DESCRIPTION OF THE SERVICES AGREEMENT

     The following is only a summary of the principal terms of the Services Agreement. It does not purport to be a full description thereof, and is qualified in its entirety by reference to the Services Agreement, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

General

     The Partnership has entered into the Services Agreement with TC/GP, a Delaware corporation controlled by Trump. The Partnership believes that the terms of the Services Agreement are at least as favorable to the Partnership as those which could be obtained from an unaffiliated third party. In general, the Services Agreement obligates TC/GP, as agent for the Partnership, to provide certain services in connection with the operations of Trump's Castle, in exchange for certain fees, all as further described below.

Responsibilities, Powers and Authority of TC/GP

     Pursuant to the Services Agreement, TC/GP is required to provide to the Partnership, from time to time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other similar and related services (the "Services") with respect to the business and operations of the Partnership, including such other services consistent with the Services Agreement as the Managing Partner may reasonably request. TC/GP will not be required to devote any prescribed amount of time to the performance of its duties.

Services Fee

     In consideration for the Services to be rendered by TC/GP, the Partnership will pay an annual fee in the amount of $1.5 million to TC/GP for each year in which EBITDA exceeds the following amounts for the years indicated: 1993-$40.5 million; 1994-$45.0 million; 1995 and thereafter-$50.0 million. If EBITDA in any fiscal year does not exceed the applicable amount, the annual fee will be $0. In addition, TC/GP will be entitled to an incentive fee beginning with the fiscal year ending December 31, 1994 in an amount equal to 10% of EBITDA in excess of $45.0 million for such fiscal year. The Partnership will also be required to advance to TC/GP $125,000 a month which will be applied toward the annual fee, provided, however, that no advances will be made during any year if and for so long as the Managing Partner determines, in his good faith reasonable judgment, that the Partnership's budget and year-to-date performance indicate that the EBITDA target for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TC/GP will be obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Services Agreement, any incentive fees paid in respect of 1994 or thereafter shall not be deducted in determining net income.

     In addition to the fees described above, the Partnership will reimburse TC/GP on a monthly basis for all reasonable and sufficiently documented expenses incurred by TC/GP, its officers and employees and/or agents in rendering the Services, together with all amounts billed to TC/GP by unaffiliated Persons and/or entities for such Persons and/or entities' reasonable fees, charges, costs and expenses incurred in connection with TC/GP's performance of the Services Agreement; provided, however, that any single expense or group of related expenses which aggregate in excess of $15,000 must be approved by the Board of Partner Representatives.

Term

     Unless sooner terminated pursuant to its terms, the Services Agreement will commence on the Expiration Date and will expire on December 31, 2005.

Termination

     Each of TC/GP and the Partnership (by action of the Managing Partner) will have the right to terminate the Services Agreement upon written notice to the other party following any sale of Trump's Castle. In addition, each of TC/GP and the Partnership (by action of the Managing Partner) will have the right to terminate the Services Agreement on thirty (30) days' written notice to the other party in the event that the other party commits a material breach of any of the representations, warranties, conditions, agreements or obligations of such other party contained in the Services Agreement, which breach is not cured within such thirty (30) day period (or such longer period, if any, as shall be specified by the terminating party in such notice).

Casino Control Act

     The Services Agreement, which may not be amended or assigned without the express approval of the CCC, is deemed to include all provisions required by the Casino Control Act.

Conflict of Interest

     The parties to the Services Agreement have acknowledged and agreed that Trump intends to continue to own and/or operate the Other Trump Casinos (which will continue to compete with Trump's Castle) and devote time and effort to their affairs, as well as to other business matters, and that nothing in the Services Agreement will be construed as preventing or otherwise restricting Trump from operating such Other Trump Casinos in a commercially reasonable manner.

     Subject to the foregoing paragraph, in respect of any matter or matters involving employees, contractors, entertainers, celebrities, vendors, patrons, marketing programs, promotions, special events or otherwise, Trump will agree to act, and (to the best of his ability and consistent with his fiduciary obligations to the Partnership and the Other Trump Casinos) will cause his Affiliates to act, fairly and in a commercially reasonable manner so that on an annual overall basis (x) no Other Trump Casino will realize a competitive advantage over Trump's Castle by reason of any activity, transaction or action engaged in by Trump or his Affiliates and (y) Trump's Castle will not be discriminated against. Subject to the foregoing paragraph, Trump will not engage, and (to the best of his ability and consistent with his fiduciary obligations to the Partnership and the Other Trump Casinos) will cause his Affiliates not to engage, in any activity which could reasonably be expected to harm or malign the Trump's Castle name or reputation.

     Pursuant to the Services Agreement, TC/GP has agreed that during the term of the Services Agreement it will not render any services to the Other Trump Casinos.

Indemnification of TC/GP and Trump

     To the extent that Trump or TC/GP and its officers, employees, agents and controlling persons will not be fully covered by the insurance to be provided by the Partnership pursuant to the Services Agreement, the Partnership has agreed to indemnify and hold Trump and TC/GP and its officers, employees, agents and controlling persons free and harmless from and against any damages, liability, costs, claim, fees, obligation or expense, including attorneys' fees and expenses incurred in defense of any of the foregoing, arising out of or in connection with the Services Agreement; provided, however, that the obligation to indemnify and hold harmless under the Services Agreement will not include any losses suffered by Trump or TC/GP and its officers, employees, agents and controlling persons arising out of the gross negligence or willful misconduct of

Trump or TC/GP or its officers, employees, agents or controlling persons, or the performance of duties not in conformity with, or in breach of, the Services Agreement.

     To the extent that the Partnership will not be fully covered by insurance, TC/GP will indemnify the Partnership and hold it harmless from and against any damage, liability, cost, claim, fee, obligation or expense, including attorneys' fees and expenses incurred by the Partnership in defense of any of the foregoing arising out of or in connection with gross negligence or willful misconduct of TC/GP (or any person acting on its behalf or under its direction) in its performance of its obligations not in conformity with, or in breach of, the Services Agreement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The Exchange

     The exchange of the Series A Notes for the Series B Notes will not result in a taxable exchange for Federal income tax purposes and exchanging Holders will therefore not recognize taxable gain or loss solely as a result of the exchange. An exchanging Holder will have the same basis and holding period in the Series B Note as in the Series A Note exchanged therefor.

Interest

     Holders of the Series B Notes will be required to report interest earned on the Series B Notes as income for Federal income tax purposes. As a general rule, a Holder of a Series B Note using the accrual method of accounting will be required to include interest in ordinary income as it accrues on the Series B Note and a Holder of a Series B Note using the cash method of tax accounting will be required to include interest in ordinary income when cash payments of interest on the Series B Note are actually or constructively received by the Holder.

Backup Withholding

     Under the backup withholding rules, a Holder of a Series B Note may be subject to backup withholding at the rate of 31% with respect to reportable payments of interest or the proceeds of a sale, exchange or redemption of the Series B Note unless the Holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates that fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the Holder's Federal income tax liability. Holders of Series B Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                    EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements as to matters of law and legal conclusions concerning New Jersey gaming laws included under the captions "RISK FACTORS -- Strict Regulation of the Partnership by the CCC," "-- Potential Disqualification of Holders of the Senior Notes by the CCC," "REGULATORY MATTERS" (other than the subcaption " --Other Laws and Regulations") and "DESCRIPTION OF THE SENIOR NOTES
- -- Gaming Laws" have been prepared by Sterns & Weinroth, a professional corporation, Trenton, New Jersey, gaming counsel for Funding and the Partnership, and are included herein upon their authority as experts.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby are being passed upon for Funding and the Partnership by Willkie Farr & Gallagher, New York, New York who will rely upon an opinion of Ribis Graham & Curtin, Morristown, New Jersey as to matters of New Jersey law. Nicholas L. Ribis, the Chief Executive Officer of the Partnership, is Counsel to Ribis Graham & Curtin.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Series A Notes and any other required documents should be sent or delivered by each holder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

         The Depositary is:  First Bank National Association

By Mail: By Facsimile:    By Hand:
Trump's Castle Funding,   (612) 244-0711            Trump's Castle Funding, Inc.
  Inc.                    c/o First Bank National
c/o First Bank National   Confirm by                Association
  Association             Telephone:                First Trust Center
First Trust Center        (612) 244-0721            180 East Fifth Street
180 East Fifth Street                               Saint Paul, MN  55101
Saint Paul, MN  55101                               Attn: Corporate Trust
Attn: Corporate Trust                                     Department
Department

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by any Registrant. Funding is not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If Funding becomes aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, Funding will make a good faith effort to comply with such law. If, after such good faith effort, Funding cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of Series A Notes be accepted from or on behalf of) holders of Series A Notes residing in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Registrants since the date hereof.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                         Number
                                                                                                         ------
Report of Independent Public Accountants on the Financial Statements of
   Trump's Castle Associates and subsidiary.............................................................. F- 1

Consolidated Balance Sheets of Trump's Castle Associates and subsidiary as of
   December 31, 1991 and 1992............................................................................ F- 2

Consolidated Statements of Operations of Trump's Castle Associates and subsidiary for the years ended December 31, 1990, 1991 and 1992.................................................. F- 3

Consolidated Statements of Capital (Deficit) of Trump's Castle Associates and subsidiary for the years ended December 31, 1990, 1991 and 1992.................................................. F- 4

Consolidated Statements of Cash Flows for Trump's Castle Associates and subsidiary for the years ended December 31, 1990, 1991 and 1992.................................................. F- 5

Notes to consolidated financial statements of Trump's Castle Associates and subsidiary................... F- 7

Consolidated Balance Sheets of Trump's Castle Associates and subsidiary as of
   December 31, 1992 and September 30, 1993 (unaudited).................................................. F-14

Consolidated Statements of Operations of Trump's Castle Associates and subsidiary for the three and nine months ended September 30, 1992 and 1993 (unaudited)........................... F-15

Consolidated Statements of Changes in Capital of Trump's Castle Associates and subsidiary for the nine months ended September 30, 1993 (unaudited).............................................. F-16

Consolidated Statements of Cash Flows for Trump's Castle Associates and subsidiary for the nine months ended September 30, 1992 and 1993 (unaudited)..................................... F-17

Notes to consolidated financial statements of Trump's Castle Associates and subsidiary................... F-18


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Trump's Castle Associates
 and Subsidiary:

We have audited the accompanying consolidated balance sheets of Trump's Castle Associates (a New Jersey general partnership) and subsidiary as of December 31, 1991 and 1992, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1992. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump's Castle Associates and subsidiary as of December 31, 1991 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.


                                                    ARTHUR ANDERSEN & CO.


Roseland, New Jersey
February 12, 1993

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1991 and 1992

                                     ASSETS

                                                                                1991                 1992
                                                                                ----                 ----
CURRENT ASSETS:
   Cash and cash equivalents (Note 3)................................      $  14,972,000          $23,610,000
   Trade receivable, less allowance for doubtful accounts of
      $3,104,000 and $2,721,000, respectively........................          6,009,000            4,841,000
   Accounts receivable, other........................................          1,224,000            1,980,000
   Due from affiliates, net (Note 6).................................            563,000              742,000
   Inventories (Note 3)..............................................          1,851,000            2,160,000
   Prepaid expenses and other current assets.........................          3,749,000            2,929,000
                                                                            ------------         ------------
      Total current assets...........................................         28,368,000           36,262,000
                                                                            ------------         ------------
PROPERTY AND EQUIPMENT (Notes 3, 4, and 5):
   Land and land improvements........................................         58,279,000           62,117,000
   Buildings and building improvements...............................        320,370,000          321,345,000
   Furniture, fixtures and equipment.................................         94,440,000           97,194,000
   Construction in progress..........................................          1,394,000            2,401,000
                                                                            ------------         ------------
                                                                             474,483,000          483,057,000
   Less--Accumulated depreciation....................................        123,306,000          142,674,000
                                                                            ------------         ------------
                                                                             351,177,000          340,383,000
                                                                            ------------         ------------
OTHER ASSETS (Note 2):
   Deferred bond issuance costs, less accumulated amortization
      of $3,815,000 and $0, respectively.............................          9,586,000                  --
   Other Assets......................................................          2,172,000            2,996,000
                                                                            ------------         ------------
      Total other assets                                                      11,758,000            2,996,000
                                                                            ------------         ------------
      Total assets...................................................       $391,303,000         $379,641,000
                                                                            ============         ============

                       LIABILITIES AND CAPITAL (DEFICIT)
CURRENT LIABILITIES:
   Short-term borrowings (Notes 2 and 5).............................      $  13,000,000         $        --
   Bank Borrowings (Note 5)..........................................         50,000,000                  --
   Current maturities of First Mortgage Bonds (Note 4)...............        290,553,000                  --
   Due to partners (Note 6)..........................................         32,513,000                  --
   Trade accounts payable............................................          5,611,000            4,484,000
   Accrued payroll...................................................          6,769,000            7,598,000
   Accrued interest payable (Note 2).................................         39,001,000           11,713,000
   Other.............................................................         17,262,000           15,602,000
                                                                            ------------         ------------
      Total current liabilities......................................        454,709,000           39,397,000

FIRST MORTGAGE BONDS, due 1998 (Note 4)..............................                --           234,445,000
OTHER LONG-TERM DEBT (Note 5)........................................                --            45,000,000
                                                                            ------------         ------------
      Total liabilities..............................................        454,709,000          318,842,000
                                                                            ------------         ------------
COMMITMENTS AND CONTINGENCIES (Note 7)
CAPITAL (DEFICIT) (Notes 2 and 6):
   Partners' Capital.................................................         40,070,000           73,395,000
   Partners' (Deficit)...............................................       (103,476,000)         (12,596,000)
                                                                            ------------         ------------
      Total capital (deficit)........................................        (63,406,000)          60,799,000
                                                                            ------------         ------------
      Total liabilities and capital..................................       $391,303,000         $379,641,000
                                                                            ============         ============


       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                    Trump's Castle Associates and Subsidiary

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1990, 1991 and 1992

                                                                1990             1991                1992
                                                                ----             ----                ----
Revenues:
   Gaming (Note 3)......................................    $233,597,000       $194,760,000       $242,008,000
   Rooms................................................      21,863,000         16,599,000         17,785,000
   Food and beverage....................................      36,241,000         28,307,000         31,361,000
   Other................................................      10,522,000          8,302,000          8,152,000
                                                            ------------       ------------       ------------
      Gross Revenues....................................     302,223,000        247,968,000        299,306,000
   Less-Promotional allowances (Note 3).................      33,391,000         27,882,000         30,656,000
                                                            ------------       ------------       ------------
      Net Revenues......................................     268,832,000        220,086,000        268,650,000
                                                            ------------       ------------       ------------
Costs and Expenses (Notes 2,6, and 7):
   Gaming...............................................     159,585,000        119,719,000        149,376,000
   Rooms................................................       3,154,000          3,253,000          3,306,000
   Food and beverage....................................      15,818,000         13,236,000         16,502,000
   General and administrative...........................      48,336,000         46,337,000         52,939,000
   Depreciation and amortization........................      20,658,000         21,414,000         19,802,000
   Other................................................      20,032,000         13,988,000         12,715,000
   Debt restructuring costs.............................            --            4,499,000          5,983,000
                                                            ------------       ------------       ------------
                                                             267,583,000        222,446,000        260,623,000
                                                            ------------       ------------       ------------
      Income (loss) from operations.....................       1,249,000         (2,360,000)         8,027,000
Interest Income.........................................         893,000            505,000            499,000
Interest Expense........................................     (48,759,000)       (48,344,000)       (45,360,000)
Gain on Sinking Fund Payment............................       3,136,000               --                 --
                                                            ------------       ------------       ------------
      Loss before extraordinary gain....................     (43,481,000)       (50,199,000)       (36,834,000)
Extraordinary Gain on Plan
   of Reorganization(Note 2)............................            --                 --          128,187,000
                                                            ------------       ------------       ------------
      Net Income (Loss).................................    ($43,481,000)      ($50,199,000)      $ 91,353,000
                                                            ============       ============       ============











          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)

              For the Years Ended December 31, 1990, 1991 and 1992


                                                              Partners'          Partners'
                                                               Capital            Deficit             Total
                                                              ---------          ---------            -----
Balance at December 31, 1989............................     $40,070,000        ($9,796,000)       $30,274,000
      Net loss..........................................            --          (43,481,000)       (43,481,000)
                                                             -----------        -----------        -----------
Balance at December 31, 1990............................      40,070,000        (53,277,000)       (13,207,000)
      Net loss..........................................            --          (50,199,000)       (50,199,000)
                                                             -----------        -----------        -----------
Balance at December 31, 1991............................      40,070,000       (103,476,000)       (63,406,000)
Capital Contribution (Notes 2 and 6)....................      33,325,000               --           33,325,000
      Net income........................................            --           91,353,000         91,353,000
Partnership Distribution (Note 6).......................            --             (473,000)          (473,000)
                                                             -----------        -----------        -----------
      Balance at December 31, 1992......................     $73,395,000       ($12,596,000)       $60,799,000
                                                             ===========        ===========        ===========









          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1990, 1991 and 1992


                                                                1990             1991                1992
                                                                ----             ----                ----
Cash Flows From Operating Activities:
   Net income (loss)....................................    ($43,481,000)      ($50,199,000)    $   91,353,000
   Adjustments to reconcile net income (loss)
      to net cash flows provided by (used in)
      operating activities--

      Noncash charges--
         Extraordinary gain.............................            --                 --         (128,187,000)
         Depreciation and amortization..................      20,658,000         21,414,000         19,802,000
         Accretion of bond discount.....................       2,505,000          2,904,000          6,617,000
         Provision for losses on receivables............       6,267,000          3,387,000          2,290,000
         Amortization of CRDA tax credits...............       4,041,000          1,959,000          1,335,000
         Valuation allowance of CRDA contributions......         113,000            137,000            518,000
                                                             -----------        -----------        -----------
                                                              (9,897,000)       (20,398,000)        (6,272,000)
         Increase (decrease) in receivables, net........      (4,000,000)         3,303,000         (2,057,000)
         Increase (decrease) in inventories.............         718,000            922,000           (309,000)
         Decrease (increase) in other current assets....      (1,818,000)        (1,596,000)           302,000
         Decrease (increase) in other assets............       2,221,000            (99,000)         8,689,000
         Increase in current liabilities................       6,268,000         30,322,000         19,028,000
                                                             -----------        -----------        -----------
                 Net cash flows provided by (used in)
                    operating activities................     ($6,508,000)       $12,454,000     $   19,381,000
                                                             -----------        -----------        -----------









          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1990, 1991 and 1992


                                                                1990             1991                1992
                                                                ----             ----                ----
Cash Flows Used By Investing Activities:
   Purchases of property and equipment, net.............    ($12,614,000)       ($5,117,000)       ($8,574,000)
   Purchase of CRDA investments.........................        (296,000)          (411,000)        (1,696,000)
   Purchase and sinking fund payment
      of First Mortgage Bonds, net of
      gain of $3,136,000................................     (13,025,000)              --                 --
                                                             -----------        -----------        -----------
         Net cash flows used in investing activities....     (25,935,000)        (5,528,000)       (10,270,000)
                                                             -----------        -----------        -----------
Cash Flows From Financing Activities:
   Additional borrowings................................      27,889,000               --                 --
   Repayment of borrowings..............................      (2,000,000)              --                 --
   Distributions to TC/GP, INC..........................            --                 --             (473,000)
                                                             -----------        -----------        -----------
      Net cash flows provided by (used in)
         financing activities...........................      25,889,000               --             (473,000)
                                                             -----------        -----------        -----------
      Net increase (decrease)
         in cash and cash equivalents...................      (6,554,000)         6,926,000          8,638,000

Cash and cash equivalents
 at beginning of year...................................      14,600,000          8,046,000         14,972,000
                                                             -----------        -----------        -----------
Cash and cash equivalents
 at end of year.........................................     $ 8,046,000        $14,972,000        $23,610,000
                                                             ===========        ===========        ===========












          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  ORGANIZATION AND OPERATIONS:

      The accompanying consolidated financial statements include those of Trump's Castle Associates, a New Jersey general partnership (the "Partnership") and its wholly-owned subsidiary, Trump's Castle Funding, Inc., a New Jersey corporation (the "Company"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

      The Partnership was formed as a limited partnership in 1985 for the sole purpose of acquiring and operating Trump's Castle Casino Resort ("Trump's Castle"). The Partnership converted to a general partnership in February 1992. The current partners and their respective ownership interests are Donald J. Trump, 49.995%, the Managing General Partner, Trump's Castle Hotel and Casino, Inc. ("TCHC"), .01% and TC/GP, Inc. ("TC/GP"), 49.995%.

      The Company was incorporated on May 28, 1985 solely to serve as a financing company to raise funds through the issuance of its 13-3/4% First Mortgage Bonds, Series A-1, due 1997 (the "Series A-1 Bonds"), and 7% First Mortgage Bonds, Series A-2, due 1999 (the "Series A-2 Bonds"), and together with the Series A-1 Bonds (the "Old Bonds"), the proceeds of which were loaned to the Partnership. In return for such proceeds, the Partnership issued a promissory note (the "Old Partnership Note") to the Company in a principal amount equal to the aggregate principal amount of the Old Bonds and with similar payment terms. In addition, the Partnership directly guaranteed the payment of the principal of, premium, if any, and interest on the Old Bonds (the "Old Guaranty"). On May 29, 1992, the Old Partnership Note and Old Guaranty were discharged, the Partnership issued a new promissory note (the "Partnership Note") and a new guaranty (the "Guaranty") and the Old Bonds were exchanged for the Company's 9.50% Mortgage Bonds, due 1998 (the "New Bonds") and shares of common stock of TC/GP (the "Common Stock") as more fully described in Note 2.

      Since the Company has no business operations, its ability to repay the principal and interest on the New Bonds is completely dependent upon the operations of the Partnership.


      Donald J. Trump beneficially owns 50% of the Partnership and the Company and has pledged his total ownership interest as collateral under various personal debt agreements.

(2) PLAN OF REORGANIZATION:

      On March 9, 1992, the Company, the Partnership, and TCHC filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") and filed a Plan of Reorganization (the "Plan"). The Plan was confirmed by the Bankruptcy Court on May 5, 1992 and the Plan was consummated on May 29, 1992 (the "Effective Date"). Pursuant to the terms of the Plan, the Old Bonds were exchanged for the New Bonds and the Common Stock (Note
4) and certain modifications were made to the terms of bank borrowings (Note 5) and amounts owed to Donald J. Trump (Note 6). The issuance of the Common Stock resulted in approximately 50% of the beneficial ownership interest in the Partnership being transferred to the holders of the Old Bonds.

      In accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the New Bonds have been stated at the present value of amounts to be paid, determined at current interest rates (effective rate of approximately 17.4%). The effective interest rate of the New Bonds was determined based on the trading price of the New Bonds for a specific period. Stating the debt at its approximate present value resulted in a reduction in the $322,987,000 initial face amount of the New Bonds of approximately $96,896,000. This gain will be offset by increased interest costs over the period of the New Bonds to accrete such bonds to their face value at maturity.

      On the Effective Date, TC/GP received a 49.995% Partnership interest in the Partnership and was admitted as a partner. TC/GP also received a 50% beneficial interest in TCHC, a partner in the Partnership, which holds a .01% partnership interest, thereby giving TC/GP a 50% beneficial interest in the Partnership. On the Effective Date the partners executed the Amended and Restated Partnership Agreement (the "Partnership Agreement"), which provides

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY for, among other things, a Board of Partner Representatives (the "Board") to oversee the business and operations of the Partnership. Pursuant to the terms of the Partnership Agreement, Donald J. Trump was appointed the Managing General Partner of the Partnership responsible for its day-to-day operations, and has the right to appoint four of the seven members of the Board. The remaining members of the Board are appointed by TC/GP through the holders of its Common Stock. Upon the occurrence of certain events, as defined, TC/GP has the right to appoint four members of the Board and Donald J. Trump has the right to appoint three.

      The Plan resulted in an extraordinary gain totaling approximately $128,187,000, including the $96,896,000 discussed above, $18,000,000 representing the forgiveness of bank debt (Note 5), and $22,805,000 representing a discharge of accrued interest and accretion on indebtedness less the write-off of unamortized loan issuance costs of $9,514,000. On the Effective date, 35,447 of additional units were issued in lieu of the Bond Carryforward Amount, as defined and the Effective Date Amount, as defined. Additionally, the Plan resulted in a discharge of related party indebtedness in the approximate amount of $33,325,000 which has been accounted for as a contribution to capital (Note
6).

(3) ACCOUNTING POLICIES:

      Principles of Consolidation

      The consolidated financial statements include the accounts of Trump's Castle Associates and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

      Gaming Revenues

      The Partnership records as gross gaming revenues the differences between amounts wagered and amounts won by casino patrons.

      During 1992, certain Progressive Slot Jackpot Programs were discontinued which resulted in $1,767,000 of related accruals being taken into income.

      Promotional Allowances

      Gross revenues include the retail value of the complimentary food, beverage and hotel services furnished to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The cost of such complimentaries have been included as casino expenses in the accompanying consolidated statements of operations. Cost of complimentaries allocated from rooms, food and beverage departments to the casino department during the years ended December 31, 1990, 1991 and 1992 are as follows:

                                1990               1991           1992
                             -----------       -----------     -----------
Rooms.....................   $ 4,958,000       $ 4,304,000     $ 5,390,000

Food and Beverage ........    17,179,000        13,694,000      17,351,000

Other.....................     3,396,000         1,360,000       1,954,000
                             -----------       -----------     -----------
                             $25,533,000       $19,358,000     $24,695,000
                             ===========       ===========     ===========

      Income Taxes

      The accompanying consolidated financial statements do not include a provision for Federal income taxes of the Partnership, since any income or losses allocated to the partners are reportable for Federal income tax purposes by the Partners.

      Under the New Jersey Casino Control Act (the "Casino Control Act") and the regulations promulgated thereunder, the Company and the Partnership are required to file a consolidated New Jersey corporation business tax return. However, no provision for state income taxes has been reflected in the accompanying consolidated financial statements, since the Partnership has experienced cumulative net operating losses for financial report purposes.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

      As of December 31, 1992, the Partnership had New Jersey State net operating losses of approximately $352,000 for financial reporting purposes and $134, 799,000 for income tax purposes available to offset taxable income through 1998.

      Inventories

      Inventories of provisions and supplies are carried at the lower of cost (first-in, first-out basis) or market.

      Property and equipment

      Property and equipment is recorded at cost and is depreciated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for furniture, fixtures and equipment and buildings are from three to eight years and forty years, respectively.

      Fair value of financial instruments

      The carrying amount of the following financial instruments of the Company and the Partnership approximate fair value, as follows: (a) cash and cash equivalents and accrued interest receivables and payables based on the short term nature of the financial instruments, (b) CRDA bonds and deposits based on the allowances to give effect to the below market interest rates (c) the Amended Term Loan and Amended Grid Note based on the recently renegotiated terms.

      The estimated fair values of other financial instruments are as follows:

                                                     December 31, 1992
                                          -----------------------------------
                                          Carrying Amount         Fair Value
                                          ---------------        ------------
          9.5% Mortgage Bonds............  $234,445,000          $233,945,000

      The fair values of the Mortgage Bonds are based on quoted market prices obtained by the Partnership from its investment advisor.

      Statements of cash flows

      For purposes of the statements of cash flows, the Company and the Partnership consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      The following supplemental disclosures are made to the statements of cash flows:

                                               1990        1991        1992
                                               ----        ----        ----
Cash paid during the year for interest
  (net of amounts capitalized)..........   $42,847,000  $7,902,000  $8,172,000
                                           ===========  ==========  ==========

      In addition,  during  1993,  the  Partnership  received a non cash capital
contribution   of   $33,325,000,   representing   discharge  of  related   party
indebtedness (Note 2).

      Reclassifications

      Certain reclassifications were made to the 1990 and 1991 financial statements to present them on a basis consistent with the 1992 presentation.


(4) MORTGAGE BONDS:

      Upon consummation of the Plan on May 29, 1992, each $1,000 principal amount of the Company's Series A-1 Bonds or $1,000 accreted amount as of December 15, 1990 of Series A-2 Bonds were exchanged for $1,000 in principal amount of the Company's 9.50% New Bonds, together with one share of the Common Stock of TC/GP and certain other payments. The New Bonds and Common Stock trade together as a unit (the "Unit") and may not be transferred separately, except upon the occurrence of certain events.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

      The New Bonds mature on August 15, 1998 and bear interest at 9.50% per annum from the date of issuance, payable semi-annually on each February 15 and August 15, commencing August 15, 1992. The Company is required to pay interest in cash to the holders of New Bonds outstanding on the immediately preceding August 1 or February 1 at varying rates per annum (the "Mandatory Cash Amounts") as follows:
                                                           Mandatory
                                                           Cash Rate
            Interest Payment Date                         (Per Annum)
            ---------------------                         -----------
            August 15, 1992.............................     5.00%

            February 15, 1993...........................     6.00

            August 15, 1993.............................     7.00

            February 15, 1994...........................     8.00

            August 15, 1994 and thereafter..............     9.50


      For interest payment dates on or before February 15, 1994, the difference between interest calculated at the rate of 9.50% per annum and the Mandatory Cash Amount (the "Additional Amount") is payable to holders of New Bonds in cash to the extent that Excess Available Cash, as defined, of the Partnership is available for such purpose and in additional Units to the extent that Excess Available Cash is less than the Additional Amount, as defined. On August 15, 1992, interest was paid to the holders of New Bonds at the rate of 9.5% from the Effective Date to August 15, 1992, as follows: The Mandatory Cash Amount of 5.00% was paid in cash and the other 4.5% of the 9.5% due was paid in additional Units.

      As of December 31, 1992, the outstanding principal amount of New Bonds was $326,056,000. As discussed in Note 2, the carrying amount of these Bonds as reflected in the accompanying balance sheet has been reduced to reflect the debt at its net present value as of the date of issuance, adjusted for accretion through December 31, 1992.

      The New Bonds are secured by an assignment of a promissory note of the Partnership to the Company (the "Partnership Note") in an amount and with payment terms necessary to service the New Bonds. The Partnership Note is secured by a mortgage on Trump's Castle and substantially all of the other assets of the Partnership (the "Mortgage"). The New Bonds are guaranteed as to payment of principal and interest on a nonrecourse basis by the Partnership and are secured by a mortgage on the Partnership's real property.

      The New Bonds are subject to redemption at any time, in whole, but not in part, at specified prices. Upon the redemption of the New Bonds, the Common Stock will cease to trade as a Unit with the New Bonds, and will trade separately.

(5) BANK BORROWINGS:

      In February 1998, the Company and the Partnership entered into a $50,000,000 revolving credit facility with Midlantic National Bank ("Midlantic") which was later converted to a term loan in August 1990 ("Term Loan"). In addition, in June 1990, the Partnership borrowed $13,000,000 from Midlantic under an unsecured line of credit pursuant to a grid note ("Grid Note "). Pursuant to the Plan, the terms of both of these loans were modified.

      The principal amount of the Amended Term Loan (the "Amended Term Loan") was reduced to $38,000,000. The Amended Term Loan has an initial maturity of three years from the Effective Date and bears interest at 9% per annum over such period. In accordance with its terms, the Partnership has the option, subject to certain conditions, to extend the Amended Term Loan an additional five years. Upon such an extension, the interest rate on such loan will adjust to a market rate, but not less than a minimum rate of 9%. The Amended Term Loan is secured by a mortgage lien on Trump's Castle that is prior to the lien securing the New Bonds.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

      The Amended Grid Note (the "Amended Grid Note") bears interest at 8.5% per annum for the first three years and will be adjusted to a market rate if the maturity thereof is extended in accordance with its terms. The outstanding principal amount of the Amended Grid Note has been reduced to $7,000,000 and the Amended Grid Note has been converted into a demand note, although Midlantic has agreed not to demand payment for a period of three years from the Effective Date so long as no Event of Default has occurred thereunder.

(6) RELATED PARTY TRANSACTIONS:

      Trump Priority Interest

      During 1990, the Partnership borrowed $28,265,000 from Donald J. Trump, one of its general partners, which included $9,889,000 of Series A-1 Bonds (face value $12,480,000), the proceeds of which were used to partially satisfy the June 1990 interest and sinking fund requirements of the Old Bonds. Pursuant to the Plan, the above obligations and related accrued interest of $5,060,000 were canceled and contributed to capital and Donald J. Trump received in exchange therefor a priority interest in the Partnership (the "Trump Priority Interest"). The Trump Priority Interest will initially be $15,000,000 and the Partnership will be required to pay a priority return thereon semi-annually at a rate per annum of up to 9.50%. The priority return on capital will be paid currently out of certain cash in excess of the First Tier Sweep Amount, as defined, or under certain circumstances, the Third Tier Sweep Amount, as defined. To the extent not paid in full, the Trump Priority Interest will be entitled to a priority distribution upon dissolution of the Partnership. For the year ended December 31, 1992, no amounts were payable as priority return on capital.

      Trump Management Fee

      On the Effective Date, the Partnership entered into a services agreement with Trump's Castle Management Corp. ("TCMC"), a corporation wholly owned by Donald J. Trump (the "Management Agreement"). The Management Agreement provides that the day-to-day operation of Trump's Castle and all ancillary properties and businesses of the Partnership will be under the exclusive management and supervision of TCM.

      Pursuant to the Management Agreement, the Partnership is required to pay an annual fee in the amount of $1,500,000 to TCMC for each year in which Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined, exceeds certain levels. In addition, TCMC, beginning with the fiscal year ended December 31, 1994, will receive an incentive fee equal to 10% of the excess EBITDA over $45,000,000 for such fiscal year. During the year ended December 31, 1992, the Partnership incurred expenses of $888,000 of fees under this Agreement.

      Fred Trump Gaming Chip Liability

      In December 1990, Fred Trump, the father of Donald J. Trump, placed $3,500,000 in cash on deposit with the Partnership's casino cage, which was recorded by the Partnership as a gaming patron deposit. Counter checks totaling $3,500,000 were issued against the deposit, for which Fred Trump received gaming chips valued at $3,500,000. On October 8, 1992, in accordance with the Indenture, Fred Trump redeemed $1,000,000 in gaming chips for cash. The remaining $2,500,000 of gaming chip liability is included in the $4,100,000 of unredeemed chip liability as of December 31, 1992, and has been reflected as other liabilities in the accompanying consolidated balance sheet.

      Due from Affiliates

      Amounts due from affiliates were $563,000 and $742,000 as of December 31, 1991 and 1992, respectively. The Partnership has engaged in some limited intercompany transactions with Trump's Plaza Associates (TPA), Trump Taj Mahal Associates, (TTMA), Plaza Operating Partners, Ltd. (Plaza Hotel - the partnership which operates The Plaza Hotel in New York City) and the Trump Organization (TO). TPA, Plaza Hotel, TO and TTMA are affiliates of Donald J. Trump. These transactions include certain shared payroll costs, fleet maintenance and limousine service as well as complimentary services offered to customers, for which the Partnership makes initial payments and is then reimbursed by the affiliates.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

      During 1990, the Partnership incurred expenses of approximately $989,000 in corporated salaries, $1,758,000 in fleet maintenance/limousine services, $4,489,000 related to the usage of the yacht and $1,930,000 of other transactions on behalf of these related entities. In addition, the Partnership received payments totaling $7,612,000 for services rendered and had $2,172,000 of deductions for similar cost incurred by these related entities on behalf of the Partnership.

      During 1991, the Partnership incurred expenses of approximately $898,000 in corporate salaries, $1,294,000 in fleet maintenance/limousine services and $623,000 of other transactions on behalf of these related entities. In addition, the Partnership received payments totaling $2,721,000 for services rendered and had $642,000 of deductions for similar costs incurred by these related entities on behalf of the Partnership.

      During 1992, the Partnership incurred expenses of approximately $1,240,000 in corporate salaries and $512,000 of other transactions on behalf of these related entities. In addition, the Partnership received payments totaling $1,372,000 for services rendered and had $197,000 of deductions for similar costs incurred by these related entities on behalf of the Partnership.

      Partnership Distribution

      Under the terms of Partnership Agreement, the Partnership is required to pay all costs incurred by TC/GP. During the period from May 29, 1992 through December 31, 1992, the Partnership paid $473,000 of expenses of behalf of TC/GP, which has been reflected as a partnership distribution.

(7) COMMITMENTS AND CONTINGENCIES:

      Casino License Renewal

      The Partnership is subject to regulation and licensing by the New Jersey Casino Control Commission (the "CCC"). The Partnership's casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of the Partnership and can be revoked at anytime. Due to the uncertainty of any license renewal application, there can be no assurance that the license will be renewed. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to the Partnership's financial condition or for any other reason, the Casino Control Act ("the Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

      The CCC renewed the casino license of the Partnership through May 16, 1993 subject to certain continuing reporting and compliance conditions.

      Employment Agreements

      The Partnership has entered into employment agreements with certain key employees which expire at various dates through January 16, 1997. Total Commitments on these agreements at December 31, 1992 were approximately $5,927,000.

      Legal Proceedings

      The Partnership is involved in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, if adversely decided, none of these proceedings would have a material effect on the consolidated financial position or the results of operations of the Partnership.

      Casino Reinvestment Development Authority Obligations

      Pursuant to the provisions of the Act, the Partnership, commencing twelve months after the date of opening of Trump's Castle in June 1985 and continuing for a period of twenty-five years thereafter, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to 1.25% of its gross casino revenues (as defined in the Casino Control Act) or pay an alternative tax of 2.5% of its gross casino revenues. Investment tax credits may

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY be obtained by making qualified investments, as defined, or by the purchase of bonds at below market interest rates from the Casino Reinvestment Development Authority ("CRDA"). The Partnership is required to make quarterly deposits with the CRDA to satisfy its investment obligations.

      In April 1990, the Partnership modified its agreement with the CRDA under which it was required to purchase CRDA bonds to satisfy the investment alternative tax. Under the terms of the agreement, the Partnership has donated $9,589,000 in deposits previously made to the CRDA for the purchase of CRDA bonds through December 31, 1989 in exchange for satisfaction of an equivalent amount of its prior bond purchase commitments, as well as receiving future tax credits to be used to satisfy substantial portions of the Partnership's future investment alternative tax obligations over the following four to six quarters. As a result of this agreement, the Partnership charged $1,588,000 to operations in 1990 to reduce deposits previously made to the amount of the future tax credits received.

      The Partnership has charged $1,959,000 to operations in 1991 and $1,355,000 in 1992 which represents amortization of a portion of the tax credits discussed above. In addition, for the years ended December 31, 1990, 1991, 1992, the Partnership charged to operations $113,000, $137,000 and $656,000 respectively, to give effect to the below market interest rates associated with purchased CRDA bonds. As of December 31, 1992, approximately $121,000 of future tax credits and deposits are included in the accompanying consolidated balance sheets.

(8) EMPLOYEE BENEFITS PLANS:

      The Company has a retirement savings plan for its nonunion employees under
Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the plan up to the maximum amount permitted by law, and the Partnership will match 50% of an eligible employee's contributions up to a maximum of 4% of the employee's earnings. The Partnership recorded charges of approximately $594,000, $343,000 and $764,000 for matching contributions for the years ended December 31, 1990, 1991 and 1992, respectively.

      The Partnership makes payments to various trusteed pension plans under industry-wide union agreements. The payments are based on the hours worked by or gross wages paid to covered employees. It is not practical to determine the amount of payments ultimately used to fund pension benefit plans or the current financial condition of the plans. Under the Employee Retirement Income Security Act, the Partnership may be liable for its share of the plans' unfunded liabilities, if any, if the plans are terminated. Pension expense for the years ended December 31, 1990, 1991 and 1992 were $303,000, $308,000 and $397,000, respectively.

      The Partnership provides no other material post employment benefits.

(9)  FINANCIAL INFORMATION:

      Financial information relating to the Company as of and for the years ended December 31, 1991 and 1992 is as follows:

                                                  1991                 1992
                                                  ----                 ----
   Total Assets (including Mortgage Note
      Receivable of $290,553,000 in 1991
      and $326,056,000 in 1992)............  $329,120,000          $337,771,000
   Total Liabilities and Capital
      (including Mortgage Bonds payable
      of $290,553,000 in 1991 and
      $234,445,000 in 1992)................  $329,120,000          $337,771,000
   Interest Income.........................  $ 39,721,000          $ 34,866,000
   Interest Expense........................  $ 39,721,000          $ 34,866,000
   Net Income..............................  $     --              $     --

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                   December  September 30, 1993
                                                     1992        (unaudited)
                                                   --------  -----------------
CURRENT ASSETS:
Cash and temporary investments..................   $ 23,610        $ 21,250
Receivables, net................................      6,821           6,249
Due from affiliates, net........................        742           1,033
Inventories.....................................      2,160           1,842
Other current assets............................      2,929           3,986
                                                   --------        --------
         Total current assets...................     36,262          34,360

PROPERTY AND EQUIPMENT, NET.....................    340,383         337,734

OTHER ASSETS....................................      2,996           4,544
                                                   --------        --------
         Total assets...........................   $379,641        $376,638
                                                   ========        ========

                            LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
Accounts payable and accrued expenses...........   $ 27,684        $ 28,160
Accrued interest payable........................     11,713           4,047
                                                   --------        --------
         Total current liabilites...............     39,397          32,207

MORTGAGE BONDS,due 1998 net of unamortized
   discount of $91,612 and $83,986 (Note 2).....    234,445         251,924

BANK BORROWINGS.................................     45,000          45,000
                                                   --------        --------
         Total liabilities .....................    318,842         329,131

CAPITAL.........................................     60,799          47,507
                                                   --------        --------
         Total liabilities and capital..........   $379,641        $376,638
                                                   ========        ========






       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                                 (in thousands)

                                                  For the Three Months               For the Nine Months
                                                   Ended September 30                Ended September 30
                                                  ---------------------             --------------------
                                                  1992             1993             1992            1993
                                                  ----             ----             ----            ----
Revenues:
   Gaming...................................   $  71,062         $  70,061         $184,409        $186,773
   Rooms....................................       5,578             6,694           13,654          15,268
   Food and beverage........................       9,221             8,693           24,302          23,548
   Other....................................       2,699             2,709            6,372           6,652
                                               ---------         ---------        ---------       ---------
      Gross Revenues........................      88,560            88,157          228,737         232,241
   Less--Promotional allowances.............       9,345             9,796           23,916          24,492
                                               ---------         ---------        ---------       ---------
      Net Revenues..........................      79,215            78,361          204,821         207,749
                                               ---------         ---------        ---------       ---------
Cost and Expenses:
   Gaming...................................      41,798            39,051          111,928         111,945
   Rooms....................................         826               876            2,336           2,578
   Food and beverage........................       4,834             4,261           12,416          12,624
   General and administrative...............      16,982            16,278           49,785          45,737
   Depreciation and amortization............       4,557             3,450           15,218          12,866
   Debt restructuring costs.................         --                --             5,983             --
                                               ---------         ---------        ---------       ---------
                                                  68,997            63,916          197,666         185,750
                                               ---------         ---------        ---------       ---------
      Income from operations................      10,218            14,445            7,155          21,999
Interest Income.............................         159               151              311             485
Interest Expense............................     (11,028)          (12,732)         (34,239)        (35,266)
Extraordinary Gain..........................         --                --           128,187             --
                                               ---------         ---------        ---------       ---------
   Net Income (Loss)........................       $(651)           $1,864         $101,414      ($  12,782)
                                               =========         =========        =========       =========







          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CAPITAL
                  For the Nine Months Ended September 30, 1993

                                  (unaudited)
                                 (in thousands)


                                      Partners'    Partners'
                                       Capital      Deficit        Total
                                      ---------    ---------       -----
Balance at December 31, 1992.........  $73,395     ($12,596)      $60,799

Net loss.............................      --       (12,782)      (12,782)

Partnership Distribution.............      --          (510)         (510)
                                       -------      -------       -------
Balance at September 30, 1993........  $73,395     ($25,888)      $47,507
                                       =======      =======       =======











          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                                    For the Nine Months
                                                                                    Ended September 30
                                                                                 --------------------------
                                                                                 1992                  1993
                                                                                 ----                  ----
Cash Flows From Operating Activities:
   Net income (loss).........................................................   $101,414             ($12,782)
   Adjustments to reconcile net profit (loss) to net cash
      flows provided by (used in) operating activities
   Noncash charges--
      Depreciation and amortization..........................................     15,218               12,866
      Accretion of bond discount.............................................      4,287                7,625
      Provision for losses on receivables....................................      1,927                  670
      Valuation adjustment of CRDA investments...............................      1,301                  819
      Extraordinary gain.....................................................   (128,187)                 --
                                                                               ---------             --------
                                                                                  (4,040)               9,198
      (Increase) in receivables, net.........................................     (1,948)                (389)
      Decrease (increase) in inventories.....................................       (386)                 318
      Increase in other current assets.......................................     (1,576)              (1,154)
      (Increase) decrease in other assets....................................      7,644                  (33)
      Increase in current liabilities........................................     11,555                2,664
                                                                               ---------             --------
         Net cash flows provided by operating activities.....................  $  11,249             $ 10,604
                                                                               ---------             --------
Cash Flows Used In Investing Activities:
      Purchases of property and equipment, net...............................    ($6,296)            ($10,217)
      Purchase of CRDA investments...........................................        (69)              (2,237)
                                                                               ---------             --------
         Net cash flows used in investing activities.........................     (6,365)             (12,454)

Cash Flows Used In Financing Activities:
      Distributions to TC/GP, INC............................................       (301)                (510)
                                                                               ---------             --------
         Net increase (decrease) in cash and  cash equivalents...............      4,583               (2,360)

Cash and cash equivalents at beginning of period.............................     14,972               23,610
                                                                               ---------             --------
Cash and cash equivalents at September 30....................................   $ 19,555              $21,250
                                                                               =========             ========
Supplemental information:
   Cash paid for interest....................................................   $  7,146              $25,488
                                                                               =========             ========







       The accompanying notes to consolidated financial statements are an

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)



(1)  ORGANIZATION AND OPERATIONS:

      The accompanying consolidated financial statements include those of Trump's Castle Associates, a New Jersey general partnership (the "Partnership") and its wholly-owned subsidiary, Trump's Castle Funding, Inc., a New Jersey corporation (the "Company"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

      The Partnership was formed as a limited partnership in 1985 for the sole purpose of acquiring and operating Trump's Castle Casino Resort ("Trump's Castle"). The Partnership converted to a general partnership in February 1992. The current partners and their respective ownership interests are Donald J. Trump, 49.995%, the Managing General Partner, Trump's Castle Hotel and Casino, Inc. ("TCHC"), .01% and TC/GP, Inc. ("TC/GP), 49.995%.

      The Company was incorporated on May 28, 1985, solely to serve as a financing company to raise funds through the issuance of its 13-3/4% First Mortgage Bonds, Series A-1, due 1997 (the "Series A-1 Bonds") and 7% First Mortgage Bonds, Series A-2, due 1999 (the "Series A-2 bonds," and together with the Series A-1 Bonds, the "Old Bonds"), the proceeds of which were loaned to the Partnership. In return for such proceeds, the Partnership issued a promissory note (the "Old Partnership Note") to the Company in a principal amount equal to the aggregate principal amount of the Old Bonds and with similar payment terms. In addition, the Partnership directly guaranteed the payment of the principal of, premium, if any, and interest on the Old Bonds (the "Old Guaranty"). On the Effective Date, the Old Partnership Note and Old Guaranty were discharged, the Partnership issued a new promissory note (the "Partnership Note") and a new guaranty (the "Guaranty") and the Old Bonds were exchanged for the Company's 9.50% Mortgage Bonds, due 1998 (the "New Bonds") and shares of common stock of TC/GP (the "Common Stock") as more fully described in Note 2.

      Since the Company has no business operations, its ability to repay the principal and interest on the New Bonds is completely dependent upon the operations of the Partnership.

      Donald J. Trump beneficially owns 50% of the Partnership and the Company and has pledged his total ownership interest as collateral under various personal debt agreements.

      The accompanying consolidated financial statements have been prepared by the Company and the Partnership without audit. In the opinion of the Company and the Partnership, all adjustments consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows for all periods presented have been made.

      The accompanying consolidated financial statements have been prepared by the Company and the Partnership pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's and the Partnership's Annual Report on Form 10-K for the year ended December 31, 1992.

(2) MORTGAGE BONDS:

      Upon consummation of the Plan on May 29, 1992, each $1,000 principal amount of the Company's Series A-1 Bonds, or $1,000 accreted amount as of December 15, 1990 of Series A-2 Bonds were exchanged for $1,000 in principal amount of the Company's 9.50% New Bonds, together with one share of the Common Stock of TC/GP and certain other payments. The New Bonds and Common Stock trade together as a unit (the "Unit") and may not be transferred separately, except upon the occurrence of certain events. The New Bonds bear interest at 9.50% per annum from the date of issuance, payable semi-annually on each February 15 and August 15, commencing August 15, 1992. The Company is required to pay interest in cash to the holders of New Bonds outstanding on the immediately preceding August 1 or February 1 at varying rates per annum (the "Mandatory Cash Amounts") as follows:

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                                  (unaudited)




                                                 Mandatory Cash Rate
          Interest Payment Date                     (Per Annum)
          ---------------------                  -------------------

          August 15, 1992.........................     5.00%

          February 15, 1993.......................     6.00

          August 15, 1993.........................     7.00

          February 15, 1994.......................     8.00

          August 15, 1994 and all subsequent
             Interest Payment Dates...............     9.50

      For interest payment dates on or before February 15, 1994, the difference between interest calculated at the rate of 9.50% per annum and the Mandatory Cash Amount (the "Additional Amount") is payable to holders of New Bonds in cash to the extent that Excess Available Cash, as defined, of the Partnership is available for such purpose and in additional Units to the extent that Excess Available Cash is less than the Additional Amount. On August 15, 1993, the Mandatory Cash Amount of 7.00% per annum was paid in cash and the other 2.50% of 9.50% due was paid in additional Units.

      The New Bonds are secured by an assignment to First Bank National Association, the trustee under the indenture pursuant to which the New Bonds were issued (the "Indenture"), of a promissory note of the Partnership to the Company (the "Partnership Note") in an amount and with payment terms necessary to service the New Bonds. The Partnership Note is secured by a mortgage on Trump's Castle and substantially all of the other assets of the Partnership (the "Mortgage"). The New Bonds are guaranteed as to payment of principal and interest on a nonrecourse basis by the Partnership and are secured by a mortgage on the Partnership's real property.

      The New Bonds are subject to redemption at any time, in whole, but not in part, at specified prices. Upon the redemption of the New Bonds, the Common Stock will cease to trade as a Unit with the New Bonds, and will trade separately.

(3) CASINO LICENSE RENEWAL:

      The Partnership holds a casino license issued by the New Jersey Casino Control Commission (the "CCC"). On the basis of an agreement to manage the operation of Trump's Castle between the Partnership and Trump's Castle Management Corp. ("TCM"), a corporation wholly owned by Donald J. Trump, TCM also holds a casino license issued by the CCC. TC/GP, the Company, TCHC and Donald J. Trump are required to be qualified by the CCC with respect to these casino licenses.

      On April 19, 1993, subject to certain continuing reporting and compliance conditions, the CCC approved Donald J. Trump as a natural person qualifier and TC/GP, the Company and TCHC as entity qualifiers with respect to these casino licenses. The CCC renewed the casino license of the Partnership through May 31, 1995 and renewed the casino license of TCM through May 31, 1994. The casino license held by the Partnership is renewable for periods of up to two years. The casino license held by TCM is renewable for a period of up to one year for the next renewal period and thereafter for periods of up to two years.

      Casino licenses are non-transferable, revocable and dependent upon the financial stability of the licensee. Due to the uncertainty of any renewal application, there can be no assurance that the casino licenses of the Partnership and TCM will be renewed. Upon suspension for more than 120 days, revocation or the failure or refusal to renew same for any reason, the Casino Control Act provides that the CCC may appoint a conservator to, under its direct supervision, operate and, subject to all valid liens and encumbrances, dispose of the casino hotel facilities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Funding's Amended and Restated Certificate of Incorporation provides for indemnification of any present or former "corporate agent" (as defined in N.J.S.A. 14A:3-5). Funding's Certificate of Incorporation provides that Funding shall indemnify and reimburse any present or former corporate agent who serves Funding, or any constituent corporation absorbed by Funding in a merger or consolidation, or any other corporation or business entity in which Funding has a business interest, against any reasonable and necessary expenses, counsel fees and liabilities actually incurred by them in any civil or criminal proceeding brought or threatened for acts arising out of their status as corporate agents, to the maximum extent permitted by law and in accordance with the procedures set forth in N.J.S.A. 14A:3-5. Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such corporate agent did not meet the applicable standard of conduct for indemnification. Indemnity shall be paid in advance of the final disposition of the proceeding, provided the corporate agent undertakes to repay Funding if it shall be ultimately determined that he is not entitled to indemnification. Funding's Certificate of Incorporation further provides that such indemnification rights will be construed as in addition to, and not exclusive of, all other rights to indemnification to which any corporate agent may be entitled.

     The Partnership's Amended and Restated Partnership Agreement provides for indemnification of each Partner, its Affiliates, each Partner Representative and his or her Affiliates and all officers, directors, employees and agents of such Partner or Partner Representative and his, her or its affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, including without limitation liabilities under the Federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an Affiliate of a Partner, a Partner

Representative or an Affiliate of a Partner Representative, or an officer, director, employee, or agent of a Partner or Partner Representative or an Affiliate of such Persons at the time any such liability or expense is paid or incurred, but only if such course of conduct does not constitute gross negligence or willful misconduct; provided, however, that such indemnification or agreement to hold harmless shall be recoverable only out of assets of the Partnership and not from the Partners. The indemnification provided by the Amended and Restated Partnership Agreement is in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an Affiliate of a Partner, a Partner Representative or an Affiliate of a Partner Representative, or as an officer, director, employee or agent of a Partner or Partner Representative or an Affiliate of such Persons and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee is denied indemnification in whole or in part under the Amended and Restated Partnership Agreement by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was approved in accordance with Article 7 of the Amended and Restated Partnership Agreement.

     The Partnership and Funding have obtained Directors and Officers liability insurance in the aggregate sum of $5 million.

     N.J.S.A. 14A:3-5 grants a corporation broad power to indemnify certain persons, including directors and officers, if they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in a derivative action, if they have not been adjudged to be liable to the corporation (unless a court makes an exception to this requirement), or, in a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer must be indemnified against expenses to the extent that he has been successful in the defense of a claim. N.J.S.A. 14A:3-5 further provides that the foregoing provisions are not exclusive of any other rights to which those seeking indemnification may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise, and grants a corporation the power to purchase and maintain insurance for a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his having been a director or officer, whether or not it would have the power to indemnify him against such expenses and liabilities under the foregoing provisions.

     The employment contract between the Partnership and Ernest E. East contains certain indemnification provisions.

Item 21. Exhibits and Financial Statement Schedules

A.   Exhibits

3(15)         -Amended and Restated Certificate of Incorporation of Funding.

3.1(15)       -Bylaws of Funding.

3.2-3.6       -Intentionally omitted.

3.7(14)       -Second Amended and Restated Partnership Agreement of the
               Partnership.

4.1 - 4.10    -Intentionally omitted.

4.11(14)      -Indenture, among Funding, as issuer, the Partnership, as
               guarantor, and the Mortgage Note Trustee, as trustee.

4.12(14)      -Indenture of Mortgage between the Partnership, as Mortgagor, and
               Funding, as Mortgagee.

4.13(14)      -Assignment Agreement between Funding and the Mortgage Note
               Trustee.

4.14(14)      -Partnership Note.

4.15          -Form of Mortgage Note (included in Exhibit 4.11).

4.16          -Form of Partnership Guarantee (included in Exhibit 4.11).

4.17(14)      -Indenture between Funding, as issuer, the Partnership, as guarantor, and the PIK Note Trustee, as trustee.

4.18(14)      -Pledge Agreement between Funding and the PIK Note Trustee.

4.19(14)      -Subordinated Partnership Note.

4.20          -Form of PIK Note (included in Exhibit 4.17).

4.21          -Form of Subordinated Partnership Guarantee (included in Exhibit
               4.17).

4.22(15)      -Letter Agreement between the Partnership and the Proposed Senior
               Secured Note Purchasers regarding the Senior Secured Notes.

4.23(14)      -Note Purchase Agreement for 11-1/2% Series A Senior Secured
               Notes of the Partnership due 1999.

4.24(14)      -Indenture, among Funding, as issuer, the Partnership, as
               guarantor, and the Senior Secured Note Trustee, as trustee.

4.25(14)      -Indenture of Mortgage and Security Agreement between the
               Partnership, as mortgagor/debtor, and Funding as mortgagee/secured party. (Senior Note Mortgage).

4.26(14)      -Registration Rights Agreement by and among the Partnership and certain purchasers.

4.27          -Intentionally omitted.

4.28(14)      -Guarantee Mortgage.

4.29(14)      -Senior Partnership Note.

4.30(14)      -Indenture of Mortgage and Security Agreement between the
               Partnership as mortgagor/debtor and the Senior Note Trustee as mortgagee/secured party. (Senior Guarantee Mortgage).

4.31(14)      -Assignment Agreement between Funding, as assignor, and the
               Senior Note Trustee, as assignee. (Senior Assignment Agreement).

4.32(14)      -Amended and Restated Nominee Agreement.

5.1(11)       -Opinion of Willkie Farr & Gallagher.

5.2(11)       -Opinion of Ribis Graham & Curtin.

8(11)         -Opinion of Willkie Farr & Gallagher regarding tax matters.

10.1 - 10.2   -Intentionally omitted.

10.3(7)       -Employment Agreement dated January 17, 1991, between the
               Partnership and Roger P. Wagner.

10.4(2)       -Second Amendment to Employment Agreement dated January 17, 1991 between the Partnership, TCHI, and Roger P. Wagner.

10.5(3)       -Form of License Agreement between the Partnership and Donald J.
               Trump.

10.6          -Intentionally Omitted.

10.7(5)       -Lease, dated June 25, 1986, between the Partnership and Trump
               Plaza, as the nominee of the Trump Organization.

10.8-10.10    -Intentionally omitted.

10.11(14)     -Employment Agreement, between the Partnership and Nicholas
               Ribis.

10.12(5)      -Trump's Castle Hotel & Casino Retirement Savings Plan, effective as of September 1, 1986.

10.13-10.16   -Intentionally omitted.

10.17(9)      -Agreement, dated June 1, 1987, between Marina Associates, GNAC
               Corp., and the Partnership, individually and as assignee of Hilton New Jersey Corporation and the New Jersey Department of Transportation and the New Jersey Department of Environmental Protection.

10.18(9)      -Agreement, dated June 1, 1987, between Marina Associates, the
               Partnership, individually and as assignee and successor of Hilton New Jersey Corporation and Golden Nugget, Inc., individually and on behalf of all of its past, present and future subsidiaries.

10.19(7)      -Lease Agreement by and between State of New Jersey acting through its Department of Environmental Protection, Division of Parks and Forests, as Landlord, and the Partnership, as tenant, dated September 1, 1990.

10.20-10.21   -Intentionally omitted.

10.22(1)      -Memorandum of Understanding, dated July 30, 1991, between
               Willkie Farr & Gallagher, Clapp & Eisenberg and Goodkind Labaton & Rudoff.

10.23(2)      -Form of Employment Agreement between the Partnership and Ernest
               E. East.

10.24A(3)     -Employment Agreement, dated January 31, 1992 between Thomas P.
               Venier and the Partnership.

10.24B(13)    -Amendment to Employment Agreement, dated March 19, 1993, between
               Thomas P. Venier and the Partnership.

10.25(3)      -Stipulation and Agreement of Compromise and Settlement, between
               Willkie Farr & Gallagher, Clapp & Eisenberg and Goodkind, Labaton, Rudoff & Sucharow.

10.26A(10)    -Employment Agreement, dated November 2, 1992, between Patrick
               Dennehy and the Partnership.

10.26B(15)    -Amendment of Employment Agreement, dated May 13, 1993, between
               Patrick Dennehy and the Partnership.

10.27(15)     -Services Agreement.

10.28 - 10.29 -Intentionally omitted.

10.30(15)     -Employment Agreement, dated October 4, 1993, between Nicholas
               Niglio and the Partnership.

10.31         -Employment Agreement, dated January 3, 1994, between Robert E.
               Schaffhauser and the Partnership.

10.32         -Employment Agreement dated December 20, 1993 between Patricia M.
               Wild and the Partnership.

10.33         -Amendment of Employment Agreement, dated December 30, 1993, between Thomas Venier and the Partnership.

10.34         -Amended and Restated Credit Agreement, dated as of December 28,
               1993, among Midlantic, the Partnership and Funding.

10.35         -Amendment No. 1 to Amended and Restated Indenture of Mortgage,
               between the Partnership, as Mortgagor and Midlantic, as Mortgagee.

10.36         -Amended and Restated Indenture of Mortgage, between the
               Partnership, as Mortgagor and Midlantic, as Mortgagee, dated as of May 29, 1992.

10.37         -Amendment No. 1 to Amended and Restated Assignment of Leases and
               Rents, between the Partnership, as assignor, and Midlantic, as assignee.

10.38         -Amended and Restated Assignment of Leases and Rents, between the
               Partnership, as assignor, and Midlantic, as assignee, dated as of May 29, 1992.

10.39         -Amendment No. 1 to Amended and Restated Assignment of Operating
               Assets, between the Partnership, as assignor and Midlantic, as assignee.

10.40         -Amended and Restated Assignment of Operating Assets, between the
               Partnership, as assignor, and Midlantic, as assignee, dated as of May 29, 1992.

10.41         -Intercreditor Agreement, by and among Midlantic, the Senior Note
               Trustee, the Mortgage Note Trustee, the PIK Note Trustee, Funding and the Partnership.

24.1          -Consent of Arthur Andersen & Co.

24.2          -Consent of Ribis Graham & Curtin (included in Exhibit 5.2).

24.3          -Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).

24.4(11)      -Consent of Sterns & Weinroth.

25            -Power of Attorney of certain directors and certain officers of
               Funding and the Partnership.

99(11)        -Form of Letter of Transmittal and related documents.

- ---------

(1) Incorporated herein by reference to the identically numbered Exhibit to Funding's Registration Statement on Form S-4, Registration No. 33-41759, declared effective on January 23, 1992.

(2) Incorporated herein by reference to the Exhibit to Funding's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

(3) Incorporated herein by reference to the Exhibit to Funding's Annual Report on Form 10-K for the year ended December 31, 1991.

(4) Incorporated herein by reference to the Exhibit to Funding's Annual Report on Form 10-K for the year ended December 31, 1987.

(5) Incorporated herein by reference to the Exhibit to Funding's Annual Report on Form 10-K for the year ended December 31, 1986.

(6) Incorporated herein by reference to Exhibit 10.12 to Funding's Annual Report on Form 10-K for the year ended December 31, 1989.

(7) Incorporated herein by reference to the Exhibit to Funding's Annual Report on Form 10-K for the year ended December 31, 1990.

(8) Incorporated herein by reference to Exhibit 10.2 to Funding's Registration Statement on Form S-1, Registration No. 2-99088, declared effective on September 20, 1985.

(9) Incorporated herein by reference to the Exhibit to Funding's Registration Statement on Form S-1, Registration No. 33-14907, declared effective on July 21, 1987.

(10) Incorporated herein by reference to the Exhibit to Funding's Annual Report on Form 10-K for the year ended December 31, 1992.

(11) To be filed by amendment.

(12) Incorporated herein by reference to the Exhibit to TC/GP's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

(13) Incorporated herein by reference to the Exhibit to Funding's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

(14) Incorporated herein by reference to the Exhibit to Amendment No. 5 to the
     Schedule 13E-3 of TC/GP and the Partnership, File No. 5-36825, filed with the SEC on January 11, 1994.

(15) Incorporated herein by reference to the Exhibit to Funding's and the Partnership's Registration Statement on Form S-4, Registration No. 33-68038.

B.       Financial Statements Schedules

         Report of Independent Public Accountants

II       -Amounts Receivable (Payable) From (To) Related Parties, Underwriters,
          Promoters, and Employees other than Related Parties

V        -Property and Equipment

VI       -Accumulated Depreciation and Amortization of Property and Equipment

VIII     -Valuation and Qualifying Accounts

X        -Supplementary Income Statement Information

         Other Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the consolidated financial statements or notes thereto.

Item 22. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with any offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of February, 1994.


                                            TRUMP'S CASTLE FUNDING, INC.


                                            By:   /s/ Donald J. Trump
                                               ---------------------------
                                               By:  Donald J. Trump
                                               Title: President


                                            TRUMP'S CASTLE ASSOCIATES


                                            By:   /s/ Donald J. Trump
                                               ---------------------------
                                               By:  Donald J. Trump
                                               Title:  Managing General
                                                       Partner and Chairman of
                                                       the Board of Partner
                                                       Representatives

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




Signature                                Title                       Date
- ---------                                -----                       ----

TRUMP'S CASTLE FUNDING, INC.



By: /s/ Donald J. Trump         Chairman of the Board,         February 17, 1994
- ------------------------------  President, Chief Executive
    Donald J. Trump             Officer (Principal Executive
                                Officer), Treasurer (Principal
                                Financial Officer) and sole
                                Director of the Registrant.


By: /s/ Robert E. Schaffhauser  Assistant Treasurer of the     February 17, 1994
- ------------------------------  Registrant (Principal
   Robert E. Schaffhauser       Accounting Officer)


TRUMP'S CASTLE ASSOCIATES


By: /s/ Donald J. Trump         Chairman, Board of Partner     February 17, 1994
- ------------------------------  Representatives
   Donald J. Trump


By: /s/ Nicholas L. Ribis       Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives and
   Nicholas L. Ribis            Chief Executive Officer


By: /s/ Roger P. Wagner         Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives and
   Roger P. Wagner              President


By: /s/ Ernest E. East          Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
   Ernest E. East

By: /s/ Asher O. Pacholder      Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
   Asher O. Pacholder


By: /s/ Wallace B. Askins       Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
   Wallace B. Askins


By: /s/ Thomas F. Leahy         Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
   Thomas F. Leahy


By: /s/ Robert E. Schaffhauser  Chief Financial and            February 17, 1994
- ------------------------------  Accounting Officer
   Robert E. Schaffhauser

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas L. Ribis and Ernest E. East, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature                                Title                       Date
- ---------                                -----                       ----

TRUMP'S CASTLE FUNDING, INC.


/s/ Donald J. Trump             Chairman of the Board,         February 17, 1994
- ------------------------------  President, Chief Executive
Donald J. Trump                 Officer (Principal Executive
                                Officer), Treasurer (Principal
                                Financial Officer) and sole
                                Director of the Registrant.


/s/ Robert E. Schaffhauser      Assistant Treasurer of         February 17, 1994
- ------------------------------  the Registrant (Principal
Robert E. Schaffhauser          Accounting Officer).

TRUMP'S CASTLE ASSOCIATES

By: /s/ Donald J. Trump         Chairman, Board of             February 17, 1994
- ------------------------------  Partner Representatives
     Donald J. Trump


By: /s/ Nicholas L. Ribis       Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives and
     Nicholas L. Ribis          Chief Executive Officer


By: /s/ Roger P. Wagner         Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives and
     Roger P. Wagner            President


By: /s/ Ernest E. East          Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
     Ernest E. East


By: /s/ Asher O. Pacholder      Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
     Asher O. Pacholder


By: /s/ Wallace B. Askins       Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
     Wallace B. Askins


By: /s/ Thomas F. Leahy         Member, Board of Partner       February 17, 1994
- ------------------------------  Representatives
     Thomas F. Leahy



By: /s/ Robert E. Schaffhauser  Chief Financial and            February 17, 1994
- ------------------------------  Accounting Officer
     Robert E. Schaffhauser

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump's Castle Associates
  and Subsidiary:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Trump's Castle Associates and subsidiary included in this registration statement and have issued our report thereon dated February 12, 1993. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the accompanying index are the responsibility of the management of Trump's Castle Associates and subsidiary and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                                 ARTHUR ANDERSEN & CO.

Roseland, New Jersey
February 12, 1993

                                                                     SCHEDULE II

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

      SCHEDULE II-AMOUNTS RECEIVABLE (PAYABLE) FROM (TO) RELATED PARTIES, UNDERWRITERS, PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992

=======================================================================================
                                   BALANCE AT                               BALANCE
                                   BEGINNING                                   AT
     NAME OF DEBTOR                OF PERIOD    ADDITIONS    DEDUCTIONS   END OF PERIOD
- ---------------------------------------------------------------------------------------
Year Ended December 31, 1990:
  The Trump Organization .......   $1,596,000   $4,458,000   ($6,050,000)   $    3,000
  Trump Plaza Associates .......       (3,000)   1,473,000      (989,000)      481,000
  New York Plaza Hotel .........       84,000      440,000      (436,000)       89,000
  Trump Taj Mahal Associates
    Limited Partnership ........        8,000    2,795,000    (2,265,000)      538,000
                                   ----------   ----------   -----------    ----------
                                   $1,684,000   $9,166,000   ($9,739,000)   $1,111,000
                                   ==========   ==========   ===========    ==========

Year Ended December 31, 1991:
  The Trump Organization .......    $   3,000   $  120,000       ($3,000)   $  120,000
  Trump Plaza Associates .......      481,000    1,121,000    (1,253,000)      349,000
  New York Plaza Hotel .........       89,000        -           (65,000)       24,000
  Trump Taj Mahal Associates
    Partnership ................      538,000    1,574,000    (2,042,000)       70,000
                                   ----------   ----------   -----------    ----------
                                   $1,111,000   $2,815,000   ($3,363,000)   $  563,000
                                   ==========   ==========   ===========    ==========

Year Ended December 31, 1992:
  The Trump Organization .......   $  120,000   $  154,000      ($74,000)   $  200,000
  Trump Plaza Associates .......      349,000    1,041,000    (1,054,000)      336,000
  New York Plaza Hotel .........       24,000       27,000       (51,000)         -
  Trump Taj Mahal Associates
    Partnership ................       70,000      999,000      (863,000)      206,000
                                   ----------   ----------   -----------    ----------
                                   $  563,000   $2,221,000   ($2,042,000)   $  742,000
                                   ==========   ==========   ===========    ==========


All of the above amounts are noninterest bearing and are due on demand.

=======================================================================================

                                                                      SCHEDULE V

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                       SCHEDULE V-PROPERTY AND EQUIPMENT

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992

=========================================================================================================
                                                                                OTHER
                                    BALANCE AT                                 CHANGES-       BALANCE AT
                                    BEGINNING     ADDITIONS                   ADDITIONS           END
                                    OF PERIOD      AT COST      RETIREMENTS  (DEDUCTIONS(A)    OF PERIOD
- ---------------------------------------------------------------------------------------------------------
Year Ended December 31, 1990:

  Land and land improvements ....  $ 47,770,000   $   160,000    $     -       $ 9,890,000   $ 67,766,000
  Buildings and building
    improvements ................   290,816,000     1,535,000          -        27,441,000    319,792,000
  Furniture, Fixtures and
    equipment ...................    81,236,000     3,079,000      (501,000)     7,580,000     91,394,000
  Construction in progress ......    37,663,000     8,149,000          -       (44,911,000)       901,000
                                   ------------   -----------    ----------    -----------   ------------
                                   $457,485,000   $12,869,000     ($501,000)   $      -      $469,853,000
                                   ============   ===========    ==========    ===========   ============

Year Ended December 31, 1991:

  Land and land improvements ....  $ 57,766,000   $   747,000     ($234,000)   $      -      $ 58,279,000
  Buildings and building
    improvements ................   319,792,000     1,088,000    (1,558,000)     1,048,000    320,370,000
  Furniture, Fixtures and
    equipment ...................    91,394,000     3,140,000      (276,000)       182,000     94,440,000
  Construction in progress ......       901,000     1,723,000        -          (1,230,000)     1,394,000
                                   ------------   -----------    ----------    -----------   ------------
                                   $469,853,000   $ 6,698,000   ($2,068,000)   $      -      $474,483,000
                                   ============   ===========    ==========    ===========   ============

Year Ended December 31, 1992:

  Land and land improvements ....  $ 58,279,000   $ 3,838,000    $    -        $      -      $ 62,117,000
  Buildings and building
    improvements ................   320,370,000        60,000      (347,000)     1,262,000    321,345,000
  Furniture, Fixtures and
    equipment ...................    94,440,000     2,137,000         -            617,000     97,194,000

  Construction in progress ......     1,394,000     2,886,000         -         (1,879,000)     2,401,000
                                   ------------   -----------    ----------    -----------   ------------
                                   $474,483,000   $ 8,921,000   ($  347,000)  $      -      $483,057,000
                                   ============   ===========    ==========    ===========   ============


(A) Represents the reclassification of completed projects to in-service classification.

=========================================================================================================

                                                                     SCHEDULE VI
                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

             SCHEDULE VI-ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992

==========================================================================================
                                                  ADDITIONS
                                    BALANCE AT    CHARGED TO                    BALANCE AT
                                    BEGINNING      COSTS AND                       END
                                    OF PERIOD      EXPENSES     RETIREMENTS     OF PERIOD
- ------------------------------------------------------------------------------------------
Year Ended December 31, 1990:

  Land improvements ............  $    777,000    $  186,000    $     -       $    963,000
  Buildings and building
    improvements ...............    28,074,000     7,866,000          -         35,940,000
  Furniture, fixtures and
    equipment ..................    54,854,000    11,803,000      (247,000)     66,410,000
                                  ------------   -----------   -----------    ------------
                                  $ 83,705,000   $19,855,000     ($247,000)   $103,313,000
                                  ============   ===========   ===========    ============

Year Ended December 31, 1991:

  Land improvements ............  $    963,000   $    86,000    $     -       $  1,049,000
  Buildings and building
    improvements ...............    35,940,000     7,959,000          -         43,899,000
  Furniture, fixtures and
    equipment ..................    66,410,000    12,436,000      (488,000)     78,358,000
                                  ------------   -----------   -----------    ------------
                                  $103,313,000   $20,481,000     ($488,000)   $123,306,000
                                  ============   ===========   ===========    ============

Year Ended December 31, 1992:

  Land improvements ............  $  1,049,000   $    86,000    $    -        $  1,035,000
  Buildings and building
    improvements ...............    43,899,000     8,004,000         -          51,903,000
  Furniture, fixtures and
    equipment ..................    78,358,000    11,278,000         -          89,636,000
                                  ------------   -----------   -----------    ------------
                                  $123,306,000   $19,368,000         -        $142,674,000
                                  ============   ===========   ===========    ============
==========================================================================================


                                                                   SCHEDULE VIII
                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                SCHEDULE VIII-VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992

==============================================================================================
                                        BALANCE AT   CHARGED TO                     BALANCE AT
                                        BEGINNING    COSTS AND       OTHER             END
                                        OF PERIOD     EXPENSES      CHARGES         OF PERIOD
- ----------------------------------------------------------------------------------------------
Year Ended December 31, 1990:

  Allowance for doubtful accounts ....  $2,629,000   $6,267,000   ($3,712,000)(A)   $5,184,000
                                        ==========   ==========    ==========       ==========
  Valuation allowance for interest
    differential on CRDA bonds .......  $3,672,000   $  113,000   ($3,111,000)(B)   $  674,000
                                        ==========   ==========    ==========       ==========

Year Ended December 31, 1991:

  Allowance for doubtful accounts ....  $5,184,000   $3,387,000   ($5,467,000)(A)   $3,104,000
                                        ==========   ==========    ==========       ==========
  Valuation allowance for interest
    differential on CRDA bonds .......  $  674,000   $  137,000   ($   58,000)      $  753,000
                                        ==========   ==========    ==========       ==========

Years Ended December 31, 1992:

  Allowance for doubtful accounts ....  $3,104,000   $2,290,000   ($2,673,000)(A)   $2,721,000
                                        ==========   ==========    ==========       ==========
  Valuation allowance for interest
    differential on CRDA bonds .......  $  753,000   $  656,000          -          $1,409,000
                                        ==========   ==========    ==========       ==========

(A) Write-off of uncollectible accounts.

(B) Write-off of allowance applicable to contribution of CRDA deposits.

==============================================================================================

                                                                     SCHEDULE IX

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

                       SCHEDULE IX-SHORT-TERM BORROWINGS

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992

======================================================================================
      CATEGORY                   WEIGHTED      MAXIMUM       AVERAGE       WEIGHTED
         OF                      INTEREST      AMOUNT         AMOUNT        AVERAGE
     AGGREGATE       BALANCE AT   RATE AT    OUTSTANDING   OUTSTANDING  INTEREST RATE
     SHORT-TERM         END       END OF     DURING THE     DURING THE     DURING THE
     BORROWINGS      OF PERIOD    PERIOD       PERIOD       PERIOD(A)      PERIOD(B)
- --------------------------------------------------------------------------------------
1990:

Line of credit ...  $13,000,000    11.0%    $15,000,000    $13,167,000       10.2%
Term loan ........   50,000,000    11.0      50,000,000     50,000,000       11.2
                    -----------    ----     -----------    -----------       ----
                    $63,000,000    11.0%    $65,000,000    $83,167,000       11.0%
                    ===========    ====     ===========    ===========       ====
1991:

Line of credit ...  $13,000,000     6.5%    $13,000,000    $13,000,000        8.6%
Term loan ........   50,000,000     7.5      50,000,000     50,000,000        9.6
                    -----------    ----     -----------    -----------       ----
                    $63,000,000     8.0%    $63,000,000    $83,000,000        9.0%
                    ===========    ====     ===========    ===========       ====
1992:

Line of credit ...  $     -          -      $     -        $    -              -
Term loan ........        -          -            -             -              -
                    -----------    ----     -----------    -----------       ----
                    $     -          -      $     -        $    -              -
                    ===========    ====     ===========    ===========       ====


(A) Computed by dividing the total of monthly outstanding balances by the total months during the period.

(B)  Computed by dividing interest expense on the borrowings by the average amount outstanding during the year.
======================================================================================

                                                                      SCHEDULE X

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY

             SCHEDULE X-SUPPLEMENTARY INCOME STATEMENT INFORMATION

              FOR THE YEARS ENDED DECEMBER 31, 1990, 1991 AND 1992


================================================================================
                                       CHARGED TO COSTS AND EXPENSES
                                --------------------------------------------
           ITEMS                    1990             1991           1992
- --------------------------------------------------------------------------------

Maintenance and repairs ......  $ 2,746,000      $ 2,120,000     $ 2,691,000
                                ===========      ===========     ===========
Taxes, other than payrolland
    income taxes:
  Gaming taxes ...............  $18,368,000      $15,480,000     $19,070,000
                                ===========      ===========     ===========

Real estate taxes ............  $ 7,743,000      $ 7,975,000     $ 6,808,000
                                ===========      ===========     ===========

Advertising costs ............  $ 7,229,000      $ 4,736,000     $ 6,101,000
                                ===========      ===========     ===========

================================================================================